Form 10-K, Exhibit 13
period 1993-12-31
DUN & BRADSTREET CORP
filed 1994-03-25
CIK 30419

EXHIBIT D

PERFORMANCE & OUTLOOK

Marketing Information Services

IMS International

IMS International is the world's leading provider of marketing, sales-management and medical information and decision-support services for the pharmaceutical industry. Customers use IMS' services to monitor and evaluate performance, forecast industry developments, reduce operating costs, make strategic business decisions and respond to demand for health-care cost management. IMS provides services in more than 70 countries and generates about 65 percent of its revenue outside the U.S.

______________________________________________________________________
On the strength of Xponent, IMS America gained new business and won the vast majority of competitive reviews for prescriber information services.
_______________________________________________________________________

1993 Performance Revenue was $613.9 million, up 4.7 percent on a reported basis, and up about 10 percent excluding the stronger dollar. Operating income* growth was substantial, reflecting solid revenue growth and productivity improvements.

Operating Highlights IMS America has enjoyed substantial success in adding new subscribers since it introduced Xponent, a unique prescriber-level information service, more than a year ahead of schedule. One of the most powerful sources of pharmaceutical sales and marketing information ever produced in the U.S., the Xponent service permits customers to measure sales performance more accurately, evaluate promotions and create customized micro-marketing programs. On the strength of the new service, IMS won the vast majority of supplier reviews by pharmaceutical manufacturers for sales-management and targeting information services in 1993, including a significant number of clients who had been using competitive services.

IMS also introduced PlanTrak, a managed-care information service, and began the phased launch of Xponent PlanTrak, a combined sales-management and micro-marketing service focused on information related to health-care reform.

IMS International introduced IDRAC, a CD-ROM system that delivers information and administrative services designed to help customers increase efficiency during the European Community regulatory approval process. IDRAC will be expanded in 1994 with national modules and multimedia capabilities.

IMS released MediPlus in Germany, the U.K. and France, an enhanced service that draws prescription and treatment data from physicians' personal computers and includes a graphical user interface, multiple language capabilities and faster response times. IMS' medical databases do not identify individual patients to protect privacy.

IMS America's health-care division agreed with the Health Industry Business Communications Council to develop a common category database that will substantially reduce industry-wide administrative costs by providing standard classifications for 240,000 medical and surgical products.
_______________________________________________________________________
*Operating income comments throughout the Performance & Outlook section are before restructuring income/expense net.

1994 Outlook IMS anticipates strong double-digit underlying revenue growth, driven in part by new products. Operating income will be up somewhat less than revenue growth, however, because of new-product investment spending. The long-term goal for IMS continues to be for growth above the corporate average.

A.C. Nielsen

A.C. Nielsen is the world's leading provider of marketing, media and television-audience research information and decision-support systems.

Nielsen Marketing Research

Nielsen Marketing Research provides consumer packaged goods manufacturers and retailers with retail, promotion, media, household and consumer information services and decision-support tools. Operating in 36 countries, the division generates about 70 percent of its revenue outside the U.S.

1993 Performance Nielsen Marketing Research reported worldwide revenue of $1.05 billion, down 6.4 percent on a reported basis from a year ago, but up about 3 percent excluding the impact of a stronger dollar and the divestiture of Donnelley Marketing Information Services. Excluding these factors, Nielsen generated a modest increase in operating income.

Operating Highlights Nielsen outsourced its U.S. mainframe computing and systems software operations to Electronic Data Systems (EDS) in 1993, a move that increased processing power and reduced by one-half the time required to deliver information to customers. It allows the company to focus its resources on rapid development of value-added services.

Nielsen Solution System, a total reengineering of how Nielsen North America manages and delivers information to customers, will go into production during 1994. The first large, open-architecture, client/server information-management system in the marketing research industry, Nielsen Solution System will allow customers to make fact-based business decisions using current marketplace information. It will deliver faster desktop access to complex marketing research information and provide customers with new capabilities to integrate external and internal data and create new databases responsive to changing conditions.

With Efficient Consumer Response (ECR) emerging as a major opportunity for manufacturers, distributors and retailers to reengineer distribution and promotion practices and eliminate waste in the supply chain, Nielsen became the first marketing research company to establish a unit devoted to ECR and other retail-oriented services. Nielsen acquired interests in NON-STOP Logistics, a provider of warehousing and distribution services, and in Scanner Applications, a promotion measurement company, and formed a Solutions Partners program that also includes NCH Promotional Services, Strategic Mapping and EDS.

__________________________________________________________________
IMS International and A.C. Nielsen, the world's largest marketing research businesses, formed closer links during 1993 to leverage their global capabilities, their decision-support services, and their complementary positions in over-the-counter (OTC) health-care information services.
____________________________________________________________________

Nielsen North America launched Opportunity Explorer and Promotion Simulator expert-system software that analyzes historical actions that affect product sales and simulates the impact of future promotion strategies. These products run on Nielsen Workstation PC software, the world's leading marketing and sales-management decision-support system, which is being enhanced for 1994. Nielsen has installed this Windows-based software on more than 10,000 personal computers at 2,000 customer sites.

In the highly competitive U.S. market, Nielsen won new contracts in 1993 with Continental Baking and Eastman Kodak. It also retained contracts with companies, including Coca-Cola Foods, Colgate-Palmolive, Pfizer, Philip Morris, Bausch & Lomb and Pillsbury. In early 1994, Nielsen gained a major contract with Bristol-Myers Squibb, winning back this customer's business from Information Resources, Inc. (IRI). Nielsen also reached a new agreement that expands its relationship with Johnson & Johnson, including recovering the McNeil division of J&J from IRI.


_________________________________________________________________________________
Marketing Information Services

Dollar amounts in millions     1993      1992    % Change   1991     1990     1989
_________________________________________________________________________________
Operating Revenue            $1,868.3  $1,893.9    -1.4    $1,832   $1,938  $1,715
Operating Income
  Before Restructuring
  Income/Expense - Net       $ 296.5     $302.7    -2.0      $286     $332    $312

Operating Margin
  % Before Restructuring
  Income/Expense - Net        +15.9      +16.0       -.6
___________________________________________________________________________________

  Excluding the impact of the stronger dollar and the divestiture of Donnelley Marketing Information Services, revenue growth was about 6% and operating income was up about 7%.


Nielsen International, which encompasses Asia-Pacific and Latin American operations as well as those in Europe, widened its lead against its competitors as it continued to reengineer and streamline operations to improve responsiveness to customers and accelerate product development. The unit began to roll out advanced scanning-based information services in the United Kingdom and France and will extend scanning capabilities to eight northern European countries in 1994. Nielsen International also will introduce a major new release of The Nielsen Inf*Act Workstation, a Retailer Workstation and a variety of additional decision-support applications.

Nielsen signed a five-year European partnership agreement with Procter & Gamble covering 32 product categories. Under a global agreement with Coca-Cola, Nielsen will provide marketing information on its beverage and foods categories in 27 nations.

Nielsen International established operations in Poland. It also acquired a majority interest in Cadem S.A., the leading marketing research firm in Chile, and acquired STARS, Puerto Rico's only store-audit service. In Turkey, Nielsen acquired an interest in Zet-Nielsen Business Information A.S., a marketing information provider, and established television-audience measurement services.

Nielsen also introduced national People Meter television audience-measurement services in Sweden and Singapore.

1994 Outlook Nielsen Marketing Research anticipates worldwide underlying revenue growth above the 3 percent growth achieved in 1993, with 1994 operating margins consistent with last year due to new-product investment spending. The long-term goal for Nielsen is growth at the corporate average.

Nielsen Media Research

Nielsen Media Research reported solid growth in revenue and operating income, as its annual revenue exceeded $200 million for the first time. Nielsen Media's customers include national and local television broadcasters, cable networks and systems, syndicators, advertisers and advertising agencies.

Nielsen Media introduced metered local audience-measurement service in the Orlando-Daytona Beach-Melbourne market in Florida during 1993. In February 1994, Nielsen entered the West Palm Beach-Ft. Pierce market, bringing the total number of Nielsen metered markets to 30, with Cleveland and Detroit to follow later in the year. The Arbitron Co. announced in 1993 that it was discontinuing syndicated local market television and cable ratings service.

_______________________________________________________________________
Nielsen built competitive momentum, winning numerous contracts with major clients and, in early 1994, capturing the Bristol-Myers Squibb account from IRI.
_______________________________________________________________________

Nielsen Media launched the first phase of a new national delivery system that, when completed, will provide online delivery and cross-media analysis of broadcast, cable and syndication data. The division's Personal NAD Facility, also introduced in 1993, became the first system using CD-ROM technology to deliver demographic breakdowns of viewership for selected market areas for all national TV programming sources.

In 1994, Nielsen Media Research is expecting strong double-digit growth in revenue and operating income.


Risk Management and Business Marketing Information Services

Dun & Bradstreet Information Services

Dun & Bradstreet Information Services (DBIS) is the world's leading supplier of business-to-business risk management, credit and marketing information and decision-support services that build customers' profitability and sales. The division maintains operations in 34 countries, a data-collection network spanning nearly 200 nations and a database covering more than 32 million businesses worldwide. Its nine-digit D-U-N-S Number, endorsed by the United Nations as a standard business identifier for cross-border electronic data interchange, is a unique tool for establishing corporate family relationships worldwide. DBIS also provides receivables-management services worldwide and credit insurance in the U.S. The business generates about 35 percent of its revenue outside the U.S.

1993 Performance Worldwide DBIS revenue was $1.20 billion, up about 1 percent from 1992 on a reported basis, and up about 3 percent excluding the impact of the stronger dollar and the acquisition of Soliditet. The division reported solid growth in operating income for the year, with higher operating margins resulting from continuing productivity improvements.

DBIS North America reported a slight increase in revenue from a year ago. Revenue from U.S. credit services increased 3 percent to $559 million, with a small increase in sales for the year. DBIS Europe had a modest decrease in revenue on a reported basis, but posted a slight increase excluding the acquisition of Soliditet and the unfavorable impact of a stronger dollar.

Operating Highlights DBIS took a number of actions to introduce integrated business information services and to enhance its traditional information products. The division introduced portfolio-analysis services in the U.S. and the U.K., and database-marketing services in the U.S., that allow customers to integrate their own information with DBIS' data and perform analyses that highlight risk and identify marketing opportunities. These services generated significant new revenue in their initial release.

In North America, DBIS enhanced the Business Information Report. New features of the report include the D&B Paydex Score and an explanation of the score, which rates a company's past payment performance.

_______________________________________________________________________
DBIS continued its aggressive global expansion by acquiring Soliditet, the leading provider of business information in Sweden, Norway and Finland.
________________________________________________________________________

DBIS North America formed an alliance with Equifax, a consumer credit reporting company, to develop new information-driven solutions for customers, including credit scores on virtually all small businesses in the U.S. by the end of 1994. DBIS also increased the number of businesses on which it provides credit scores from 4.5 million to 10 million.

In Europe, DBIS acquired Soliditet in May and moved quickly to integrate the company. Soliditet is the leading provider of commercial credit information in Sweden, Norway and Finland.

DBIS formed a joint venture with the European Bank for Reconstruction and Development to accelerate the development of business information services in Central and Eastern Europe. With sanctions lifted, DBIS began supplying customers worldwide with information on South African companies through an arrangement with ITC, the company D&B divested in 1986.

DBIS rolled out D&B Access PC software to eight European countries, where it accounted for as much as 65 percent of online inquiries by year-end. D&B Access provides fast, flexible delivery of business information to customers and a wider range of information options.

DBIS began providing global online access to information on firms in Mexico in August, meeting customer needs driven in part by the North American Free Trade Agreement and the fast-growing Mexican economy. D&B's database on Mexican companies was increased from 75,000 to 300,000 files by year-end.

DBIS' APLAN network technology, which supports developments in Mexico, was also expanded in Venezuela, Japan and Taiwan, providing customers with domestic, regional and global business information delivered in those countries' languages. Argentina, Chile, Peru and Brazil will be added to the network in 1994.

1994 Outlook Worldwide DBIS underlying revenue growth is expected to be in the mid-single digits. Strong growth in operating income is expected in 1994, with further improvements in productivity. The long-term goal for DBIS is growth at the corporate average.

Moody's Investors Service

Moody's Investors Service issues ratings on corporate and government obligations and issuers of commercial paper in the U.S., Canada, Europe and Asia/Pacific, and publishes business and financial information.

1993 Performance Moody's reported strong revenue growth and a substantial increase in operating income for the third consecutive year, reflecting continuing favorable bond-market conditions.

Operating Highlights Moody's continued to extend its international capabilities while maintaining its strong leadership position in the U.S. Moody's geographic expansion, including the official opening of its Madrid office, continues as capital flows become increasingly global. Moody's also maintains offices in London, Paris, Frankfurt, Sydney and Tokyo.

During the year, Moody's Corporate Department issued first-time ratings on six companies that specialize in derivative products and developed a capability to deliver opinions and ratings electronically to clients. Moody's also established a Global Credit Research Client Service Desk to facilitate communication with analysts and serve the needs of strategic corporate fixed-income investors worldwide; increased the number of non-U.S. investor briefings on global credit topics; initiated teleconferences that allow investors to discuss timely credit issues with Moody's analysts; and established a calling program that has built stronger relationships between Moody's analysts and strategic investors.


_________________________________________________________________________________
Risk Management and Business Marketing Information Services

Dollar amounts in millions     1993      1992    % Change   1991     1990     1989
_________________________________________________________________________________
Operating Revenue            $1,564.2  $1,520.6    +2.9    $1,397   $1,351  $1,330
Operating Income
  Before Restructuring
  Income/Expense - Net       $ 404.6     $379.6    +6.6      $285     $253    $374

Operating Margin
  % Before Restructuring
  Income/Expense - Net        +25.9      +25.0     +3.6
___________________________________________________________________________________

  Excluding the impact of the stronger dollar and the acquisition of Soliditet, revenue growth was up about 5% and operating income was up about 11%.


________________________________________________________________________
Favorable bond-market conditions led to another record performance at Moody's in 1993.
________________________________________________________________________

Moody's Public Finance assigned a record 13,500 ratings in 1993 as U.S. municipal volume totaled $290 billion, the highest ever recorded. Facing this volume, Public Finance expanded its analytical focus on the revenue sectors of the markets, strengthening its market position, by creating revenue specialty groups. Public Finance also established a full capacity rating desk in its Western Regional Office and launched a new product devoted exclusively to refunded bonds that includes new weekly, biweekly and quarterly updates. Refunding volume accounted for close to 65 percent of market volume in 1993.

In the U.S., where Moody's Financial Information Services (FIS) installed its 1,000th CD-ROM customer, the department placed sales personnel in San Francisco and Dallas to build market share for Moody's products. FIS also signed a letter of intent with Toyo Keizai, Japan's largest business information company, to produce an English-language CD-ROM product containing data on Japanese public companies.

1994 Outlook The anticipated slowdown in the volume of refinancings and new debt issues did not occur in 1993 and is now expected to occur in 1994, even though the market continues to exhibit strong volume.
Consequently, Moody's is not anticipating growth in 1994 and may experience a decline in revenue and operating income. Long-term, Moody's is expected to achieve growth at the corporate average, with some variability due to changing bond-market conditions.

________________________________________________________________________
Interactive Data provides securities-related information and software to the investment community in North America, Europe and Asia/Pacific. Interactive Data's revenue and operating income increased in 1993.


Software Services

Dun & Bradstreet Software

D&B Software, with revenue of more than $400 million, is a worldwide leader in the marketplace for client/server and mainframe software for financial, human-resources, distribution and manufacturing applications and decision-support.

1993 Performance Excluding the impact of the divestiture of Information Associates and the stronger dollar, D&B Software reported a modest decline in revenue. Excellent growth in client/server revenue, which exceeded expectations by nearly 200 percent, was offset by an anticipated decline in mainframe software revenue. However, D&B Software achieved an excellent increase in operating income, reflecting the positive impact of a workforce reduction, the consolidation of certain activities and the closing of two facilities.


__________________________________________________________________________________
Software Services

Dollar amounts in millions     1993      1992    % Change   1991     1990     1989
_________________________________________________________________________________
Operating Revenue            $ 475.6     $533.5   -10.9     $ 557    $558   $ 230
Operating Income
  Before Restructuring
  Income/Expense - Net       $  43.7     $ 18.7   +133.7     $ 43     $ 57    $ 33

Operating Margin
  % Before Restructuring
  Income/Expense - Net         +9.2       +3.5    +162.9
___________________________________________________________________________________

  Excluding the impact of the stronger dollar and the divestiture of Information Associates, revenue declined about 7%, and operating income was up about 113%.


Operating Highlights Sales of SmartStream client/server software contributed to D&B Software's improved operating income performance in 1993.

The division released FinancialStream, the first SmartStream applications package in September, and an enhanced version of SmartStream Decision Support in July. By year-end, D&B Software recognized revenue from client/server sales representing approximately 300 customer sites.

________________________________________________________________________
Customers responded enthusiastically to D&B Software's initial client/server offerings, as revenues exceeded expectations by nearly 200 percent.
________________________________________________________________________

SmartStream provides companies with enhanced workflow and information-distribution capabilities. Faster, easier access to business information through Windows-based desktop workstations allows more business processes to be automated. Global functionality will permit the software to be easily adapted and used in international operations. The remaining elements of the enterprise-wide SmartStream architecture, covering human resources and manufacturing & distribution applications, are scheduled for release during 1994.

Early SmartStream results included several sales to customers who will use the software's full capabilities for reengineering business processes for greater productivity and profitability. Other customers focused on targeted applications and business functions as they began to make the transition from mainframe to client/server-based computer architectures.

D&B Software continued to provide customers with flexible approaches to converting to client/server computing. The division also delivered a number of enhancements to its mainframe software during the year and improved the maintenance and support services it provides to mainframe software customers.

D&B Software has established third-party development and/or marketing relationships with a number of organizations, including Microsoft, Data General, Hewlett-Packard, IBM, Sybase, Andersen Consulting and Price Waterhouse.

D&B Software established direct operations in Malaysia to serve a growing client base in that country.

1994 Outlook Nineteen-ninety-four is expected to be an exciting year for D&B Software, with substantial growth in client/server revenue. However, given the anticipated continuing decline in mainframe software revenue, D&B Software's total revenue may not increase and could be down slightly. Nonetheless, with the anticipated growth in client/server revenue and further productivity improvements, operating income is expected to be up substantially. Long-term, D&B Software is expected to achieve growth above the corporate average.

________________________________________________________________________
Sales Technologies is the largest U.S. supplier of sales automation solutions, with operations also in Canada, Germany, the U.K. and France. The division reported a decline in revenue and an operating loss.

________________________________________________________________________
Erisco, which provides software and services for health-care administration, reported a significant increase in operating income, but a modest decrease in revenue due to the discontinuation of its Defined Contribution Services product line.


Directory Information Services

Reuben H. Donnelley

Reuben H. Donnelley compiles, publishes or serves as sales and marketing representative for more than 400 yellow pages directories in 17 states and the District of Columbia. Donnelley serves markets in various regions of the U.S. in association with NYNEX, Cincinnati Bell and Sprint, and is a proprietary publisher in the mid-Atlantic area and southern California. DonTech, a partnership with Ameritech Advertising Services, Inc., serves Illinois and northwestern Indiana. Thomson Directories Ltd., a partnership with The Thomson Corporation, serves markets in the United Kingdom through 155 directories.

1993 Performance Directory Information Services' reported revenue increased 7.5 percent to $450.7 million, primarily as a result of timing factors. Excluding the impact of timing factors, revenue was essentially unchanged. Underlying sales of yellow pages directories also were essentially unchanged. Operating income rose 14.8 percent to $185.2 million. Excluding the impact of timing factors, segment operating income was up about 3 percent.


_________________________________________________________________________________
Directory Information Services

Dollar amounts in millions     1993      1992    % Change   1991     1990     1989
_________________________________________________________________________________
Operating Revenue            $ 450.7     $419.4    +7.5     $ 463    $450   $ 437
Operating Income
  Before Restructuring
  Income/Expense - Net       $ 185.2     $161.3    +14.8     $209     $184    $162

Operating Margin
  % Before Restructuring
  Income/Expense - Net        +41.1      +38.5     +6.8
___________________________________________________________________________________

  Excluding the impact of timing factors, revenue was essentially unchanged and operating income was up about 3%.


Operating Highlights Donnelley conducted a major reengineering of its operations that will reduce its costs, increase productivity and support the development of new advertising products for emerging electronic media. These steps included shortening the production phase for many directories, which increases the time available for sales campaigns and improves advertising quality.


________________________________________________________________________
Donnelley's major reengineering has created a new platform for building sales growth and developing new products.
________________________________________________________________________

In addition, Donnelley introduced workstation-based account-planning and territory-management software that helps sales representatives analyze their assignments, segment key industry sectors, calculate customers' return on investment and apply D&B Information Services' marketing and business information. The planned increase in the use of laptop computers will further improve customer service and satisfaction, automate additional publishing and administrative functions, and contribute to the development of an easily adaptable, digitized database of advertising information.

1994 Outlook Directory Information Services expects a modest increase in underlying revenue and a strong increase in underlying operating income as a result of productivity actions initiated in 1993. While long-term growth is expected to be below the corporate average, Donnelley remains a high-margin business with a strong cash flow.


Other Business Services

Dun & Bradstreet Plan Services provides group-health-insurance marketing and administration services to insurance companies, agents and businesses. Dun & Bradstreet Pension Services supplies pension and profit-sharing services. Dun & Bradstreet Plan Services reported declines in revenue and operating income.

NCH Promotional Services provides cents-off coupon redemption, promotion, processing and management services to retailers and manufacturers. The division reported declines in revenue and operating income, due in part to actions taken to improve cash flow and overall profitability.

Dataquest provides global market research, analysis and consulting services for information technology, hardware, software, communications and services companies, and for the heavy-machinery industry. The division posted a slight increase in revenue and significantly reduced its operating loss during the year.

Gartner Group, with offices in 25 countries, is a leading provider of research, analysis and advisory services to users and suppliers of information technology systems and software. In April, The Dun & Bradstreet Corporation acquired a majority interest in Gartner Group from Information Partners Capital Fund L.P. Following a public offering of Gartner stock, D&B retained 52 percent ownership.

Gartner posted substantial growth in revenue and operating income. The unit continued to expand its range of information-technology research services by acquiring New Science Associates, Inc., a provider of complementary subscription-based services. In January 1994, it acquired Real Decisions Corp., which provides asset and resource management services and corporate information technology benchmarking.

_______________________________________________________________________
Gartner Group posted revenue growth of more than 20 percent, with even higher growth in profits and expanding margins.
________________________________________________________________________

D&B Health Care Information was formed in 1993 to address new market opportunities in health-care information and decision-support services. In July, the division acquired Health Research Network, a provider of clinical information on the incidence and treatment of HIV/AIDS.

The division was selected by the U.S. Centers for Disease Control to track HIV/AIDS. The study will create a national database on AIDS-related conditions and trends in prevention and treatment. D&B HealthCare acquired Lexecon Health Service, Inc., in January 1994, the largest non-government supplier of patient outcome studies to U.S. health-care providers.


________________________________________________________________________________
Other Business Services

Dollar amounts in millions     1993      1992    % Change   1991     1990     1989
_________________________________________________________________________________
Operating Revenue            $ 351.6     $383.3    -8.3     $ 402    $540   $ 607
Operating Income
  Before Restructuring
  Income/Expense - Net       $  28.0     $ 50.4    -44.4     $ 37     $ 63    $ 82

Operating Margin
  % Before Restructuring
  Income/Expense - Net         +8.0      +13.1     -38.9
___________________________________________________________________________________

  Adjusted for the timing effect of the acquisition of Gartner Group and the divestiture of Datastream, and the impact of the stronger dollar, revenue was essentially unchanged and operating income was up about 11%.



Corporate Resources

DunsNet is the company's worldwide telecommunications network that supports the delivery of online products of D&B operating units to customers in North America, Europe and Asia/Pacific. (Costs are allocated across all business segments.)

DunsGate develops and maintains advanced electronic information products and distribution systems that give customers faster, easier and more effective access to D&B data and services through their telephones, personal computers and facsimile machines. (Costs are allocated across Risk Management and Business Marketing Services and Other Business Services.)

________________________________________________________________________

This discussion mentions several products and company names that are trademarks of other companies. It is not our intention to claim these names or trademarks as our own.
________________________________________________________________________

FINANCIAL REVIEW


The Company reported earnings per share in 1993 of $3.36, up 8.4% from $3.10 a year ago, excluding the adoption of Financial Accounting Standards (FASB) Statements of Financial Accounting Standards (SFAS) No. 112 and No. 106 and a net restructuring charge of $166.7 million after-tax. (See Notes 2 and 5 to the Consolidated Financial Statements.) Full-year earnings per share were reduced by $.05 per share as a result of the increase in the U.S. corporate income tax rate. Including the effect of these factors, the Company reported 1993 earnings per share of $.23 and net income of $38.1 million.
    Operating revenue in 1993 was down .8% to $4,710.4 million from $4,750.7 million a year ago. Excluding the effects of divestitures and acquisitions, the adverse impact of the stronger dollar and certain timing factors, 1993 revenue for D&B's current portfolio of businesses was up about 3.5%.
    In 1993 the Company sold Donnelley Marketing Information Services
(DMIS), redeemed preferred shares and notes related to the sales of Donnelley Marketing and Datastream and resolved certain contingencies related to other divestitures. As a result of the above transactions, a $40.0 million gain was recognized.
    In 1993, the Company also recognized a $21.0 million non-operating gain related to the initial public offering of Gartner Group, Inc. (Gartner Group) in which the Company holds a majority interest. In connection with the above operating and non-operating gains, the Company recorded $61.0 million of restructuring expense related to work-force reductions (non-severance costs) and restructuring of certain operations and businesses.
    Additional restructuring actions initiated in 1993 totaling $256.5 million represented an acceleration of ongoing efforts to achieve long-term productivity improvements and to leverage the Company's global synergies. A significant portion of the charge was for downsizing the number of data-processing centers, reducing worldwide real estate costs, and reengineering back-office accounting functions. The ongoing pre-tax savings from these synergy actions, which are expected to grow in the next few years to approximately $100 million annually, will be used principally for initiatives to accelerate revenue growth. (See Note 5 to the Consolidated Financial Statements.)
    Operating income before restructuring expense-net in 1993 increased 5.6% to $830.0 million from $785.9 million in 1992. Excluding the effects of divestitures and acquisitions, the stronger dollar, certain timing factors and restructuring expense-net, 1993 operating income was up about 13%. Operating income after restructuring expense-net decreased to $552.5 million.
    For the Company's current portfolio of businesses, operating expenses excluding restructuring expense-net and the effect of the stronger dollar increased 1.7% in 1993 compared with 1992, reflecting productivity improvements.
    In 1993, the Company adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The adoption of SFAS No. 112 and SFAS No. 106 resulted in one-time, non-cash, after-tax charges of $250 million and $140 million, respectively, in the first quarter. (See Note 2 to the Consolidated Financial Statements.)
    Interest income-net 1993 was $26.9 million, compared with interest income-net of $11.3 million a year ago, reflecting lower interest expense due in part to a lower level of short-term borrowings, a larger portfolio of marketable securities and interest income on notes related to the sale of Datastream. In effect, a portion of the increase in interest income-net represented an offset to the absence of operating income from divested businesses.
    Non-operating income-net in 1993 included a $21.0 million gain from the initial public offering of Gartner Group. Other expense-net of $12.4 million in 1993 compared with other expense-net of $2.0 million a year ago reflected the minority interests' share of income/loss of majority-owned subsidiaries and various partnerships.
    The Company's effective tax rates were 27.1%, 30.4% and 31.3% in 1993, 1992 and 1991, respectively. The lower rate in 1993 primarily reflected the favorable tax effects of the fourth-quarter restructuring charge. Excluding the effects of the charge, the full-year tax rate would have been 29.5%, reflecting the continuing favorable effects of global tax-planning actions, partially offset by the increase in the U.S. corporate income tax rate.
    Return on average shareowners' equity (excluding restructuring expense-net of $277.5 million, a $21.0 million gain from Gartner Group's sale of stock and the cumulative effect of accounting changes in 1993) was 34.6%, 26.1% and 25.2% in 1993, 1992 and 1991, respectively. Return on average shareowner's equity was 24.9% in 1993, before cumulative effect of accounting changes.
    Shareowners' Equity totaled $1,111.3 million at December 31, 1993, compared with $2,156.0 million at December 31, 1992. The decline was principally attributed to the repurchase of the Company's common stock that was authorized by the Company's Board of Directors after considering a number of factors, including the favorable long-term growth prospects of the Company, its continuing strong cash flow and cash position, and the attractive financial implications of a share repurchase for the Company, resulting in part from low interest rates and the Company's high dividend yield. The decline also reflected the after-tax effects of adopting SFAS No. 112 and SFAS No. 106 and the after-tax effect of restructuring expense. The Company believes that because of its strong cash flow characteristics (described in the Liquidity Section below) the lower level of shareowners' equity will not have a material effect on the Company's ability to obtain appropriate financing to meet the growth needs of the Company.
    Regarding 1994, the Company is anticipating growth in earnings per share somewhat above the 8.4% growth in 1993 earnings per share to $3.36, which excludes the $256.5 million net restructuring charge and the impact of the required accounting changes.
    The Company also believes it will achieve underlying revenue growth in 1994 above its 1993 underlying revenue growth of about 3.5%, despite the expected continuing weak growth in the global economy in 1994.
    Marketing Information Services reported a 1.4% decrease in revenue in 1993 to $1,868.3 million from $1,893.9 million in 1992 as a result of the impact of the stronger dollar and the divestiture of Donnelley Marketing Information Services (DMIS). Excluding these factors, full-year revenue growth for the segment was about 6%. IMS International's 1993 revenue was $613.9 million, up 4.7% on a reported basis, and up about 10% excluding the impact of the stronger dollar. Nielsen Marketing Research reported worldwide revenue of $1.05 billion, down 6.4% on a reported basis from a year ago but up about 3% excluding the impact of the stronger dollar and the divestiture of DMIS. Nielsen Media reported a solid increase in revenue for 1993. Reported operating income for the segment, excluding restructuring expense-net, decreased 2% to $296.5 million from $302.7 million a year ago. Adjusted for the divestiture of DMIS and the impact of the stronger dollar, operating income was up about 7%, reflecting productivity improvements at IMS International and Nielsen Marketing Research International, partially offset by higher costs at Nielsen Marketing Research in the United States.
    Risk Management and Business Marketing Information Services' revenue in 1993 was up 2.9% to $1,564.2 million from $1,520.6 million in 1992. Excluding the impact of the stronger dollar and the acquisition of Soliditet, full-year revenue was up about 5%. Dun & Bradstreet Information Services (DBIS) North America reported a slight increase in revenue from a year ago. U.S. credit services' 1993 revenue was up 3% to $559 million. U.S. credit services posted a small increase in sales for the full year. DBIS Europe had a modest decrease in revenue in 1993 on a reported basis, but posted a slight increase excluding the acquisition of Soliditet and the unfavorable impact of the stronger dollar. Moody's Investors Service reported a strong increase in revenue for the year, reflecting favorable bond market conditions. Reported operating income for the segment, excluding restructuring expense-net, increased by 6.6% in 1993 to $404.6 million from $379.6 million in 1992. Excluding the impact of the stronger dollar, the acquisition of Soliditet and restructuring expense-net, operating income was up 11%, as a result of the 5% growth in underlying revenue and significant productivity improvements.

    Software Services reported a 10.9% decrease in revenue in 1993 to $475.6 million from $533.5 million. Excluding the impact of the stronger dollar and divestiture of Information Associates, 1993 segment revenue decreased about 7% and D&B Software had a modest decline. Operating income for the segment, excluding restructuring expense-net, increased by 133.7% to $43.7 million in 1993 from $18.7 million in 1992, reflecting the positive impact of a work-force reduction, the consolidation of certain activities and the closing of two facilities at D&B Software. Excluding the impact of the stronger dollar, the divestiture of Information Associates and restructuring expense-net, operating income was up about 113%, reflecting the above actions to improve productivity.
    Directory Information Services' reported revenue increased 7.5% to $450.7 million from $419.4 million, primarily as a result of timing factors. Excluding the impact of timing factors, segment revenue was essentially unchanged. Underlyling sales of yellow pages directories were essentially unchanged compared with last year. Operating income for the segment, excluding restructuring expense-net, increased 14.8% to $185.2 million in 1993 from $161.3 million in 1992. Excluding the impact of timing factors and restructuring expense-net, operating income for the segment was up about 3%.
    Other Business Services reported an 8.3% decrease in revenue in 1993 to $351.6 million from $383.3 million in 1992. Adjusted for the timing effect of the acquisition of Gartner Group and the divestiture of Datastream, and the impact of the stronger dollar, segment revenue was essentially unchanged. Gartner Group posted a substantial increase in revenue. NCH Promotional Services reported a decrease in revenue, due in part to actions taken to improve profitability and cash flow. Dun & Bradstreet Plan Services also reported a decrease in 1993 revenue. Operating income for the segment, excluding restructuring expense-net, decreased 44.4% to $28.0 million in 1993 from $50.4 million in 1992. Adjusted for the timing effect of the acquisition of Gartner Group and the divestiture of Datastream, the stronger dollar and restructuring expense-net, operating income was up about 11%, due principally to a strong contribution from Gartner Group.
    In 1992, the Company reported earnings per share of $3.10, up 9.2% from $2.84 per share in 1991. Net income for 1992 increased 9.3% to $553.5 million from $506.5 million in 1991.
    Operating revenue in 1992 increased $99.7 million, or 2.1% to $4,750.7 million from $4,651.0 million in 1991. Revenue growth in 1992 was held down by the effects of four divestitures--Donnelley Marketing in February 1991, the communications unit of IMS International in July 1991, Information Associates in June 1992 and Datastream International in September 1992--as well as by the impact of changes in contractual arrangements at Reuben H. Donnelley in 1991. Excluding these factors, and the impact of a slightly weaker dollar, revenue growth for D&B's current portfolio of businesses was about 5%, which was held down by the negative impact of economic and industry conditions on Directory Information Services and Dun & Bradstreet Software.
    Operating income in 1992 increased by 5.6% to $785.9 million from $744.3 million in 1991. Excluding the effects of divestitures, the 1991 changes in the Donnelley contracts, 1991 restructuring expense and the impact of a slightly weaker dollar, operating income increased by about 9%.
    Operating expenses excluding the effect of acquisitions and divestitures, restructuring expense-net and the impact of a weaker dollar, increased 4% in 1992 compared with 1991.
    Interest income-net in 1992 was $11.3 million, compared with interest expense-net of $10.1 million in 1991, reflecting a larger portfolio of marketable securities and a lower level of short-term borrowings, due to a significant increase in cash flow from operations and proceeds from the sales of Datastream International and Information Associates. In effect, a portion of the increase in interest income-net represented an offset to the absence of operating income from divested businesses.
    Other expense-net in 1992 was $2.0 million compared with other income-net of $3.1 million in 1991. Other expense-net in 1992 included a $3.4 million gain on foreign-currency put options, compared with an $11.2 million gain in 1991.
    In 1991, the Company reported earnings per share of $2.84, up 1.8% from $2.79 per share in 1990. Net income was essentially unchanged at

$506.5 million, compared with $506.7 million in 1990. Earnings per share increased, while net income was flat, because of the impact of share repurchases in 1990.
    Operating revenue in 1991 decreased by $186.3 million or 3.9% to $4,651.0 million from $4,837.3 million in 1990. The decrease in operating revenue was attributable to the divestitures of Zytron, Neodata Services and Petroleum Information in 1990, Donnelley Marketing in February 1991 and the communications unit of IMS in July 1991. Adjusted for these divestitures, revenue growth for the Company approximated 5% in 1991, despite recessionary conditions.
    Operating income in 1991 decreased 5.4% to $744.3 million from $786.9 million in 1990, as a result of divestitures. The positive effect of changes in contractual arrangements between Reuben H. Donnelley and several telephone companies was offset by net restructuring expense of $15 million. Excluding the effects of divestitures, the changes in Reuben H. Donnelley contracts and restructuring expense-net, operating income increased by about 4%.
    Operating expenses excluding restructuring expense-net in 1991 decreased 3.9% compared with 1990. The decrease in operating expenses was due to the absence of expenses from divested units.
    Interest expense-net in 1991 was $10.1 million compared with interest income-net of $1.5 million in 1990, reflecting a lower portfolio of marketable securities that resulted from a number of factors, including the use of funds for restructuring payments and 1990 share repurchases.
    Other income-net in 1991 was $3.1 million, compared with other expense-net of $20.6 million in 1990, and included an $11.2 million gain on foreign-currency put options.
    In line with its often stated strategy of sharpening its focus on key markets for information services, during 1991, Donnelley Marketing and the communications unit of IMS were sold in the first and third quarters, respectively. In 1992, the Information Associates unit of Dun & Bradstreet Software and Datastream International were sold during the second and third quarters, respectively.
    Restructuring actions initiated in 1992 included the reorganization of European operations at Nielsen Marketing Research, and work-force reductions and actions to consolidate operations at Dun & Bradstreet Software and Reuben H. Donnelley. The pre-tax costs of these actions essentially offset a pre-tax gain of $107 million on the sales of Datastream International and Information Associates (See Note 5 to the Consolidated Financial Statements.)
    Restructuring actions initiated by the Company in 1991 included the consolidation of regional operations, management realignments and the restructuring of certain operations at Reuben H. Donnelley, as well as work-force reductions at Nielsen Marketing Research, Dun & Bradstreet Software and Dun & Bradstreet Information Services. The pre-tax costs of these actions totaled $113 million and were largely offset by a pre-tax net gain of $98 million on divestitures. (See Note 5 to the Consolidated Financial Statements.) The resulting net restructuring expense of $15 million was largely offset by benefits from changes in Reuben H. Donnelley contracts.
    In 1993, 1992 and 1991, certain restructuring actions initiated in 1992, 1991 and 1990 were completed at a lower cost than originally estimated and other actions required more costs to implement than originally expected. In addition, costs to complete certain actions being implemented changed based on revised estimates and experience to date. In a number of instances, new restructuring actions were initiated to complement or enhance original actions and certain actions were expanded, contracted or discontinued based on changed circumstances. While the total costs of all restructuring actions remained unchanged, the changes in estimates and other changes did impact operating income by business segment. (See Notes 5 and 14 to the Consolidated Financial Statements.)
    Restructuring actions significantly affect year-to-year comparisons of operating income by segment. Accordingly, Marketing Information Services reported operating income of $243.5 million in 1993 compared with operating income of $257.2 million and $362.5 million in 1992 and 1991, respectively. Risk Management and Business Marketing Information Services reported operating income in 1993 of $307.6 million, compared with operating income of $371.0 million and $250.4 million in 1992 and 1991, respectively. Software Services' operating loss for 1993 totaled $24.6 million, compared with an operating loss of $19.2 million and operating income of $29.2 million in 1992 and 1991, respectively. Directory Information Services operating income in 1993 totaled $170.3 million, compared with $154.0 million and $175.6 million in 1992 and 1991, respectively. Other Business Services' operating income in 1993 totaled $24.8 million, compared with $149.8 million and $36.1 million in 1992 and 1991, respectively.

Non-U.S. Operations and Monetary Assets-The Company has operations in more than 60 countries. Approximately 38% of the Company's revenues in 1993 were from non-U.S. operations, including approximately 27% from European operations. The percentage of the Company's revenue from non-U.S. (particularly European) opeations declined in 1993 compared with 1992 because of the effect of divestitures in 1992 and the strengthening of the U.S. dollar in 1993. Non-U.S. operations accounted for approximately 33% of the Company's operating income in 1993, including European operations, which accounted for approximately 22%. Changes in the value of non-U.S. currencies relative to the U.S. dollar cause fluctuations in U.S. dollar operating results. In 1993, foreign currency translation decreased U.S. dollar revenue and operating income growth by approximately 4%.
    Since 1989, the Company has used various financial instruments, which have provided partial protection against foreign currency exposures versus annual plan; however, this practice did not avoid year-to-year fluctuations in U.S. dollar operating results resulting from foreign currency translation. For 1994, the Company does not plan to continue this practice; however, the cost/benefit of this practice will be re-evaluated periodically and might be used in the future.
    Non-U.S. monetary assets are maintained in European currencies, principally in Germany, Switzerland, the Netherlands, Italy, the United Kingdom and Spain. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to shareowners' equity. The effect of exchange rate changes during 1993 reduced the U.S. dollar amount of cash and cash equivalents by approximately $40 million.

Liquidity and Financial Position - The Company's financial condition continues to be very strong. At December 31, 1993, cash, cash equivalents and current marketable securities totaled $669 million and short-term debt totaled $258 million, including $166 million of Alaska Native Corporation obligations.
    In 1993, the Company continued to be a strong generator of cash from operating activities. Cash generated from operating activities less cash outlays for capital expenditures and computer software and other intangibles additions totaled $493 million, which exceeded dividend payments of $423 million. In 1994, the Company expects to continue this strong performance before the effect of two abnormally large cash outlays for restructuring expenses and postemploymenet benefits. In
1994, the Company anticipates cash outlays in the range of $170 million for restructuring actions, primarily associated with restructuring actions initiated in 1993, and cash outlays in the range of $200 million for postemployment benefits, primarily severance pay. In 1994, after the effect of the above two abnormally large expenditures, the Company expects to be a moderate user of cash.
    Net cash provided by operating activities totaled $932.2 million for 1993, compared with $1,002.3 million and $663.2 million for 1992 and 1991, respectively. The decrease of $70.1 million in net cash provided by operating activities primarily reflected a smaller reduction of other working capital in 1993 by NCH Promotional Services, compared with the reduction in 1992 that resulted from changes in payment terms to retailers.
    Net cash used in investing activities totaled $382.2 million for 1993 compared with $298.9 million and $201.8 million in 1992 and 1991, respectively. The increase in cash usage in 1993 reflected increased payments for acquisitions ($118.3 million), lower proceeds from sale of businesses ($67.0 million) and increased other investments and notes receivable ($30.6 million), partially offset by the sale of marketable securities ($172.9 million). Capital expenditures were $235.7 million, $196.9 million and $226.2 million in 1993, 1992 and 1991, respectively.
    Cash received ($107.5 million) during 1993 from the redemption of preferred shares and notes related to the sales of Donnelley Marketing, Datastream International, and the sale of DMIS was added to the general funds of the Corporation. The Company anticipates that these funds will be used to fund certain restructuring actions.
    Net cash used in financing activities totaled $353.8 million in 1993, compared with $481.3 million in 1992, and $477.7 million in 1991. The decrease in cash usage in 1993 reflected the proceeds ($54.0 million) from Gartner Group's initial public offering and third-parties investments in partnerships ($625.0 million), which was used in part to purchase the Company's common stock, partially offset by increased
($563.9 million) purchases of treasury shares.
    In late 1996, third-parties special investors interests ($500 million) in the investment partnership (See Note 4 to the Consolidated Financial Statements) will be exchanged for cash, Company stock, a debt instrument issued by the Company, or a combination thereof at the Company's discretion. Additionally, the limited partners in the database licensing partnership described in Note 4 will have the right to have their limited partnership interests ($125 million) liquidated after 1996.
    Management believes that short and medium-term financing alternatives available to the Company, in addition to the Company's large portfolio of cash, cash equivalents and marketable securities, as well as cash generated from operations, will be more than sufficient to meet the Company's cash requirements including capital expenditures, severance payments, restructuring expenses, payments for acquisitions and those that might result from liquidation of partnership minority interests.

Dividends - The regular quarterly dividend was increased to $.61 from $.57 per share on April 21, 1993. The increase brought dividends per share in 1993 to $2.40, an increase of 6.7% over the $2.25 paid in 1992. On an annualized basis, the dividend rate of $2.44 was up 7.0% from the previous rate.

Common Stock Information - The Company's common stock (symbol DNB) is listed on the New York, London, Tokyo, Zurich, Geneva and Basel stock exchanges. During 1993 and 1992, 69.4 million shares and 56.6 million shares, respectively, were traded, representing 39.2% and 31.8% of the average number of shares outstanding in the respective years. The number of shareowners of record declined to 15,458 at January 31, 1994 from 16,076 at January 31, 1993.
    The following summarizes price and dividend-per-share information for Dun & Bradstreet common stock as reported in the periods shown:

                    Price Per Share ($)              Dividends Paid
                  -------------------------------    --------------
                     1993             1992            Per Share ($)
                  --------------  ---------------    --------------
                  High     Low    High     Low        1993     1992
_____________________________________________________________________________
First Quarter    61 3/4   55 3/4  58       52 3/4      .57      .54
Second Quarter   60 3/4   57 3/8  56 7/8   50 5/8      .61      .57
Third Quarter    64 7/8   57 1/2  59 1/8   54 1/4      .61      .57
Fourth Quarter   68 1/2   60 5/8  58 3/4   55 5/8      .61      .57
___________________________________________________________________
Year             68 1/2   55 3/4  59 1/8   50 5/8     2.40     2.25
___________________________________________________________________

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareowners and the Board of Directors of The Dun & Bradstreet
Corporation:

We have audited the accompanying consolidated statement of financial position of The Dun & Bradstreet Corporation and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareowners' equity and cash flows for the years ended December 31, 1993, 1992 and 1991. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Dun & Bradstreet Corporation and Subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for the years ended December 31, 1993, 1992 and 1991, in conformity with generally accepted accounting principles.
    As discussed in Note 2 to the consolidated financial statements, in 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits".




Coopers & Lybrand
______________________
Stamford, Connecticut
January 27, 1994

Statement of Management Responsibility for Financial Statements


To the Shareowners of
The Dun & Bradstreet Corporation:


Management has prepared and is responsible for the consolidated financial statements and related information that appear on pages 13 to
35. The consolidated financial statements, which include amounts based on judgments of management, have been prepared in conformity with generally accepted accounting principles. Other financial information in the annual report is consistent with that in the consolidated financial statements.
    Management believes that the Company's internal control systems provide reasonable assurance at reasonable cost that assets are safeguarded against loss from unauthorized use or disposition, and that the financial records are reliable for preparing financial statements and maintaining accountability for assets. These systems are augmented by written policies, an organizational structure providing division of responsibilities, careful selection and training of qualified financial people and a program of internal audits.
    The independent accountants are engaged to conduct an audit of and render an opinion on the financial statements in accordance with generally accepted auditing standards. These standards include an assessment of the systems of internal controls and tests of transactions to the extent considered necessary by them to support their opinion.
    The Board of Directors, through its Audit Committee consisting solely of outside directors of the Company, is responsible for reviewing and monitoring the Company's financial reporting and accounting practices. Coopers & Lybrand and the internal auditors each have full and free access to the Audit Committee and meet with it regularly, with and without management.



Robert E. Weissman
________________________
Robert E. Weissman
President and
Chief Executive Officer



Edwin A. Bescherer, Jr.
__________________________________
Edwin A. Bescherer, Jr.
Executive Vice President - Finance
and Chief Financial Officer


The Dun & Bradstreet Corporation and Subsidiaries

Consolidated Statement of Income
Years Ended December 31,


Dollar amounts in millions, except per share data          1993           1992         1991
                                                    ___________    ___________   __________
Operating Revenue                                      $4,710.4      $4,750.7     $4,651.0
Operating Costs, Selling and
  Administrative Expenses                               3,506.7       3,585.9      3,540.8
Depreciation and Amortization                             373.7         378.9        350.9
Restructuring Expense - Net                               277.5             0         15.0
                                                    ___________    ___________   __________
Operating Income                                          552.5         785.9        744.3
                                                    ___________    ___________   __________
Interest Income                                            51.6          44.1         30.8
Interest Expense                                          (24.7)        (32.8)       (40.9)
Gain on Sale of Gartner Group Stock                        21.0             0            0
Other (Expense) Income - Net                              (12.4)         (2.0)         3.1
                                                    ___________    ___________   __________
Non-Operating Income(Expense) - Net                        35.5           9.3         (7.0)
                                                    ___________    ___________   __________
Income Before Provision for Income Taxes and Cumulative
  Effect of Changes in Accounting Principles              588.0         795.2        737.3
Provision for Income Taxes                                159.3         241.7        230.8
                                                    ___________    ___________   __________
Income Before Cumulative Effect of Changes in
  Accounting Principles                                   428.7         553.5        506.5

Cumulative Effect to January 1, 1993, of Changes in Accounting Principles:

  -SFAS No. 106, "Employers' Accounting for
   Postretirement Benefits Other Than Pensions,"
   Net of Income Tax Benefits of $93.7                   (140.6)            -            -

  -SFAS No. 112, "Employers' Accounting for
   Postemployment Benefits," Net of Income Tax
   Benefits of $150.0                                    (250.0)            -            -
                                                    ___________    ___________   __________
Net Income                                             $   38.1      $  553.5     $  506.5
_______________________________________________________________    ___________   __________
Earnings Per Share of Common Stock:

  Before Cumulative Effect of Changes in
   Accounting Principles                               $   2.42      $    3.10    $    2.84

   Cumulative Effect to January 1, 1993, of Changes in
     Accounting Principles:

    -SFAS No. 106, "Employers' Accounting for
     Postretirement Benefits Other Than Pensions,"        (0.79)             -            -

    -SFAS No. 112, "Employers' Accounting for
     Postemployment Benefits"                             (1.40)             -            -
_______________________________________________________________    ___________   __________
Net Earnings Per Share of Common Stock                  $   .23      $    3.10    $    2.84
                                                    ___________    ___________  ___________
Average Number of Shares Outstanding                177,181,000    178,346,000  178,556,000
_______________________________________________________________    ___________  ___________



The accompanying notes are an integral part of the consolidated financial statements


The Dun & Bradstreet Corporation and Subsidiaries

Consolidated Statement of Financial Position
December 31,

Dollar amounts in millions, except per share data         1993        1992
                                                    __________  __________
Assets
 Current Assets
  Cash and Cash Equivalents                           $  650.9    $  494.5
  Marketable Securities                                   17.7        45.0
  Accounts Receivable - Net                            1,078.9     1,110.2
  Other Current Assets                                   374.9       280.7
                                                    __________  __________
          Total Current Assets                         2,122.4     1,930.4
______________________________________________________________  __________
Investments
Marketable Securities, interest-bearing,
  at cost which approximates market                      106.2       140.4
Other Investments and Notes Receivable                   310.6       387.9
                                                    __________  __________
          Total Investments                              416.8       528.3
______________________________________________________________  __________

Property, Plant and Equipment - Net                      861.1       864.8
______________________________________________________________  __________
Other Assets-Net
Deferred Charges                                         318.5       283.1
Computer Software                                        294.5       246.8
Other Intangibles                                        214.7       228.1
Goodwill                                                 942.4       833.4
                                                    __________  __________
          Total Other Assets - Net                     1,770.1     1,591.4
______________________________________________________________  __________

Total Assets                                          $5,170.4    $4,914.9
___________________________________________________________________________
___________________________________________________________________________

The accompanying notes are an integral part of the consolidated financial statements

                          The Dun & Bradstreet Corporation and Subsidiaries


___________________________________________________________________________
Liabilities and
Shareowners' Equity

Current Liabilities
Accounts and Notes Payable                            $  371.8    $  473.7
Accrued and Other Current Liabilities                  1,561.5       980.5
Accrued Income Taxes                                     110.8       190.4
                                                    __________  __________
          Total Current Liabilities                    2,044.1     1,644.6
______________________________________________________________  __________

Unearned Subscription Income                             263.7       262.5
Postretirement and Postemployment Benefits               545.7       131.8
Deferred Income Taxes                                     85.9       151.7
Other Liabilities and Minority Interests               1,119.7       568.3
______________________________________________________________  __________
Total Liabilities                                     $4,059.1    $2,758.9
______________________________________________________________  __________

Shareowners' Equity
Preferred Stock, par value $1 per share,
  authorized - 10,000,000 shares;
  outstanding - none
Common Stock, par value $1 per share,
  authorized - 400,000,000 shares;
  issued-188,406,813 and 188,401,399 shares for
  1993 and 1992, respectively                         $  188.4    $  188.4
Capital in Excess of Par Value                            64.2        59.4
Retained Earnings                                      2,135.7     2,520.6
Treasury Stock, at cost, 18,124,514 and 10,166,186
  shares for 1993 and 1992, respectively              (1,036.5)     (472.0)
Cumulative Translation Adjustment                       (240.5)     (140.4)
______________________________________________________________  __________
Total Shareowners' Equity                             $1,111.3    $2,156.0
______________________________________________________________  __________
Total Liabilities and Shareowners' Equity             $5,170.4    $4,914.9
______________________________________________________________  __________



The Dun & Bradstreet Corporation and Subsidiaries

Consolidated Statement of Cash Flows
Years Ended December 31,


Dollar amounts in millions, except per share data          1993           1992         1991
                                                    ___________    ___________   __________

Cash Flows from Operating Activities:
Net Income                                             $   38.1      $  553.5     $  506.5
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
  Cumulative Effect of Changes in Accounting
   Principles:
     Postretirement Benefits Other than Pensions          140.6             0            0
     Postemployment Benefits                              250.0             0            0
  Depreciation and Amortization                           373.7         378.9        350.9
  Gains from Sale of Businesses
     and Gartner Group Stock                              (61.0)       (106.9)       (98.1)
  Restructuring Provisions                                317.5         106.9        113.1
  Restructuring Payments                                  (95.1)        (93.6)      (137.5)
  Postemployment Benefit Payments                         (44.3)            0            0
  Net Decrease (Increase) in Accounts Receivable           36.8          12.0       (107.5)
  Deferred Income Taxes                                    18.2         (24.7)        63.2
  Net (Increase) Decrease in
     Other Working Capital Items                          (42.3)        176.2        (27.4)
                                                    ___________    ___________  ___________
Net Cash Provided by Operating Activities                 932.2       1,002.3        663.2
_______________________________________________________________    ___________  ___________
Cash Flows from Investing Activities:
Proceeds from (Payments for) Marketable
  Securities - Net                                        83.9         (89.0)        (7.1)
Proceeds from Sale of Businesses                         107.5         174.5        228.1
Payments for Acquisition of Businesses (excluding cash
   and cash equivalents acquired of $12.8 in 1993)      (120.1)         (1.8)       (19.7)
Capital Expenditures                                    (235.7)       (196.9)      (226.2)
Computer Software & Other Intangibles Additions         (202.9)       (160.6)      (154.0)
(Increase)Decrease in Other Investments and
  Notes Receivable                                       (29.8)           .8        (64.3)
Other                                                     14.9         (25.9)        41.4
                                                    ___________    ___________  ___________
Net Cash Used in Investing Activities                   (382.2)       (298.9)      (201.8)
_______________________________________________________________    ___________  ___________
Cash Flows from Financing Activities:
Payment of Dividends                                    (423.0)       (401.3)      (383.9)
Payments for Purchase of Treasury Shares                (612.2)        (48.3)       (25.8)
Net Proceeds from Exercise of Stock Options               43.1          23.6         11.5
Decrease in Domestic Short-term Borrowings               (34.9)        (54.5)       (36.5)
Third Parties' Investments in Partnerships               625.0             0            0
Other                                                     48.2           (.8)       (43.0)
                                                    ___________    ___________  ___________
Net Cash Used in Financing Activities                   (353.8)       (481.3)      (477.7)
_______________________________________________________________    ___________  ___________
Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                                   (39.8)        (12.7)       (12.8)
_______________________________________________________________    ___________  ___________
Increase(Decrease) in Cash and Cash Equivalents          156.4         209.4        (29.1)
Cash and Cash Equivalents, Beginning of Year             494.5         285.1        314.2
_______________________________________________________________    ___________  ___________
Cash and Cash Equivalents, End of Year                $  650.9      $  494.5     $  285.1
_______________________________________________________________    ___________  ___________

The accompanying notes are an integral part of the consolidated financial statements


The Dun & Bradstreet  Corporation and Subsidiaries

CONSOLIDATED STATEMENT OF SHAREOWNERS' EQUITY


Dollar amounts in millions, except per share data
__________________________________________________________________________________________________________________
                                    Common      Capital in                                  Cumulative
Three Years Ended                    Stock       Excess of      Retained      Treasury      Translation
December 31, 1993            ($1 Par Value)      Par Value      Earnings         Stock      Adjustment       Total
____________________________________________   ____________   ___________   ___________   ______________   _______
Balance, January 1, 1991            $188.4           $55.3      $2,245.8       $(439.6)          $(5.8)   $2,044.1
Net Income                                                         506.5                                     506.5
Cash Dividends ($2.15 per share)                                  (383.9)                                   (383.9)
Treasury shares reissued under
  stock options and deferred
  compensation plans (341,477)                         1.2                        11.5                        12.7
Treasury shares reissued under
  restricted stock plan (40,096)                                                   1.8                         1.8
        Less unearned portion                                                     (1.8)                       (1.8)
        Plus earned portion of grants                                              3.4                         3.4
Treasury shares acquired (553,383)                                               (25.8)                      (25.8)
Change in cumulative translation
  adjustment                                                                                     (33.9)      (33.9)
____________________________________________   ____________   ___________   ___________   ______________   _______
Balance, December 31, 1991           188.4            56.5       2,368.4        (450.5)          (39.7)    2,123.1
Net Income                                                         553.5                                     553.5
Cash Dividends ($2.25 per share)                                  (401.3)                                   (401.3)
Treasury shares reissued under
  stock options and deferred
  compensation plans (577,296)                         2.9                        23.6                        26.5
Treasury shares reissued under
  restricted stock plan (71,884)                                                   4.0                         4.0
        Less unearned portion                                                     (4.0)                       (4.0)
        Plus earned portion of grants                                              3.2                         3.2
Treasury shares acquired (864,108)                                               (48.3)                      (48.3)
Change in cumulative translation
  adjustment                                                                                    (100.7)     (100.7)
____________________________________________   ____________   ___________   ___________   ______________   _______
Balance, December 31, 1992           188.4            59.4       2,520.6        (472.0)         (140.4)    2,156.0
Net Income                                                          38.1                                      38.1
Cash Dividends ($2.40 per share)                                  (423.0)                                   (423.0)
Treasury shares reissued under
  stock options and deferred
  compensation plans (958,011)                         4.8                        43.1                        47.9
Treasury shares reissued under
  restricted stock plan (93,888)                                                   5.4                         5.4
        Less unearned portion                                                     (5.4)                       (5.4)
        Plus earned portion of grants                                              4.6                         4.6
Treasury shares acquired (9,010,227)                                            (612.2)                     (612.2)
Change in cumulative translation
  adjustment                                                                                    (100.1)     (100.1)
____________________________________________   ____________   ___________   ___________   ______________   _______
Balance, December 31, 1993          $188.4           $64.2      $2,135.7     $(1,036.5)        $(240.5)   $1,111.3
____________________________________________   ____________   ___________   ___________   ______________   _______


The accompanying notes are an integral part of the consolidated financial statements


The Dun & Bradstreet Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.  Summary of Significant Accounting Policies
Principles of Consolidation. The consolidated financial statements include those of the Company, its subsidiaries and partnerships in which the Company has a controlling interest. Investments in companies over which the Company has influence but not a controlling interest are carried at equity. The effects of all significant intercompany transactions have been eliminated.

The financial statements of IMS International, Inc. (IMS), Dun & Bradstreet Software, Gartner Group, Inc. (Gartner Group) and subsidiaries outside the United States and Canada reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's consolidated financial results.

Cash Equivalents. Marketable securities that mature within 90 days of purchase date are considered cash equivalents.

Unbilled Expenditures. These expenditures, which are included in other current assets, represent costs to be expensed upon contract completion and the cost of coupons purchased in connection with clearing house activities, which are rebilled to customers.

Property, Plant and Equipment. Buildings and machinery and equipment are depreciated over their estimated useful lives using principally the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

Investments. Other investments and notes receivable are carried at cost, which approximates market, except for investments accounted for under the equity method.

Other Assets. Deferred charges include prepaid pension costs and assets of grantor trusts established to pay benefits for U.S. supplemental pension plans. Certain computer software costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," and are reported at the lower of unamortized cost or net realizable value. Other intangibles result from acquisitions and database development. Computer software and other intangibles are being amortized, using principally the straight-line method, over three to five years and five to 15 years, respectively. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over 10 to 40 years. At each balance sheet date, the Company reviews the recoverability of goodwill based on estimated undiscounted future cash flows from operating activities compared with the carrying value of goodwill.

Unearned Subscription Income. Amounts billed for service and subscriptions are credited to unearned subscription income and reflected in operating revenue over the subscription term, which is generally one year.

Earnings Per Share of Common Stock. Earnings per share are based on the weighted average number of shares of common stock outstanding during the year. The inclusion of shares issuable under stock options in the calculation of earnings per share would not result in material dilution.

Reclassifications. Certain prior-year amounts have been reclassified to conform with the 1993 presentation.

Note 2.  Accounting Changes
During the first quarter of 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106 (SFAS No.
106), "Employers' Accounting for Postretirement Benefits Other than Pensions." The Statement requires the accrual of the projected future cost of providing postretirement benefits during the period that associates render the services necessary to be eligible for such benefits. In prior years, this expense was recognized as claims were paid.
The Company elected to immediately recognize the accumulated postretirement benefit obligation ("APBO"). Measured as of January 1, 1993, the effect of adopting SFAS No. 106 was a one-time, non-cash, after-tax charge of $140.6 million ($.79 per share).
During the third quarter of 1993, the Company adopted, retroactive to January 1, 1993, Statement of Financial Accounting Standards No. 112 (SFAS No. 112), "Employers' Accounting for Postemployment Benefits" and restated its first quarter results to reflect the change. SFAS No. 112 requires that employers expense the costs of postemployment benefits paid before retirement, principally severance benefits, over the service lives of employees if certain conditions are met, and must be adopted by all companies by 1994. Under the Company's previous accounting policy, the total cost of such benefits was expensed when the event occurred.
The initial effect of adopting SFAS No. 112 was a one-time, after-tax charge of $250 million ($1.40 per share). There was no immediate impact on cash as a result of this accounting change. As in the past, the cash impact of such postemployment benefits will occur as payments are made.
Ongoing operating expenses increased marginally as a result of adopting SFAS No. 106 and SFAS No. 112.

Note 3.  Acquisitions
In 1993, 1992 and 1991, the Company acquired various companies in separate transactions that were accounted for as purchases.

The aggregate purchase price of such acquisitions totaled approximately $120 million in 1993. The largest acquisitions were Soliditet, a provider of commercial-credit information in Scandinavia, and Gartner Group, a provider of research, analysis and advisory services to users and suppliers of information technology systems and software.

The aggregate purchase price for acquisitions totaled approximately $2 million and $20 million in 1992 and 1991, respectively.

The results of operations of all purchases are included in the Consolidated Statement of Income from dates of acquisition. Had the acquisitions made in 1991, 1992 and 1993 been consummated on January 1 of the year preceding the year of acquisition, the results of these acquired operations would not have had a significant impact on the Company's consolidated results of operations for any of the years presented.

Note 4.  Investment Partnerships
During 1993, three of the Company's subsidiaries contributed assets and third-party investors contributed cash ($125 million) to a limited partnership. One of the Company's subsidiaries serves as general partner. All the other partners, including the third-party investors, hold limited partner interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing database assets and computer software.

In addition, during 1993, the Company participated in the formation of a limited partnership to invest in various securities including those of the Company. One of the Company's subsidiaries serves as managing general partner. Third-party investors hold limited partner and special investors interests totaling $500 million. The special investors are entitled to a specified return on their investments. Funds raised by the partnership provided a source of the financing for the Company's repurchase of 8.3 million shares of its common stock.

For financial reporting purposes, the assets, liabilities, results of operations and cash flows of the partnerships described above are included in the Company's consolidated financial statements. The third-parties investments in these partnerships at December 31, 1993 totaled approximately $625 million and are reflected in other liabilities and minority interests. Third-parties share of partnerships results of operations, including specified returns, is reflected in other income and expense-net.

Note 5.  Restructuring
In 1993, the Company recorded a $317.5 million restructuring charge that was partially offset by one-time operating gains of $40.0 million, thereby resulting in a $277.5 million net restructuring expense. 1993 results also included a $21.0 million non-operating gain related to the initial public offering of the Gartner Group, which reduced the impact of the restructuring charges to $256.5 million before-tax ($166.7 million after-tax). This charge, represented an acceleration of the Company's ongoing efforts to achieve long-term productivity improvements.

The $40.0 million operating gains related to the divestiture of Donnelley Marketing Information Services, the redemption of preferred shares received from the 1991 sale of Donnelley Marketing, the redemption of notes related to the 1992 sale of Datastream and the resolution of contingencies related to other divestitures. The Company received $107.5 million in cash and notes with a fair market value of $2.8 million related to the above transactions.
The $21.0 million gain in non-operating income-net related to the initial public offering of Gartner Group, in which the Company holds a majority interest.

Restructuring expense ($317.5 million) consisted of the costs to consolidate the Company's data centers ($54.0 million), reduce worldwide real estate costs ($117.2 million), consolidate back-office accounting functions ($19.1 million), discontinue certain production and data collection systems and products ($66.2 million) and initiate work-force reductions (non-severance costs) and other actions ($61.0 million).

During 1992, the Company sold Datastream International and
Information Associates, a unit of Dun & Bradstreet Software and initiated other actions to restructure certain operations and businesses and to reduce costs and increase operating efficiencies. The pre-tax costs associated with these actions essentially offset a pre-tax gain of $106.9 million on the sales.

During 1991, the Company sold Donnelley Marketing and the communications unit of IMS and initiated other actions to restructure certain operations and businesses and to reduce costs and increase operating efficiencies. The pre-tax costs associated with these actions totaled $113 million and were largely offset by a pre-tax net gain of $98 million on the divestitures.

In 1993, 1992 and 1991, certain restructuring actions initiated in 1992, 1991 and 1990 were completed at a lower cost than originally estimated, and other actions required more costs to implement than originally expected. In addition, costs to complete certain actions being implemented changed based on revised estimates and experience to date. In a number of instances, new restructuring actions were initiated to complement or enhance original actions and certain actions were expanded, contracted or discontinued based on changed circumstances. While the total cost of all restructuring actions remained unchanged, the changes in estimates and other changes did impact operating income by business segment. (See Note 14 to the Consolidated Financial Statements.)

The Dun & Bradstreet Corporation and Subsidiaries

Notes to Consolidated Financial Statements continued

Dollar amounts in millions

Note 6.  Postretirement Benefit Plans
The Company has defined benefit pension plans covering substantially all associates in the United States. The benefits to be paid to associates under these plans are based on years of credited service and average final compensation. Pension costs are determined actuarially and funded to the extent allowable under the Internal Revenue Code. Supplemental plans in the United States are maintained to provide retirement benefits in excess of levels allowed by ERISA. The Company's non-U.S. subsidiaries provide retirement benefits for associates consistent with local practices, primarily using defined benefit or termination indemnity plans.
The components of net periodic pension cost are summarized as follows:

                   1993         1992        1991
___________________________________________________

Service Cost       $42.2        $42.7      $37.8
Interest Cost       88.8         85.8       78.5
Actual Return on
Plan Assets       (126.3)       (80.1)    (202.3)
Net Amortization
  and Deferral      14.2        (30.5)      98.5
___________________________________________________
Net Periodic
  Pension Cost     $18.9        $17.9      $12.5
___________________________________________________

The status of defined benefit pension plans at December 31, 1993 and 1992, is as follows:


                                        Funded                         Unfunded
                                   _______________         ________________________________
                                                                   U.S.(1)            Non-U.S.
                                                            _______________     ______________
                                   1993        1992         1993      1992     1993       1992
_____________________________________________________________________________________________
Fair Value of Plan Assets         $1,223.3    $1,157.6
Actuarial Present Value
  of Benefit Obligations:
     Vested Benefits               $858.0      $750.7     $71.0     $49.8      $68.1     $65.1
     Non-Vested Benefits             33.0        27.2       7.3       4.3         .6       1.1
______________________________________________________________________________________________
     Accumulated Benefit
      Obligations                   891.0       777.9      78.3      54.1       68.7      66.2
    Effect of Projected
      Future Salary Increases       153.7       114.6      37.4      33.4         .2        .2
______________________________________________________________________________________________
      Projected Benefit
        Obligations               1,044.7       892.5     115.7      87.5       68.9      66.4
______________________________________________________________________________________________
Plan Assets in Excess of
  (Less than) Projected
  Benefit Obligations               178.6       265.1    (115.7)    (87.5)     (68.9)    (66.4)
Unrecognized Net (Gain) Loss         49.2       (33.3)     38.7      21.9        (.4)      (.7)
Unrecognized Prior Service Cost      26.7        21.1      19.0      19.3         .8       1.0
Unrecognized Net Transition
  (Asset) Obligation               (108.2)     (124.4)      2.9       3.3         --        --
Adjustment to Recognize
  Minimum Liability                    --          --      (23.2)   (11.1)       (.2)      (.1)
_______________________________________________________________________________________________
Prepaid (Accrued) Pension Cost      $146.3     $128.5     $(78.3)  $(54.1)     $(68.7)   (66.2)

1)Represents supplemental plans for which grantor trusts (with assets of $60 and $49 million at December 31, 1993 and 1992, respectively) have been established to pay plan benefits.

The weighted average expected long-term rate of return on pension plan assets was 9.75% for 1993, 1992 and 1991. At December 31, 1993 and 1992, the projected benefit obligations were determined using weighted average discount rates of 7.37% (7.25% for U.S. plans) and 8.59%, respectively, and weighted average rates of increase in future compensation levels of 5.7% and 6.0%, respectively. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.

In the third quarter of 1993, the Company recognized a curtailment event resulting from an announced work-force reduction. At the same time, the Company remeasured its projected benefit obligation, reducing the discount rate. As a result, net curtailment gains of approximately $2 million were recognized in 1993.

In addition to providing pension benefits, the Company provides various health-care and life-insurance benefits for retired associates. Substantially all of the Company's associates in the United States become eligible for these benefits if they reach normal retirement age while working for the Company. Certain of the Company's subsidiaries outside the United States have postretirement benefit plans, although most participants are covered by government-sponsored or -administered programs. The cost of company-sponsored postretirement benefit plans outside the U.S. is not significant.

Note 6.  Postretirement Benefit Plans (Cont'd.)

The components of net periodic postretirement benefit cost other than pensions are summarized as follows:
                               1993
___________________________________
Service Cost                  $ 6.0
Interest Cost                  18.3
Net Amortization
   and Deferral                (1.0)
                               _____
Net Periodic Postretirement
   Benefit Cost                $23.3
                               _____

In 1992 and 1991, the costs of providing these postretirement benefits were expensed as paid and were not material to the Company's results of operations in those years.

The status of postretirement benefit plans other than pensions at December 31, 1993 is as follows:

                                                  1993
______________________________________________________
Actuarial Present Value of Benefit Obligation:
   Retirees and Dependents                     $(150.8)
   Active Associates - Eligible                  (31.8)
   Active Associates - Not Yet Eligible          (45.5)
_______________________________________________________
   Accumulated Postretirement
        Benefit Obligation                      (228.1)
Unrecognized Net (Gain) Loss                      30.0
Unrecognized Prior Service Cost (Credit)         (45.0)
_______________________________________________________
Accrued Postretirement Benefit Obligation      $(243.1)

Benefits are paid as incurred from general corporate assets.

The accumulated postretirement benefit obligation at December 31, 1993 was determined using a discount rate of 7.25%. The assumed rate of future increases in per capita cost of covered health-care benefits was 12% for 1993, and is 11.3% in 1994, decreasing gradually to 6.0% for the year 2021 and remaining constant thereafter. Increasing the assumed health-care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by $28.5 million and would increase annual aggregate service and interest costs by $3.4 million.

In the third quarter of 1993, the Company recognized a curtailment event resulting from an announced work-force reduction. At the same time, the Company remeasured its accumulated postretirement benefit obligation, reducing the discount rate from 8.5% to 7.25%. In the fourth quarter of 1993, the Company amended its postretirement benefit plan, reflecting increased retiree cost-sharing provisions and providing limits on the Company's future obligation to absorb health-care cost inflation. The aggregate effect of these items was to reduce 1993 net periodic postretirement benefit cost by approximately $2.3 million.


The Dun & Bradstreet Corporation and Subsidiaries

Notes to Consolidated Financial Statements continued

Dollar amounts in millions, except per share data

Note 7.  Employee Stock Plans
The Company has granted options to certain associates, under its Key Employees Stock Option Plans, to purchase shares of its common stock at the market price on the date of the grant. Options outstanding at December 31, 1993 were granted during the years 1984 through 1993 and are exercisable over periods ending not later than 2003. At December 31, 1993, 1992 and 1991, options for 3,556,944,
3,285,149 and 2,878,564 shares of common stock were exercisable and 3,467,164, 5,097,281 and 6,731,003 shares were available for future grants under the plans.
Changes in stock options for the three years ended December 31, 1993 are summarized as follows:

                                                     Option Price
                                         Shares      Per Share ($)    Total
Options outstanding, January 1, 1991     4,948,698    7.57 to 67.00    $216.7
   Granted                               1,621,173   44.63 to 50.63      81.9
   Exercised                              (358,064)   7.57 to 55.38     (11.8)
   Surrendered or Expired                 (261,441)  32.38 to 62.50     (12.4)
_______________________________________________________________________________
Options outstanding, December 31, 1991   5,950,366   11.16 to 67.00     274.4
   Granted                               1,646,652   51.88 to 57.75      95.1
   Exercised                              (575,960)  11.16 to 55.38     (23.5)
   Surrendered or Expired                 (172,859)  41.50 to 67.00      (8.6)
_______________________________________________________________________________
Options outstanding, December 31, 1992   6,848,199   11.16 to 62.50     337.4
   Granted                               1,757,578   56.75 to 62.25     109.0
   Exercised                              (951,936)  11.16 to 57.75     (42.7)
   Surrendered or Expired                 (209,675)  41.50 to 62.50     (11.2)
______________________________________________________________________________
Options outstanding, December 31, 1993	 7,444,166   11.16 to 62.50    $392.5
______________________________________________________________________________
Options which became exercisable during:
1991                                       814,462   41.50 to 67.00    $ 37.6
1992                                     1,047,869   41.50 to 58.38    $ 49.2
1993                                     1,231,406   41.50 to 58.38    $ 61.0
______________________________________________________________________________



All proceeds from options exercised are credited to treasury stock. Any tax benefit to the Company resulting from the exercise of options is credited to capital in excess of par value. There have been no charges to income with respect to any stock options.

The plans also provide for the granting of stock appreciation rights and limited stock appreciation rights in tandem with stock options, to certain key associates. At December 31, 1993, there were no stock appreciation rights attached to stock options; however, 1,456,595 limited stock appreciation rights were outstanding, which are exercisable only if, and to the extent that, the related option is exercisable and only upon the occurrence of specified contingent events.

In 1991, Dun & Bradstreet Software (DBS), a wholly owned subsidiary of the Company, adopted a stock option plan which granted options for 5% of the authorized shares of DBS to its key associates. The options
are exercisable at the 	fair market value of DBS common stock at the
date of grant, and may be exercised only on the fourth anniversary of the grant.

Under the 1989 Key Employees Restricted Stock Plan, key associates may be granted restricted shares of the Company's stock. The plan provides for the granting of up to 1,800,000 shares of the Company's common stock prior to December 31, 1998. During 1993, 1992 and 1991, 102,540, 72,713 and 51,300 restricted shares, respectively, were awarded under the plan. Forfeitures in 1993, 1992 and 1991 totaled 8,652, 829 and 11,204, respectively. The restrictions on the majority of such shares lapse over a period of three years from the date of the grant and compensation expense is charged to operations over a service period of six years.

Dollar amounts in millions

Note 8. Income Taxes

Income before provision for income taxes consisted of:
                 1993    1992     1991
________________________________________
U.S.             $367.6  $548.1   $511.0
Non-U.S.          220.4   247.1    226.3
________________________________________
                 $588.0  $795.2   $737.3

The provision (benefit) for income taxes consisted of:

                                  1993        1992       1991
_____________________________________________________________
Current tax provision:
U.S. Federal                      $208.9      $138.4     $38.9
State and Local                     73.8        50.2      49.7
Non-U.S.                           101.0        78.2      82.4
______________________________________________________________
                                   383.7       266.8     171.0
Deferred tax (benefit) provision:
U.S. Federal                      (179.4)       18.2      52.0
State and Local                    (16.5)        4.8      15.9
Non-U.S.                           (28.5)      (48.1)     (8.1)
_______________________________________________________________
                                  (224.4)      (25.1)     59.8
_______________________________________________________________
                                  $159.3      $241.7    $230.8
_______________________________________________________________

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company's effective tax rate for financial statement purposes.

                                       1993          1992         1991
______________________________________________________________________
Statutory tax rate                     35.0%         34.0%        34.0%
State and Local income taxes,
   net of U.S. Federal tax benefit      6.4           4.6          5.9
Non-U.S. taxes                          (.9)         (6.8)         (.9)
Recognition of capital loss           (15.2)         (1.8)        (1.9)
Other                                   1.8            .4         (5.8)
_______________________________________________________________________
Effective tax rate                     27.1%         30.4%        31.3%
_______________________________________________________________________

Income taxes paid were approximately $236 million, $223 million and $212 million in 1993, 1992 and 1991, respectively. Income taxes refunded were approximately $10 million, $16 million and $117 million in 1993, 1992 and 1991, respectively.


Deferred tax assets (liabilities) are comprised of the following at December 31:

                                            1993              1992
____________________________________________________________________
Deferred Tax Assets:
  Postemployment Benefits                  $133.9            $     0
  Restructuring Costs                       126.9               52.4
  Postretirement Benefits                    99.9                  0
  Tax Benefit of Operating Losses            75.6               81.0
  Bad Debts                                  31.2               20.0
  Intangibles                                24.7               55.8
  Other                                      11.7                9.7
____________________________________________________________________
                                            503.9              218.9
Valuation Allowance                         (73.1)             (72.7)
____________________________________________________________________
                                            430.8              146.2
____________________________________________________________________
Deferred Tax Liabilities:
  Intangibles                              (182.9)            (159.4)
  Depreciation                              (72.8)             (40.1)
  Revenue Recognition                       (62.9)             (38.8)
  Other                                      (1.7)              (5.6)
_____________________________________________________________________
                                           (320.3)            (243.9)
_____________________________________________________________________
Net Deferred Tax Asset (Liability)         $110.5             $(97.7)
_____________________________________________________________________

Undistributed earnings of non-U.S. subsidiaries aggregated approximately $732 million at December 31, 1993. Deferred tax liabilities have not been recognized for these undistributed earnings because it is management's intention to reinvest such undistributed earnings outside the U.S. If all undistributed earnings were remitted to the U.S., the amount of U.S. Federal income taxes payable would not be material; however, withholding taxes, imposed by certain non-U.S. countries, would total approximately $50 million.

During 1987 and 1988, the Company entered into tax-sharing agreements with an Alaska Native Corporation (ANC), under which the Company acquired income tax benefits related to certain net operating losses
(NOLs) of the ANC. The Company has included in accrued and other current liabilities the estimated liabilities ($166.4 million) related to the ANC transactions. The ANC obligation accrues interest, and has been collateralized by a $131.4 million letter of credit.

During the three-year period ended December 31, 1983, the Company invested $305 million in tax-leasing transactions, varying in length from 4.5 to 25 years. These leases provided the Company with significant benefits from tax deductions in excess of taxable income for Federal income tax purposes.

At December 31, 1993 and 1992, tax-leasing benefits received to date exceeded the original investment by $91 million and $106 million, respectively. These amounts are included in other liabilities and minority interests. In future years, taxable income will exceed deductions, which will result in a decline in the balance in other liabilities and minority interests.

The Dun & Bradstreet Corporation and Subsidiaries

Notes to Consolidated Financial Statements continued

Dollar amounts in millions

Note 9.  Notes Payable
Notes payable consisted of the following at December 31:

                          1993         1992
______________________________________________
Commercial Paper          $82.9        $117.8
Bank Notes                  6.2          10.5
Other                       2.9           7.8
______________________________________________
                          $92.0        $136.1
______________________________________________

The Company has short-term borrowing agreements with several banks to provide up to $500 million of borrowings, all of which support a commercial paper program. At December 31, 1993, $417 million was available to the Company under these agreements. The Company also had other unused lines of credit of $79 million at December 31, 1993, all of which were in the form of non-U.S. credit facilities. None of these arrangements had material commitment fees or compensating balance requirements.

Note 10.  Lease Commitments
Certain of the Company's operations are conducted from leased facilities, which are under operating leases that expire over the next two to 10 years. Rental expense under real estate operating leases for the years 1993, 1992 and 1991 was $168.9 million, $176.6 million, and $171.5 million, respectively. The approximate minimum annual rental expense for real estate operating leases that have remaining noncancelable lease terms in excess of one year, net of sublease rentals, at December 31, 1993, was (in millions): 1994 - $146.4; 1995 - $121.1; 1996 - $96.6; 1997 - $73.0; 1998 - $63.6; and
an aggregate of $174.6 million thereafter.

The Company also leases certain computer and other equipment under operating leases that expire over the next three to five years. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $96.8 million, $91.1 million and $88.2 million for 1993, 1992 and 1991, respectively. At December 31, 1993, the approximate minimum annual rental expense for computer and other equipment under operating leases and related agreements that have remaining noncancelable lease terms in excess of one year was (in millions): 1994 - $69.5; 1995 - $43.8; 1996 - $27.0; 1997 -
$11.5; 1998- $4.9.

In connection with the Company's acceleration of its ongoing efforts to achieve long-term productivity improvements, the Company intends to terminate a significant number of computer equipment and real estate leases (See Note 5 to the Consolidated Financial Statements). The estimated costs to terminate such leases have been included in accrued restructuring costs.

Note 11.  Capital Stock
In October 1993, the Board of Directors authorized the Company to purchase up to 10 million shares of its common stock. During 1993,
8.3 million shares were repurchased under this share-repurchase program.

In October 1988, the Company adopted a Shareowners' Rights Plan.
The plan is intended to protect the shareowners' interests in the event of an unsolicited attempt to acquire the Company. The plan is not intended to prevent a takeover of the Company on terms that are favorable and fair to all shareowners and will not interfere with a merger approved by the Board of Directors.

Under the plan, each share of the Company's common stock has a right which trades with the stock until the right becomes exercisable.
Each right entitles the shareowners to buy 1/100 of a share of Series A participating preferred stock at a purchase price of $230, subject to adjustment. The rights will not be exercisable until a person or group (Acquiring Person) acquires beneficial ownership of, or commences a tender offer for, 20% or more of the Company's outstanding common stock.

In the event the Company is acquired in a merger or other business combination, or subject to other transactions, as described in the Shareowners' Rights Plan, each right will entitle its holder (other than the Acquiring Person) to receive upon exercise, stock with a value of two times the exercise price in the form of the Company's common stock or where appropriate, the Acquiring Person's common stock. The Company may redeem the rights, which expire in October 1998, for $.01 per right, under certain circumstances.

The shareowners have authorized the issuance of 10 million shares of $1 par value preferred stock. The preferred stock can be issued with varying terms, as determined by the Board of Directors. Under certain circumstances, the Company may not issue voting stock or securities convertible into voting stock of the Company without shareowner approval.

Note 12. Litigation
The Company and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business.

In addition, in March and April 1989, five purported class actions were commenced by certain shareowners (the "Shareowner Class Actions")against the Company and up to three members of its Board of Directors (two of whom are also officers) in various United States District Courts, each alleging violations of the federal securities laws and seeking unspecified damages arising out of an asserted failure to make public disclosure of information relating to allegedly improper practices (the "alleged practices") of the Company's wholly owned subsidiary, Dun & Bradstreet, Inc., in connection with the selling of commercial-credit information services. The Shareowner Class Actions were later consolidated in the United States District Court for the Southern District of New York.

In February 1990, an amended consolidated Shareowner Class Action complaint was served on the defendants, alleging additional violations of the securities laws arising out of an asserted failure to make public disclosure of the effect that the alleged practices would have on the Company's future sales and income, and in September 1992, the District Judge granted a motion to permit this Action to be maintained as a class action.

On April 16, 1993, attorneys for the defendants and attorneys for the plaintiffs entered into a memorandum of intent to settle the Shareowner Class Action for an amount between $15 million and $20 million. On January 14, 1994, a judgment was entered by the Court approving the proposed settlement. The exact amount of the settlement will depend on the monetary amount of claims filed by shareowners who are part of the class.

As a result of contribution to the settlement by the Company's insurance carrier and provisions previously recorded by the Company, the amount of the settlement did not materially affect the Company's earnings.

On June 9, 1993, American Credit Indemnity ("ACI"), a company of which the Company owns 95 percent of the outstanding common stock, received a summons and a consolidated amended class action complaint (the "Amended Complaint") in a purported class action pending in the United States District Court for the Southern District of New York captioned "In re Towers Financial Corporation Noteholders
Litigation." The Amended Complaint names 17 defendants, including Towers Financial Corporation ("Towers") and various subsidiaries and controlling persons of Towers, as well as ACI, in addition to a "Broker-Dealer Defendant Class," alleged to consist of more than 75 members. The Amended Complaint is brought by an alleged class of persons who bought promissory notes issued by Towers between February 15, 1989 and February 9, 1993. It alleges that Towers, now operating under Chapter 11 of the Bankruptcy Code, sold nearly $215 million of such notes to more than 2,800 investors and seeks damages from all the defendants in at least that amount, as well as punitive damages. The claims against ACI assert negligent misrepresentation, negligence and fraud under common law and violations of Section 10(b) (and Rule 10b-5 thereunder) of the Securities Exchange Act of 1934. The Amended Complaint alleges that offering documents for the notes mischaracterized insurance policies issued by ACI to Towers with respect to accounts receivable securing or backing the notes. It further alleges that ACI issued policies with limited scope of coverage and for exorbitant premiums with knowledge that they would be used by Towers to fraudulently market the notes. ACI has denied the material allegations of the Amended Complaint and intends to defend vigorously against it.

In the opinion of management, the outcome of all current proceedings, claims and litigation could have a material effect on quarterly or annual operating results when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's consolidated financial position.

The Dun & Bradstreet Corporation and Subsidiaries

Notes to Consolidated Financial Statements continued

Dollar amounts in millions

Note 13.  Supplemental Financial Data
Accounts Receivable - Net:
                          1993         1992
________________________________________________
Trade                     $1,090.4     $1,105.2
Less: allowance for
doubtful accounts            (79.2)       (82.4)
________________________________________________
                            1,011.2      1,022.8
Other                          67.7         87.4
________________________________________________
                           $1,078.9     $1,110.2
________________________________________________

Other Current Assets:
                          1993         1992
_____________________________________________
Unbilled expenditures    $ 61.9        $117.8
Deferred taxes            196.4          54.0
Prepaid expenses           97.7          90.1
Inventories                18.9          18.8
_____________________________________________
                         $374.9        $280.7
_____________________________________________

Property, Plant and Equipment - Net, carried at cost,less
accumulated depreciation and amortization:
                         1993          1992
_____________________________________________
Buildings                $409.4        $394.4
Machinery and Equipment	 1,266.7       1,240.7
_____________________________________________
                        1,676.1       1,635.1
Less: accumulated
 depreciation             923.8         884.1
_____________________________________________
                          752.3         751.0
Leasehold improvements,
 less:
  accumulated amortization
 of  $100.9 and  $88.8     60.1          64.7
Land                       48.7          49.1
_____________________________________________
                         $861.1        $864.8
_____________________________________________

Computer Software, Other Intangibles and Goodwill:
                    Computer        Other      Goodwill
                    Software        Intangibles
_______________________________________________________
January 1,1992       $263.2        $183.2      $961.2
Additions at cost      91.2          69.4           0
Amortization          (90.1)        (24.4)      (37.6)
Other deductions and
 reclassifications    (17.5)          (.1)      (90.2)
_____________________________________________________
December 31,1992      $246.8       $228.1      $833.4
Additions at cost      149.4         53.5       198.4
Amortization           (92.2)       (25.5)      (38.8)
Other deductions and
 reclassifications      (9.5)       (41.4)      (50.6)
______________________________________________________
December 31,1993      $294.5       $214.7       942.4
______________________________________________________

Accounts and Notes Payable:
                          1993         1992
____________________________________________
Trade                     $77.1        $78.7
Customer advances         138.1        196.7
Taxes other than
 income taxes              34.9         32.6
Notes                      92.0        136.1
Other                      29.7         29.6
____________________________________________
                         $371.8       $473.7
____________________________________________

Accrued and Other Current Liabilities:
                          1993         1992
____________________________________________
Salaries, wages, bonuses
 and other compensation   $237.2       $214.7
Profit-sharing              31.4         36.0
Deferred revenues on
 uncompleted contracts     252.2        193.4
Postemployment benefits    200.0            0
Restructuring costs        187.1        127.0
Other                      653.6        409.4
_____________________________________________
                        $1,561.5       $980.5
_____________________________________________


Dollar amounts in millions

Note 14.   Operations by Business Segments
Financial information for each of the Company's
five segments is set forth below:
                                             Risk Management(2)
                                              and Business
                                 Marketing(1)  Marketing                 Directory    Other
                                Information   Information    Software   Information   Business
                                 Services       Services     Services    Services     Services    Total
__________________________________________________________________________________________________________
Year Ended December 31, 1993
Operating Revenue                $1,868.3       $1,564.2     $ 475.6   $  450.7     $  351.6     $4,710.4
Restructuring
 (Expense) Income - Net(3)       $  (53.0)      $  (97.0)    $ (68.3)  $  (14.9)    $   (3.2)    $ (236.4)(4)
Segment Operating Income (Loss)  $  243.5       $  307.6     $ (24.6)  $  170.3     $   24.8     $  721.6
General Corporate Expenses                                                                         (169.1)(4)
Non-Operating Income - Net                                                                           35.5
__________________________________________________________________________________________________________________
Income Before Provision for Income
  Taxes and Accounting Changes                                                                   $  588.0
Segment Depreciation
  and Amortization(5)            $  153.3       $   87.6     $  76.7    $  15.8     $   29.2    $  362.6
Segment Capital Expenditures     $  109.6       $   60.3     $  33.5    $   9.6     $   13.1    $  226.1
Identifiable Assets at
  December 31, 1993              $1,641.1       $1,393.5     $ 629.9    $ 500.6     $  426.9    $4,592.0
__________________________________________________________________________________________________________________
Year Ended December 31, 1992
Operating Revenue                $1,893.9       $1,520.6     $ 533.5    $  419.4    $   383.3   $4,750.7
Restructuring
 (Expense) Income - Net(3)       $  (45.5)      $   (8.6)    $ (37.9)   $   (7.3)   $    99.4   $     .1(4)
Segment Operating Income (Loss)  $  257.2       $  371.0     $ (19.2)   $  154.0    $   149.8   $  912.8
General Corporate Expenses                                                                        (126.9)(4)
Non-Operating Income - Net                                                                           9.3
__________________________________________________________________________________________________________________
Income Before Provision for Income Taxes                                                         $  795.2
Segment Depreciation
  and Amortization(5)            $  150.6       $   87.0     $  81.2    $   15.0    $    33.3    $  367.1
Segment Capital Expenditures     $   96.1       $   49.4     $  21.2    $    6.4    $    19.6    $  192.7
Identifiable Assets at
  December 31, 1992              $1,580.1       $1,159.2     $ 702.0    $  473.6    $   415.5    $4,330.4
__________________________________________________________________________________________________________________
Year Ended December 31, 1991
Operating Revenue                $1,831.7       $1,397.2     $ 556.9    $  463.1    $   402.1    $4,651.0
Restructuring
 Income (Expense) - Net(3)       $   77.0       $  (34.5)    $ (13.6)   $  (33.3)   $     (.7)   $   (5.1)(4)
Segment Operating Income         $  362.5       $  250.4     $  29.2    $  175.6    $    36.1    $  853.8
General Corporate Expenses                                                                         (109.5)(4)
Non-Operating Expense - Net                                                                          (7.0)
Income Before Provision for Income Taxes                                                         $  737.3
Segment Depreciation
  and Amortization(5)            $  135.4       $   81.0      $  78.4    $   13.2    $    34.2   $  342.2
Segment Capital Expenditures     $   78.7       $   82.0      $  25.7    $    9.2    $    25.1   $  220.7
Identifiable Assets at
  December 31, 1991              $1,399.5       $1,196.6      $ 784.0    $  502.1    $   562.3   $4,444.5
__________________________________________________________________________________________________________________

(1) Nielsen Marketing Research's operating revenue was $1,051.8 in 1993, $1,123.8 in 1992 and $1,025.7 in 1991.
(2) Operating revenue from worldwide credit services was $907.5 in 1993, $853.9 in 1992 and $795.9 in 1991.
(3)  See Note 5 to the Consolidated Financial Statements.
(4) General Corporate Expenses include $41.1, $.1 and $9.9 of restructuring expense in 1993, 1992 and 1991, respectively.
(5) Includes depreciation and amortization of Property, Plant and Equipment, Computer Software, Other Intangibles and Goodwill.


                                       F-41



The Dun & Bradstreet Corporation and Subsidiaries

Note 14 continued

Note 14.  Operations by Business Segments (continued)
Directory Information Services' operating revenue includes $110.2 million, $119.3 million and $133.1 million in 1993, 1992 and 1991, respectively, relating to the Company's share of earnings of DonTech, a partnership with Ameritech Advertising Services, Inc. As of December 31, 1993, DonTech assets and liabilities were as follows: current assets, $174.9 million; other assets, $32.8 million; current liabilities, $13.7 million. DonTech's December 31, 1992 assets and liabilities were as follows: current assets, $173.6 million; other assets, $22.5 million; current liabilities, $10.6 million; other liabilities, $8.9 million. In 1993, DonTech's revenues totaled $382.8 million compared to $387.9 million and $394.6 million in 1992 and 1991, respectively. Pre-tax income was $175.0 million, $192.3 million and $208.4 million in 1993, 1992 and 1991, respectively.
At December 31, 1993 and 1992, the Company's investment in DonTech was $194.0 million and $176.6 million, respectively.

Non-operating assets of $578.4 million, $584.5 million and $384.2 million at December 31, 1993, 1992 and 1991, respectively, included primarily cash and cash equivalents, marketable securities, other investments and deferred income taxes. These assets are not identified with business segments and represent the reconciling item between the identifiable assets shown and the Company's total assets.


Dollar amounts in millions
Note 15.   Operations by Geographic Area

Financial information by geographic area is summarized as follows.
Inter-area sales were not significant.

                                                          Other
                             United States     Europe     Non-U.S.    Total
1993
Operating Revenue             $2,938.9        $1,267.7    $503.8     $4,710.4
Restructuring
  Income (Expense) - Net(1)   $ (215.8)       $  (45.7)   $(16.0)    $ (277.5)
Operating Income              $  368.0        $  120.0    $ 64.5     $  552.5
Identifiable Assets           $2,754.9        $1,448.6    $388.5     $4,592.0
_______________________________________________________________________________
1992
Operating Revenue             $2,845.8        $1,418.6    $486.3     $4,750.7
Restructuring
  Income (Expense) - Net(1)   $   31.7        $  (29.2)   $ (2.5)    $      0
Operating Income              $  560.4        $  159.5    $ 66.0     $  785.9
Identifiable Assets           $2,691.8        $1,291.1    $347.5     $4,330.4
_________________________________________________________________________________
1991
Operating Revenue             $2,806.8        $1,363.0    $481.2     $4,651.0
Restructuring
  Income (Expense) - Net(1)   $    6.1        $  (17.6)   $ (3.5)    $  (15.0)
Operating Income              $  541.8        $  140.7    $ 61.8     $  744.3
Identifiable Assets           $2,802.8        $1,266.0    $375.7     $4,444.5
_________________________________________________________________________________

(1)   See Note 5 to the Consolidated Financial Statements.


Dollar amounts in millions, except per share data

Note 16.  Quarterly Financial Data (Unaudited)


                                            Three Months Ended
                              _______________________________________________________
                              March 31     June 30      September 30  December 31     Year
___________________________________________________________________________________________
1993 Operating Revenue        $1,071.4     $1,161.6     $1,158.0      $1,319.4      $4,710.4
Restructuring Expense - Net   $      - 	   $      -     $      -      $(277.5)      $ (277.5)
Operating Income (Loss)       $  140.5     $  191.6     $  228.7      $  (8.3)      $  552.5
Income Before Cumulative
 Effect of Accounting Changes,
   Net of Income Taxes        $  105.2     $  138.8     $  158.5      $  26.2       $  428.7
Net (Loss) Income             $ (285.4)    $  138.8     $  158.5      $  26.2       $   38.1
Earnings Per Share Before
 Cumulative Effect of
 Accounting Changes (1)          $.59         $.78         $.89         $.15         $2.42(2)
_____________________________________________________________________________________________
1992
Operating Revenue             $1,108.4      $1,163.7    $1,190.4      $1,288.2      $4,750.7
Operating Income              $  143.4	    $  184.9    $  216.0      $  241.6      $  785.9
Net Income                    $   98.2      $  128.8    $  150.0      $  176.5      $  553.5
Earnings Per Share               $.55          $.72        $.84          $.99        $3.10

(1) The sum of the quarterly earnings per share amounts in 1993 is not equal to the full year because the computations of the weighted average number of shares outstanding for each quarter and for the full year are made independently.

(2) Includes $277.5 million restructuring expense and $21.0 million gain from Gartner Group's sale of stock (totaling $256.5 million pre-tax and $166.7 million after-tax) which reduced earnings per share by $.94.

                                     F-44




The Dun & Bradstreet Corporation and Subsidiaries

Ten-Year Selected Financial Data


All amounts except per share data, average number
of shares outstanding and percentages are shown
in millions of dollars                               1993      1992      1991      1990      1989
_________________________________________________________   _______   _______   _______   _______
Continuing Operations:
      Operating Revenue                           4,710.4   4,750.7   4,651.0   4,837.3   4,318.9
      Costs and Expenses(1)                       4,157.9   3,964.8   3,906.7   4,050.4   3,455.8
_________________________________________________________   _______   _______   _______   _______
      Operating Income                              552.5     785.9     744.3     786.9     863.1
      Non-Operating Income(Expense) - Net            35.5       9.3      (7.0)    (19.1)     49.0
_________________________________________________________   _______   _______   _______   _______
      Income from Continuing Operations
        Before Provision for Income Taxes           588.0     795.2     737.3     767.8     912.1
      Provision for Income Taxes                    159.3     241.7     230.8     261.1     327.9
_________________________________________________________   _______   _______   _______   _______
      Income from Continuing Operations             428.7     553.5     506.5     506.7     584.2
Income from Discontinued Operations,
  Net of Income Taxes                                   0         0         0         0         0
_________________________________________________________   _______   _______   _______   _______
Income from Operations, Net of Income Taxes(2)      428.7     553.5     506.5     506.7     584.2
_________________________________________________________   _______   _______   _______   _______
Cumulative Effect of Accounting Changes(3)         (390.6)        0         0         0     (31.9)
_________________________________________________________   _______   _______   _______   _______
Net Income                                           38.1     553.5     506.5     506.7     552.3
_________________________________________________________   _______   _______   _______   _______
Dividends                                           423.0     401.3     383.9     379.1     361.9
_________________________________________________________   _______   _______   _______   _______
Earnings Per Share of Common Stock:
      Continuing Operations                          2.42(4)   3.10      2.84      2.79      3.13
      Discontinued Operations                         .00       .00       .00       .00       .00
_________________________________________________________   _______   _______   _______   _______
      Income from Operations(2)                      2.42(4)   3.10      2.84      2.79      3.13
_________________________________________________________   _______   _______   _______   _______
      Cumulative Effect of Accounting Changes(3)    (2.19)      .00       .00       .00      (.17)
_________________________________________________________   _______   _______   _______   _______
      Total                                           .23      3.10      2.84      2.79      2.96
_________________________________________________________   _______   _______   _______   _______
Dividends Per Share                                  2.40      2.25      2.15      2.09     1.935
_________________________________________________________   _______   _______   _______   _______
Average Number of Shares Outstanding(in millions)   177.2     178.3     178.6     181.6     186.9
_________________________________________________________   _______   _______   _______   _______
As a Percentage of Operating Revenue:
      Operating Income                               17.6(5)   16.5      16.0(1)   16.3      20.0
      Income from Operations, Net of Income Taxes    12.6(6)   11.7      10.9      10.5      13.5
_________________________________________________________   _______   _______   _______   _______
Return on Average Shareowners' Equity %              34.6(6)   26.1      25.2(1)   24.7      28.1
_________________________________________________________   _______   _______   _______   _______
Shareowners' Equity                               1,111.3   2,156.0   2,123.1   2,044.1   2,150.6
_________________________________________________________   _______   _______   _______   _______
Total Assets                                      5,170.4   4,914.9   4,828.7   4,810.3   5,264.5
_________________________________________________________   _______   _______   _______   _______

(1)Includes impact of $277.5, $15.0, $32.1, $35.3 and $50.7 million of restructuring expense - net in 1993, 1991, 1988, 1987 and 1986 respectively.
(2)Excludes net gains (losses) from disposals of discontinued operations and the redeployment program of $12.5, ($.6), and $265.7 million, or $.07, $.00 and $1.43 per share, in 1987, 1986 and 1984, respectively.
(3)Includes impact of $250.0 million or $1.40 per share for the adoption of SFAS No. 112 and $140.6 million or $.79 per share for the adoption of SFAS No. 106 in 1993. (See Note 2 to the Consolidated Financial Statements.)
(4)$3.36 excluding $277.5 million restructuring expense and $21.0 million gain from Gartner Group's sales of stock (totaling $256.5 million pre-tax and $166.7 million after-tax).
(5)Excludes net restructuring expense of $277.5 million described in
   Note 5.
(6)Excludes $277.5 million restructuring expense and $21.0 million gain from Gartner Group's sale of stock (totaling $256.5 million pre-tax and $166.7 million after-tax) described in Note 5 and the impact of the cumulative effect of the accounting changes described in Note 2. Including net restructuring expense of $166.7 million after-tax, Return on Average Shareowner's Equity is 24.9%.


                                F-45



Ten-Year Selected Financial Data
(CONTINUED)

All amounts except per share data, average number
of shares outstanding and percentages are shown
in millions of dollars                               1988      1987      1986      1985      1984
_________________________________________________________   _______   _______   _______   _______
Continuing Operations:
      Operating Revenue                           4,267.4   3,788.5   3,463.2   3,022.0   2,624.6
      Costs and Expenses(1)                       3,497.7   3,098.6   2,859.8   2,483.7   2,181.8
_________________________________________________________   _______   _______   _______   _______
      Operating Income                              769.7     689.9     603.4     538.3     442.8
      Non-Operating Income(Expense) - Net            21.0      43.9      43.5      42.3      44.2
_________________________________________________________   _______   _______   _______   _______
      Income from Continuing Operations
        Before Provision for Income Taxes           790.7     733.8     646.9     580.6     487.0
      Provision for Income Taxes                    291.7     295.4     270.0     257.3     210.5
_________________________________________________________   _______   _______   _______   _______
      Income from Continuing Operations             499.0     438.4     376.9     323.3     276.5
Income from Discontinued Operations,
  Net of Income Taxes                                   0        .6       2.3       1.5       4.1
_________________________________________________________   _______   _______   _______   _______
Income from Operations, Net of Income Taxes(2)      499.0     439.0     379.2     324.8     280.6
_________________________________________________________   _______   _______   _______   _______
Cumulative Effect of Accounting Changes(3)              0         0         0         0         0
_________________________________________________________   _______   _______   _______   _______
Net Income                                          499.0     439.0     379.2     324.8     280.6
_________________________________________________________   _______   _______   _______   _______
Dividends                                           288.1     226.8     193.2     164.5     126.1
_________________________________________________________   _______   _______   _______   _______
Earnings Per Share of Common Stock:
      Continuing Operations                          2.67      2.36      2.03      1.74      1.49
      Discontinued Operations                         .00       .00       .01       .01       .02
_________________________________________________________   _______   _______   _______   _______
      Income from Operations(2)                      2.67      2.36      2.04      1.75      1.51
_________________________________________________________   _______   _______   _______   _______
      Cumulative Effect of Accounting Changes(3)      .00       .00       .00       .00       .00
_________________________________________________________   _______   _______   _______   _______
      Total                                          2.67      2.36      2.04      1.75      1.51
_________________________________________________________   _______   _______   _______   _______
Dividends Per Share                                  1.68     1.445     1.235      1.06      .905
_________________________________________________________   _______   _______   _______   _______
Average Number of Shares Outstanding(in millions)   187.1     186.1     185.9     185.7     185.5
_________________________________________________________   _______   _______   _______   _______
As a Percentage of Operating Revenue:
      Operating Income                               18.0(1)   18.2(1)   17.4(1)   17.8      16.9
      Income from Operations, Net of Income Taxes    11.7      11.6      10.9      10.7      10.7
_________________________________________________________   _______   _______   _______   _______
Return on Average Shareowners' Equity %              25.2(1)   25.0(1)   24.4(1)   23.6      23.0
_________________________________________________________   _______   _______   _______   _______
Shareowners' Equity                               2,093.2   1,899.3   1,650.9   1,474.0   1,311.8
_________________________________________________________   _______   _______   _______   _______
Total Assets                                      5,023.8   3,753.7   3,484.0   2,949.5   2,486.8
_________________________________________________________   _______   _______   _______   _______




                               F-45