Form 10-K, Exhibit 13
DUN & BRADSTREET CORP
filed 1995-03-27
CIK 30419

[DESCRIPTION] EXHIBIT-D

Performance & Outlook


               The Dun & Bradstreet Corporation
               delivers information, software and services
               that help customers make better, faster,
               more profitable decisions.
______________________________________________________________________
Revenue by Segment
millions of dollars


               Marketing Information Services
               $2,043

               Risk Management & Business Marketing
               Information Services
               $1,606

               Software Services
               $406

               Directory Information Services
               $440

               Other Business Services
               $401

______________________________________________________________________
Revenue by Geographic Area
1994 vs. 1985
percent


               1994

               United States
               59%

               Europe
               28%

               Other Non-U.S.
               13%


               _______________________________________________________

               1985

               United States
               79%

               Europe
               14%

               Other Non-U.S.
               7%





Performance & Outlook


Marketing Information Services

Dollar amounts in millions     1994      1993    % Change   1992     1991     1990
__________________________________________________________________________________
Operating Revenue            $2042.9   $1,868.3    +9.3    $1,894   $1,832  $1,938
Operating Income
  Before Restructuring
  Income/Expense - Net       $ 277.1     $296.5    -6.5      $303     $286    $332

Operating Margin
  % Before Restructuring
  Income and Expense - Net    +13.6      +15.9     -14.5
___________________________________________________________________________________

Adjusted for acquisitions and divestitures and timing factors, revenue growth was about 6% and operating income was down 18%.


 *In 1994, the effect of foreign-currency translation on revenue and operating income performance of D&B units was insignificant.
**Operating-income comments throughout
  the Performance & Outlook section are before restructuring income/expense net.



Nielsen
Nielsen is the world's leading provider of retail, promotion, media, household and consumer information services; modeling, analytical and logistics software; and decision-support tools. Consumer packaged goods manufacturers and retailers use these services for tactical, operational and strategic decision making.

1994 Performance
Nielsen's revenue was $1.102 billion, up 4.8 percent on a reported basis and up about 3 percent adjusted for acquisitions and divestitures.* Operating income** declined, reflecting increased investment spending as well as past competitive losses and higher costs in the U.S.

1995 Outlook
Nielsen anticipates moderate growth in underlying worldwide revenue, with stabilization of its U.S. business as a result of the impact of competitive successes in 1994. Some margin improvement is anticipated primarily as a result of productivity actions.

Operating Highlights and Growth Initiatives
Client Wins
    Twenty-six clients in North America reestablished or consolidated their accounts with Nielsen, which also won more than 40 renewals compared with five losses. Key victories included Johnson & Johnson, Bristol-Myers Squibb, General Mills, Tambrands and Dole Foods.

    Nielsen won European agreements with customers, including Reckitt & Colman, Benckiser and, early in 1995, Unilever Foods and Kraft Jacobs Suchard.
New Products and Technology
    Nielsen loaded its massive database covering U.S. consumer products in the revolutionary Nielsen Solution System and began using it to generate ad hoc reports and special analyses for clients. Nielsen Solution System changes how information is stored, processed and delivered, and will give customers new opportunities to make rapid strategic and operational decisions.
    Nielsen and efficient market services, inc., established agreements with major retailers to develop Efficient Consumer Response (ECR) and category management information services. Daily information gathered in all the stores in a retail chain represents a critical foundation for capturing the full benefits of ECR, which calls for a dramatic reengineering of promotion and distribution practices by manufacturers and retailers. Nielsen's Solutions Partners program and its consumer information services address all key elements of the distribution chain.
    Nielsen Workstation, the Promotion Simulator and Opportunity Explorer modeling and analytic products and the Spaceman family of logistical software products generated strong double-digit revenue growth in the U.S.
    Nielsen rolled out scanning-based core retail tracking services in nine European countries.
    Nielsen adopted Pilot Software's LightShip Server online analytic processing software in Europe and began using it for customer application development. Pilot was acquired by D&B in late 1994. Geographic Expansion
    Nielsen acquired Survey Research Group (SRG), the market leader in Asia; established a joint venture with AMER World Research that covers Eastern Europe, North Africa and the Middle East; reentered South Africa through a joint venture with IBIS; and acquired media and consumer research businesses in Australia and New Zealand.
    Nielsen dramatically expanded its media research business in Latin America, acquiring IPSA S.A. of Argentina and announcing it will introduce television audience measurement services in Brazil, Colombia and Ecuador.


IMS International
IMS International is the world's leading provider of marketing, sales-management and medical information and decision-support services for the pharmaceutical and health-care industries.

1994 Performance
Revenue was $691 million, up about 13 percent on a reported basis and up about 8 percent, adjusted for the acquisition of Amfac Chemdata and timing factors. Operating income declined, reflecting increased investment spending.

1995 Outlook
IMS expects double-digit underlying growth in revenue and operating income.
                               F-2

Operating Highlights and Growth Initiatives
Client Wins
    Xponent, IMS America's revolutionary prescriber database service, and Plan Trak, its managed-care database, contributed to strong competitive gains. IMS America added new clients, including Merck & Co. and Sandoz.
New Products
    Xplorer, launched at mid-year, quickly became the market leader in decision-support software for the pharmaceutical industry.
    IMS began developing pharmacy database services in Italy and France in 1994 and will add the U.K., Belgium and the Netherlands in 1995.
    The Japan Sales Territory Report, a local version of IMS' proven sales management services, was introduced; the first studies from the people's Republic of China were published; and growth accelerated in Eastern Europe.
    IMS expanded IDRAC, the CD-ROM service that customers use to manage the drug registration process in Europe.
    IMS introduced MediVal, which helps manufacturers and retailers in the U.S. manage Medicaid-related prescription reimbursements. Acquisitions
    The acquisition of Amfac Chemdata in Australia, a leading developer of pharmacy management software, supports both pharmacy database services and enhanced over-the-counter information services.
    IMS acquired Emron, which provides managed-care information, software and marketing services to pharmaceutical manufacturers.

Nielsen Media Research
Nielsen Media Research is the leading U.S. provider of national and local television information services for networks and affiliates, independent stations, syndicators, cable networks and systems, advertisers and their agencies. Nielsen Media reported excellent growth in revenue from both national and local services in 1994, as well as excellent growth in operating income. Annual revenue exceeded $250 million for the first time. The division expects solid underlying growth in revenue and operating income in 1995.
    Nielsen Media expanded its local metered services to 32 cities and will add Pittsburgh in 1995. Nielsen's competitor in syndicated local television audience measurement, Arbitron, withdrew from the marketplace in 1994.
    Expanded programming by the FOX Network and an increase in the cable network customer base to 35 generated growth in national measurement services. Nielsen began increasing its nationwide People Meter sample from 4,000 households to 5,000.
    Nielsen Media is implementing client/server technology that supports a more flexible, integrated reporting system for clients and will enable Nielsen to introduce new products and services.
    Nielsen Media generated growth from its national and local Hispanic services in the U.S., including local measurement in 10 new markets.

    Nielsen relaunched its Monitor-Plus competitive media-reporting service; expanded its sports marketing services; and began testing a totally passive People Meter technology capable of delivering more precise levels of viewing data.


Risk Management & Business Marketing Information Services

Dollar amounts in millions     1994      1993    % Change   1992     1991     1990
_________________________________________________________________________________
Operating Revenue            $1,605.7  $1,564.2   + 2.7    $1,521   $1,397  $1,351
Operating Income
  Before Restructuring
  Income/Expense - Net       $ 445.2   $  404.6   +10.0      $380     $285    $253

Operating Margin
  % Before Restructuring
  Income and Expense - Net    +27.7      +25.9     + 6.9
___________________________________________________________________________________

Adjusted for acquisitions, revenue was essentially unchanged and operating income was up 9%.


Dun & Bradstreet
Information Services
Dun & Bradstreet Information Services (DBIS) is the leading supplier of business-to-business credit, marketing and receivables-management information and decision-support services worldwide, and credit insurance in the U.S. and Canada.

1994 Performance
Revenue was $1.256 billion, up 3 percent on a reported basis and up about 1 percent adjusted for acquisitions. Operating-income growth was substantial due primarily to productivity improvements. DBIS North America's revenue was essentially unchanged, held down by slightly lower U.S. credit services sales as customers continued to move to lower-priced, less comprehensive products. Adjusted for acquisitions, DBIS Europe posted a revenue increase of about 1 percent

1995 Outlook
DBIS expects moderate underlying growth in revenue and operating income

Operating Highlights and Growth Initiatives
Increased Geographic/Market Penetration
    DBIS acquired S&W in France, Novinform A.G. in Switzerland and Orefro L'Informazione in Italy, and formed an alliance with Tokyo Shoko Research in Japan.
    Soliditet, the leading supplier of business information in Scandinavia acquired in 1993, generated double-digit growth rates, exceeding expectations.
    American Credit Indemnity, which markets credit insurance in the U.S. and Canada, implemented a new underwriting strategy, expanded its marketing to new industry groups and generated strong growth in revenue.

    DBIS' Asia-Pacific and Latin American operations generated strong growth in Mexico, Brazil, Hong Kong and Singapore.
New Products and Technology
    DBIS enhanced and expanded its Portfolio Analysis and Database Marketing services in the U.S. and Canada and its Opportunity & Risk Analysis service in Europe and Australia. These products, which integrate customer data with D&B data and software for marketing, credit and purchasing applications, generated promising new revenue streams in their first full year. A powerful desktop version of Database Marketing, Market Spectrum, was launched in early 1995.
    Credit-scoring information services continued to grow in North America. Customized credit-scoring was introduced for the trucking industry.
    New products were launched in the U.S. and the U.K. that enable companies to program their own standards in DBIS' systems and produce reports that deliver specific credit decisions.
    A total revision of the U.K.'s business information product lines to offer more options and flexible pricing generated increased inquiries and market share gains in the second half of the year. Entering 1995, DBIS launched similar new product ranges in Belgium and Italy.
    The business-to-business marketing database was enhanced and enlarged in the U.S. and contributed to improved performance in the marketing segment. DBIS will launch a series of CD-ROM products for the marketing segment in 1995.
    DBIS generated new revenue in the U.S. through a suite of environmental information products that customers in banking, real estate and other industries use to measure the risk associated with a company's proximity to hazardous environmental sites.
    DBIS offered new electronic commerce services using electronic data-interchange technology and third-party networks. The U.S. federal government adopted DBIS' D-U-N-S Number as the standard business identifier for electronic commerce.
    DBIS launched WorldBase, which consolidates business-identification and marketing information on more than 38 million businesses worldwide. WorldBase will serve as a platform for a wide variety of customer applications, such as building global customer and vendor databases, establishing corporate family linkages and conducting cross-border marketing and sales campaigns.

Moody's Investors Service
Moody's Investors Service, a global provider of financial analysis, opinion, research and information, rates debt securities issued by corporate and government entities, and publishes financial information in print and electronic formats.

1994 Performance
After three consecutive years of strong growth, revenue and operating income declined as expected in 1994 due to dramatic reductions in corporate bond volumes and public-debt refundings.

1995 Outlook
Moody's anticipates moderate growth in revenue for the full year, primarily from its expansion into international markets and from new products, but little change in operating income due to investment spending. However, continuing uncertainty remains in the bond market, particularly in public finance.

Operating Highlights and Growth Initiatives
Geographic Expansion
    Moody's opened offices in Hong Kong and Toronto during 1994, and in Singapore in early 1995. The company now maintains offices in eight countries outside the U.S. Its Tokyo office has doubled in size over the past two years.
    Moody's opened an office in Dallas, and now serves public-finance investors and issuers through three offices in key cities across the U.S.
New Products
    Moody's expanded its coverage of new debt instruments, such as derivatives and structured notes.
    Moody's Company Data with EDGAR was released. This product adds U.S. Securities and Exchange Commission electronic filings to Moody's highly successful CD-ROM service covering more than 10,000 public companies.
    Moody's created and tested a new product that offers equity information and analysis on companies in emerging markets including Asia-Pacific, Latin America, Eastern Europe, the Middle East and Africa. Moody's expects this service, developed with D&B Information Services and the International Finance Corporation, to provide equity investors with better information on companies and markets in newly attractive investment areas.

Interactive Data
Interactive Data delivers securities-related information and software to the investment community in North America, Europe and the Asia-Pacific region. The division reported increased revenue and a strong increase in operating income.


Software Services

Dollar amounts in millions     1994      1993    % Change   1992     1991     1990
_________________________________________________________________________________
Operating Revenue            $  405.9  $  475.6   -14.7      $534     $557    $558
Operating Income
  Before Restructuring
  Income/Expense - Net       $   -.8   $   43.7  -101.9      $ 19     $ 43    $ 57

Operating Margin
  % Before Restructuring
  Income and Expense - Net      -.2       +9.2    -102.2
___________________________________________________________________________________

Software Services posted a slight loss due to a third-quarter charge for revaluation of computer software. Excluding the charge, the segment had a profit in 1994.


Dun & Bradstreet Software
Dun & Bradstreet Software delivers integrated client/server software for financial, personnel management, manufacturing and decision-support applications; and mainframe applications software, maintenance and support services.

1994 Performance
Revenue declined significantly due to lower mainframe-related sales. Operating income declined as a result of revenue performance and development spending.

1995 Outlook
D&B Software expects stabilization in its revenue and operating-income results, with increased client/server software revenue essentially offsetting mainframe software declines.

Operating Highlights and Growth Initiatives
New Products
    D&B Software launched SmartStream 3.0, the integrated SmartStream Suite of client/server software.
    New elements of the SmartStream Suite in 1994 included manufacturing and distribution components that were released in the fourth quarter, personnel management, and major upgrades of the financial and decision-support components.
    Additional SmartStream products introduced were SmartPath, a tool for converting from mainframe to client/server computing; SmartStream Budget, an enterprise budgeting and analysis tool; and Stream Builder, an application-development tool.
Client/Server Growth
    Client/server revenue rose 60 percent in 1994.
Mainframe Enhancements
    DBS formed a separate unit to enhance its mainframe software and services. New pricing options were introduced for consulting, maintenance and support services designed to give customers greater flexibility and an easier transition to client/server computing.

Sales Technologies
Sales Technologies (ST) develops and markets mobile sales force automation software and services, principally for the business-to-business, pharmaceutical and consumer packaged goods markets. The division reported a decline in revenue due to the exit of unprofitable product lines, the close-down of its European operations and lower sales of legacy products. ST improved its operating-income performance, posting a significant reduction in losses due to cost savings and improved productivity.
ST introduced three new Windows-based client/server products:
SNAP/Virtual Office for the business-to-business market, SNAP/Pharma for the pharmaceutical industry, and SNAP/CPG for the consumer packaged goods industry. These products share core sales automation technology, while adding industry-specific components and features. They also integrate data from DBIS, IMS and Nielsen to deliver comprehensive information to mobile sales representatives.

Pilot Software
Pilot Software, acquired in late 1994, markets the LightShip family of business-intelligence, client/server software products. Its LightShip Server online analytic processing (OLAP) software delivers new capabilities to customers to analyze large volumes of business intelligence data quickly and effectively.
Pilot gives Dun & Bradstreet a strong competitor in the fast-growing business-intelligence and OLAP software markets. It also provides new technology and capabilities that will contribute to product development and the introduction of new value to customers at other D&B units, particularly IMS International and Nielsen.
In December, Nielsen adopted LightShip Server for customer application development in Europe. The two units are now working together to load Nielsen's information on LightShip and integrate it with existing Nielsen decision-support and analytical software. The first elements of the combined service are expected to be operational early in the second quarter of 1995.

Erisco
Erisco provides software and services for managed health-care administration. Revenue declined during 1994 due to discontinued services for defined-contribution administration, but operating income improved.


Directory Information Services

Dollar amounts in millions     1994      1993    % Change   1992     1991     1990
_________________________________________________________________________________
Operating Revenue            $  440.1  $  450.7   - 2.4      $419     $463    $450
Operating Income
  Before Restructuring
  Income/Expense - Net       $ 214.2   $  185.2   +15.6      $161     $209    $184

Operating Margin
  % Before Restructuring
  Income and Expense - Net    +48.7      +41.1     +18.5
___________________________________________________________________________________

Excluding the impact of timing factors and the divestiture of Thomson Directories, revenue growth was about 6% and operating income was up 32%.


Reuben H. Donnelley
Reuben H. Donnelley provides yellow pages advertising directory marketing, sales and publishing. Donnelley serves as sales and marketing representative for directories published by NYNEX, and publishes and sells directories on behalf of Cincinnati Bell and Sprint. Donnelley also is a proprietary publisher in the mid-Atlantic region and southern California. DonTech, a partnership with Ameritech advertising services, serves Chicago and other markets in Illinois and northwestern Indiana.

1994 Performance
Directory Information Services' reported revenue decreased 2.4 percent to $440.1 million. Excluding the impact of timing factors and the divestiture of Thomson Directories, revenue growth for 1994 was about 6 percent. Underlying sales were up slightly. Operating income increased
15.6 percent to $214.2 million. Excluding timing factors and the divestiture, operating income rose 32 percent, reflecting significant productivity gains.

1995 Outlook
While Directory Information Services expects to maintain its strong cash flow performance, reported revenue and operating income are expected to decline moderately due to contractual changes. Underlying sales are expected to continue to grow, with gains in Directory's key markets at rates above industry averages.

Operating Highlights and Growth Initiatives
Yellow Pages Gains
    Good sales and revenue gains were generated in key regions in the Northeast and Midwest, driven by reengineered account-planning, market-segmentation and territory-management practices, as well as improving economic conditions.
    Donnelley extended through 2004 its agreement with Sprint to provide advertising sales, composition, compilation and customer service in central Florida.

New Technologies and Media
    Donnelley announced it will build a new publishing center in North Carolina that will employ advanced business systems and reengineered processes, and will support the division's entry into new media, including interactive and electronic services. Donnelley continued to reduce the time required to publish its directories, which expands sales cycles and increases customer satisfaction.
    Donnelley successfully began selling ads for the new NYNEX Interactive Yellow Pages on the Prodigy online network. Prodigy subscribers will have access to over 2 million Yellow Pages listings in the Northeast.
    Donnelley tested a new advertising program in its proprietary operations in California called Yellow Pages Television (YPTV). This initiative offers directory advertisers the opportunity to adapt their print advertising for use on cable television stations. By year-end, YPTV was available in five southern California markets, with 26,000 commercial TV spots scheduled to run.


Other Business Services

Dollar amounts in millions     1994      1993    % Change   1992     1991     1990
_________________________________________________________________________________
Operating Revenue            $  401.1  $  351.6  + 14.1      $383     $402    $540
Operating Income
  Before Restructuring
  Income/Expense - Net       $  88.3   $   28.0  +215.4      $ 50     $ 37    $ 63

Operating Margin
  % Before Restructuring
  Income and Expense - Net    +22.0      + 8.0    +175.0
___________________________________________________________________________________

Adjusted for divestitures, revenue increased about 17% and operating income increased more than 400%. Operating income includes a gain on the sale of the assets of DunsNet


Gartner Group
Gartner Group is a leading provider of research, analysis and advisory services to users and suppliers of information technology, with offices or representatives in more than 30 countries worldwide. D&B holds more than 50 percent of Gartner stock, which is traded over-the-counter on the NASDAQ national market system.
Gartner produced exceptional growth in revenue and operating income, and expects continuing strong growth in 1995. Key growth drivers at Gartner include:
    The introduction of new subscription products.
    Wider distribution of its research and advisory services in customers' organizations. Electronic delivery using CD-ROM and Lotus Notes technology has expanded Gartner's base of direct users to more than 50,000 individuals, compared with 23,000 two years ago.
    Wider marketing of Gartner's services to a larger customer base, including more mid-sized companies.

Dataquest
Dataquest provides global market research, analysis and consulting services for information technology, hardware, software, communications and services companies. Its machinery information division was divested in 1994.
Dataquest posted double-digit growth in revenue, adjusted for the divestiture, and a substantial improvement in operating income performance. After several years of operating losses, the unit returned to profitability and posted results well ahead of expectations. Dataquest introduced electronic product delivery vehicles; improved its consulting services and performance; increased sales coverage in North America and Asia; and developed new products and revised product lines more closely aligned with customer needs. In the fourth quarter, Dataquest acquired ResearchAsia, a technology market-tracking firm covering Hong Kong, Thailand, South Korea, Singapore, Taiwan and other countries.

NCH Promotional Services
NCH Promotional Services provides cents-off coupon redemption, processing and financial management services to retailers, and promotion analysis and information management to manufacturers. NCH reported lower revenue, reflecting a decline in worldwide coupon redemptions and competitive pricing in the industry. The division reported excellent growth in operating income as a result of production efficiencies and process reengineering. NCH introduced LAUNCH, a Windows-based promotion management system, and Payment Choice, a flexible management and reporting system for retailers.

FINANCIAL REVIEW
The Company reported record earnings per share in 1994 of $3.70, up 10.1% from $3.36 a year ago, excluding the adoption of Financial Accounting Standards Board (FASB) Statements of Financial Accounting Standards (SFAS) No. 112 and No. 106 and a net restructuring charge of $166.7 million after-tax, in 1993. (See Notes 3 and 6 to the Consolidated Financial Statements.) Including these factors, the Company reported 1993 earnings per share of $.23. Net income in 1994 increased by 5.7% to $629.5 million from $595.4 million in 1993, excluding the factors cited above. Including these factors, The Dun & Bradstreet Corporation (D&B) reported 1993 net income of $38.1 million.
    Reported operating income in 1994 increased by 11.5% to $925.5 million from $830.0 million, before restructuring expense-net in 1993. Operating-income growth outpaced revenue growth primarily because of improved productivity from workforce reductions, prior restructuring actions and other company-wide productivity initiatives. Excluding the effects of acquisitions, divestitures, timing factors and restructuring expense-net, D&B's 1994 operating income grew by about 10%.
    For the Company's current portfolio of businesses, operating expenses excluding restructuring expense-net and the effect of the dollar increased .4% in 1994 compared with 1993, reflecting productivity improvements.
    D&B reported an 18.9 % operating margin for 1994--up from 16.0% three years ago. Productivity actions ranged from a workforce reduction of about 5,000 since late 1993, to company-wide consolidation of data-processing centers, real estate, and back-office accounting.
    Reported 1994 revenue increased by 3.9% to $4,895.7 million, from $4,710.4 million in 1993. Excluding the effects of acquisitions and divestitures and timing factors, 1994 revenue rose by about 2%. For the full year, the impact of the dollar was not significant. Good underlying revenue performance at IMS International (IMS), Nielsen
Media and Gartner Group, Inc. (Gartner Group) was largely offset by a decline at Moody's Investors Service resulting from the change in bond-market conditions, a decrease in mainframe-related revenue at D&B Software (DBS), and by past competitive losses at Nielsen in the U.S. (Excluding these three business, D&B's full-year underlying revenue was up about 5%, and fourth-quarter underlying revenue was up about 7%.) Revenue growth remains D&B's number-one objective. The Company's positive year-end finish was encouraging, with enhanced performances by IMS, Nielsen International, Nielsen Media and Gartner Group. D&B continued to compete aggressively in 1994. Nielsen U.S. seized the competitive momentum by winning a solid majority of contracts awarded in 1994, while IMS substantially strengthened its leadership position in the U.S. marketplace.

During the second quarter of 1994, D&B took further steps to improve productivity. The Company divested two non-strategic businesses--Thomson Directories (TDL) and the Machinery Information Division of Dataquest--and initiated other actions to restructure certain operations and businesses, and to reduce costs and increase operating efficiencies. These restructuring measures included office consolidations, the closedown of Sales Technologies' European operations, the discontinuance of certain production and data-collection systems and products, as well as additional steps to complete certain actions initiated in the fourth quarter of 1993.
The pre-tax costs associated with these restructuring actions essentially offset a pre-tax gain of $54.7 million on the two divestitures. (See Note 3 to the Consolidated Financial Statements.)
    In the third quarter of 1994, several non-recurring gains and significant changes in costs were included in the Company's operating results. As a result of the decision to outsource communications services, the assets of DunsNet were sold for a pre-tax gain of $36.0 million. Dun & Bradstreet Plan Services was divested with no gain recorded. The Company also took proactive measures to improve D&B's future performance by accelerating the introduction of newer technologies, though this resulted in a charge of $38.8 million. The charge principally reflected the revaluation of certain computer software and other intangible assets that will be replaced or no longer be used at DBS, IMS, Dun & Bradstreet Information Services
(DBIS) and Nielsen. In addition, a change in eligibility requirements for the Company's postretirement medical plan resulted in a curtailment gain of approximately $25.7 million, which was largely offset by a substantial increase in spending for new-product development.
    In the fourth quarter, as part of the Company's global initiative to improve productivity and increase synergies, the Company realized a $12.6 million benefit-plan curtailment gain due to workforce reductions and divestitures and a $10.2 million gain from the sale of Nielsen's headquarters in Northbrook, Illinois. The Company also realized a $9.8 million benefit, included in other expense-net, from tax sharing agreements with an Alaska Native Corporation. These gains partially offset the high level of spending on new growth initiatives in the quarter.
    The Company reported 1994 non-operating expense-net of $46.3 million, compared with non-operating income-net of $35.5 million in 1993. Non-operating income-net in 1993 included the $21.0 million gain on the initial public offering of Gartner Group. Non-operating expense-net in 1994 was due in part to a lower cash position as a result of cash payments for acquisitions, restructuring and severance, lower interest rates earned on international cash investments and higher interest rates paid on increased U.S. short-term borrowings, and higher minority interest expense related to two previously disclosed limited partnerships and to Gartner Group. These expenses were partially offset by benefits from tax sharing agreements with an Alaska Native Corporation. The cost of funds raised by one partnership, which provided funding for the Company's 1993 share repurchases, was more than offset by the favorable impact on earnings per share of lower average shares outstanding.
    The Company's effective tax rates were 28.4%, 29.5% and 30.4% in 1994, 1993 and 1992, respectively, excluding the effect of the restructuring charge in 1993. The declines in the effective rates in 1993 and 1994 were a result of the continuing favorable effects of global tax-planning actions, partially offset in 1993 by an increase in the U.S. corporate income tax rate.
    Return on average shareowners' equity was 55.6%, 34.6% and 26.1% in 1994, 1993 and 1992, respectively, excluding in 1993 restructuring expense-net of $277.5 million, a $21.0 million gain from Gartner
Group's sale of stock and the cumulative effect of accounting changes.

    Focusing on 1995, D&B's revenue-growth outlook for 1995 is substantially improved. The Company believes mid-single-digit revenue growth is achievable, driven by investments in 1994, high-growth acquisitions, increased competitive momentum and a stable revenue outlook at Nielsen U.S. and D&B Software.
    Based on the Company's decision to accelerate its long-term commitment to revenue growth, it was decided to substantially increase investment in D&B in 1995 over 1994. Accelerated investment will fuel topline growth and build customer value through new products and services, competitive pricing and strategic acquisitions.
    Based on these aggressive investment plans, 1995 underlying revenue growth is expected to be in the mid-single digits, with growth in earnings per share at or nearly at the Company's topline performance.
    While the Company expects good 1995 business performance from its divisions, several other factors will affect 1995 earnings growth.
In 1994, spending on new revenue initiatives, including dilution from acquisitions, was funded primarily by an unusually high level of productivity improvements from restructuring actions and workforce reductions, as well as by employee benefit plan changes and some one -time gains. In 1995, the incremental contribution from productivity gains, while continuing to be strong, is not likely to be sufficient to drive earnings growth beyond revenue growth, given the accelerated levels of investment. Moreover, in 1995, the Company anticipates less of a contribution from one-time savings and gains, which helped to fund investment spending in 1994.
    The first quarter of 1995 may not be representative of anticipated full-year performance, in part because of a significant decline at Moody's, compared with its good performance in the first quarter of 1994, resulting from the change in bond-market conditions.
    Some of 1995's revenue growth will come from new products and services, which typically show lower initial margins. The Company also anticipates a reduction in contribution from the Directory business due to contractual changes.

  Further, the Company expects
a substantial increase in interest expense as a result of 1994 expenditures on acquisitions, restructuring and severance, as well as interest-rate increases on short-term financing. Despite aggressive plans to increase spending, the Company is financially strong and able to fund the current dividend. At a minimum, the Company plans to maintain the current dividend. Any recommendation to the board to increase the dividend will depend on how much earnings grow.
    Given D&B's current performance and confidence in its strategy to deliver results, D&B's long-term expectations remain high-single-digit revenue growth, and low-double-digit growth in earnings per share.
    Marketing Information Services reported a 9.3% increase in 1994 revenue to $2,042.9 million from $1,868.3 million in 1993. Adjusted for the acquisitions of SRG, AGB Australia and Amfac Chemdata, the divestiture of Donnelley Marketing Information Services (DMIS), and timing factors, 1994 revenue growth for the segment was up about 6%. IMS reported 1994 revenue of $691 million, up about 13% on a reported basis and up about 8%, adjusted for the acquisition of Amfac Chemdata and timing factors. Nielsen reported 1994 revenue of $1,102.0 million, up 4.8% on a reported basis and up about 3%, adjusted for acquisitions and the divestiture of DMIS. Nielsen Media reported excellent revenue growth in 1994. Reported operating income for the segment before restructuring expense-net decreased 6.5% to $277.1 million from $296.5 million a year ago. Adjusted for acquisitions, the divestiture of DMIS and timing factors, operating income before restructuring expense-net was down 18%. Operating income before restructuring expense-net in 1994 reflected increased investment spending in the segment, as well as past competitive losses and higher costs in Nielsen's U.S. business.

    Risk Management and Business Marketing Information Services reported 1994 revenue growth of 2.7% to $1,605.7 million from $1,564.2 million in 1993. Adjusted for the acquisitions of Novinform AG, S&W and Orefro, segment revenue was essentially unchanged, held down by a decline at Moody's Investors Service. Moody's reported lower 1994 revenue, principally due to the dramatic decline in corporate-bond volumes and public-debt refundings. DBIS reported
1994 revenue of $1,256.3 million, up 3.0% from 1993.  Adjusted for acquisitions, DBIS' revenue was up about 1%. DBIS North America's 1994 revenue was essentially unchanged, held down by slightly lower U.S. credit services revenue resulting from customers' increased use of lower priced, less comprehensive U.S. credit services products. Adjusted for acquisitions, DBIS Europe's 1994 revenue increased by about 1%. Reported operating income for the segment before restructuring expense-net increased 10.0% to $445.2 million from $404.6 million a year ago. Adjusted for acquisitions, operating income before restructuring expense-net was up 9%, despite a decline at Moody's, due primarily to productivity gains at DBIS.
    Software Services reported a 14.7% decrease in 1994 revenue to $405.9 million from $475.6 million a year ago. DBS' 1994 revenue, adjusted for the dollar, was down in line with the segment, due to lower mainframe-related revenue. The Software Services segment posted a slight loss in 1994 before restructuring expense-net, due to a third-quarter charge for the revaluation of computer software. Excluding the charge, the segment had a modest profit, compared with operating income before restructuring expense-net of $43.7 million a year ago.
    Directory Information Services reported a 2.4% decrease in 1994 revenue to $440.1 million from $450.7 million a year ago, largely as a result of timing factors. Excluding the impact of timing factors and the divestiture of TDL, revenue growth for 1994 was about 6%. Underlying sales of Directory Information Services yellow pages directories were up slightly. Reported operating income for the segment before restructuring expense-net increased 15.6% to $214.2 million from $185.2 million a year ago. Excluding the impact of timing factors and the divestiture, segment operating income before restructuring expense-net was up 32%, reflecting significant productivity gains.
    Other Business Services reported 1994 revenue of $401.1 million, up 14.1% from $351.6 million in 1993. Adjusted for Dataquest's divestiture of its Machinery Information Division and the divestiture of Plan Services, segment revenue increased about 17%. Gartner Group reported excellent revenue growth in 1994. NCH Promotional Services reported a decrease in 1994 revenue, reflecting a decline in worldwide coupon redemptions and competitive pricing in the industry, as well as the impact of actions taken to improve cash flow and profitability. Reported operating income for the segment before restructuring expense-net increased by 215.4% to $88.3 million from $28.0 million a year ago, due primarily to the third-quarter gain on the sale of the assets of DunsNet. Adjusted for Dataquest's divestiture of its Machinery Information Division and the divestiture of Plan Services, segment operating income before restructuring expense-net was up significantly, due to the DunsNet gain and the excellent performance at Gartner Group.

In 1993, the Company reported earnings per share of $3.36, up 8.4% from $3.10 in 1992, excluding, in 1993, the cumulative effect of accounting changes and the net restructuring charge. Nineteen ninety-three earnings per share were reduced by $.05 per share as a result of an increase in the U.S. corporate income tax rate. Including the effect of these factors, the Company reported 1993 earnings per share of $.23 and net income of $38.1 million.
    Operating revenue in 1993 was down .8% to $4,710.4 million from $4,750.7 million in 1992. Excluding the effects of divestitures and acquisitions, the adverse impact of the stronger dollar and certain timing factors, 1993 revenue was up about 3.5%.
    Operating income before restructuring expense-net in 1993 increased 5.6% to $830.0 million from $785.9 million in 1992. Excluding the effects of divestitures and acquisitions, the stronger dollar, certain timing factors and restructuring expense-net, 1993 operating income was up about 13%. Operating income after restructuring expense-net decreased to $552.5 million.
    Operating expenses, excluding the effect of acquisitions and divestitures, restructuring expense-net and the effect of the stronger dollar, increased 1.7% in 1993 compared with 1992, reflecting productivity improvements.
    In 1993, the Company adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits" and SFAS No.
106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The adoption of SFAS No. 112 and SFAS No. 106 resulted in one-time, non-cash, after-tax charges of $250 million and $140 million, respectively, in the first quarter of 1993. (See Note 6 to the Consolidated Financial Statements.)
    The Company reported 1993 non-operating income-net of $35.5 million, compared with non-operating income-net of $9.3 million in 1992. Non-operating income-net in 1993 included a $21.0 million gain from the initial public offering of Gartner Group. Other expense-net of $12.4 million in 1993 compared with other expense-net of $2.0 million in 1992 reflected the minority interest's share of income/loss of majority-owned subsidiaries and two previously disclosed limited partnerships. Non-operating expense-net in 1993 also reflected lower interest expense due in part to a lower level of short-term borrowings, a larger portfolio of marketable securities and interest income on notes related to the sale of Datastream. In effect, a portion of the increase in interest income-net represented an offset to the absence of operating income from divested businesses.
    In 1992, the Company reported earnings per share of $3.10, up 9.2% from $2.84 per share in 1991. Net income for 1992 increased 9.3% to $553.5 million from $506.5 million in 1991.
    Operating revenue in 1992 increased $99.7 million, or 2.1% to $4,750.7 million from $4,651.0 million in 1991. Revenue growth in 1992 was held down by the effects of four divestitures--Donnelley Marketing in February 1991, the communications unit of IMS International in July 1991, Information Associates in June 1992 and Datastream International in September 1992--as well as by the impact of changes in contractual arrangements at Reuben H. Donnelley in 1991. Excluding these factors, and the impact of a slightly weaker dollar, revenue growth was about 5%, which was held down by the negative impact of economic and industry conditions on Directory Information Services and DBS.
    Operating income in 1992 increased by 5.6% to $785.9 million from $744.3 million in 1991. Excluding the effects of divestitures, the 1991 changes in Donnelley contracts, 1991 restructuring expense and the impact of a slightly weaker dollar, operating income increased by about 9%.

    Operating expenses excluding the effect of acquisitions and divestitures, restructuring expense-net and the impact of a weaker dollar, increased 4% in 1992 compared with 1991.

Non-operating income-net of $9.3 million in 1992, compared with non-operating expense-net of $7.0 million in 1991, reflecting a larger portfolio of marketable securities and a lower level of short-term borrowings, due to a significant increase in cash flow from operations and proceeds from the sales of Datastream
International and Information Associates. In effect, a portion of the increase in interest income-net represented an offset to the absence of operating income from divested businesses. Non-operating income-net in 1992 also included a $3.4 million gain on foreign-currency put options, compared with an $11.2 million gain in 1991.
    In line with the Company's often stated strategy of sharpening its focus on key markets for information services, during 1992, the Information Associates unit of DBS and Datastream International were sold during the second and third quarters, respectively. Restructuring actions initiated in 1992 included the reorganization of European operations at Nielsen, and workforce reductions and actions to consolidate operations at DBS and Reuben H. Donnelley.
The pre-tax costs of these actions essentially offset a pre-tax gain of $107 million on the sales of Datastream International and Information Associates.
    In 1993 the Company sold DMIS, redeemed preferred shares and notes related to the sales of Donnelley Marketing and Datastream International and resolved certain contingencies related to other divestitures. As a result of the above transactions, a $40.0 million restructuring gain was recognized. In 1993, the Company also recognized a $21.0 million non-operating gain related to the initial public offering of Gartner Group in which the Company holds a majority interest. In connection with the above operating and non-operating gains, the Company recorded $61.0 million of restructuring expense related to workforce reductions (non-severance costs) and restructuring of certain operations and businesses.
    Additional restructuring actions initiated in 1993 totaling $256.5 million represented an acceleration of ongoing efforts to achieve long-term productivity improvements and to leverage the Company's global synergies. A significant portion of the charge was for downsizing the number of data-processing centers, reducing worldwide real estate costs, and reengineering back-office accounting functions. The ongoing pre-tax savings from these synergy actions are expected to grow in the next few years to approximately $100 million annually.
    In 1994, 1993 and 1992, certain restructuring actions initiated in 1993, 1992 and 1991 were completed at a lower cost than originally estimated and other actions required more costs to implement than originally expected. In addition, costs to complete certain actions being implemented changed based on revised estimates and experience to date. In a number of instances, new restructuring actions were initiated to complement or enhance original actions and certain actions were expanded, contracted or discontinued based on changed circumstances. While the total costs of all restructuring actions remained unchanged, the changes in estimates and other changes did impact operating income by business segment. (See Notes 3 and 15 to the Consolidated Financial Statements.)
    Restructuring actions significantly affect year-to-year comparisons of operating income by segment. Accordingly, Marketing Information Services reported operating income of $285.3 million in 1994, compared with operating income of $243.5 million and $257.2 million in 1993 and 1992, respectively. Risk Management and Business Marketing Information Services reported operating income in 1994 of $447.0 million, compared with operating income of $307.6 million and $371.0 million in 1993 and 1992, respectively. Software Services' operating loss for 1994 totaled $3.6 million, compared with operating losses of $24.6 million and $19.2 million in 1993 and 1992, respectively. Directory Information Services' operating income in 1994 totaled $248.0 million, compared with $170.3 million and $154.0 million in 1993 and 1992, respectively. Other Business Services' operating income in 1994 totaled $110.0 million, compared with $24.8 million and $149.8 million in 1993 and 1992, respectively.

Non-U.S.Operations and Monetary Assets - The Company has operations in more than 70 countries. Approximately 41% of the Company's revenues in 1994 were from non-U.S. operations, including approximately 28% from European operations. The percentage of the Company's revenue from non-U.S. (particularly non-European) operations increased in 1994 compared with 1993 because of the effect of acquisitions in 1994. Non-U.S. operations accounted for approximately 28% of the Company's operating income in 1994, including European operations, which accounted for approximately 20%. Changes in the value of non-U.S. currencies relative to the U.S. dollar cause fluctuations in U.S. dollar operating results. In 1994, the effect of foreign currency translation on revenue and operating income growth was insignificant. In 1993, foreign currency translation decreased U.S. dollar revenue and operating income growth by approximately 4%.
    From 1989 through 1993, the Company had used various financial instruments, which have provided partial protection against foreign currency exposures versus annual plan; however, this practice did not avoid year-to-year fluctuations in U.S. dollar operating results resulting from foreign currency translation. In 1994, the Company discontinued this practice; however, the cost/benefit of this practice will be re-evaluated periodically and might be used in the future.
    Non-U.S. monetary assets are maintained in European currencies, principally in Germany, Switzerland, Spain, Italy, and the Netherlands. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to shareowners' equity.
The effect of exchange rate changes during 1994 increased the U.S. dollar amount of cash and cash equivalents by approximately $15.4 million.

Liquidity and Financial Position - At December 31, 1994, cash, cash equivalents and current and non-current marketable securities totaled $495 million, (including $130 million of American Credit Indemnity's marketable securities, a portion of which is subject to insurance regulation), a decline of $279 million from December 31, 1993 and short-term debt totaled $501 million, an increase of $243 million from December 31, 1993. This combined usage ($522 million) of cash during 1994 included a number of significant outlays, including expected payments for postemployment benefits and restructuring of $174.5 million and $142.8 million, respectively, and net outlays of approximately $126 million for the acquisition of businesses and equity investments (net of proceeds from the sale of businesses of $143.7 million). Excluding the aforementioned significant outlays, the Company used approximately $80 million of cash during 1994. This usage included increased spending for property, plant and equipment and software development, reflecting spending for growth, and an increase in accounts receivable, which management believes was largely attributable to a number of timing factors.
    In 1995, the Company expects outlays in the range of $145 million for completion of restructuring actions principally initiated in late 1993. In addition, annual outlays for postemployment benefits (principally severance) in the range of $100 million are anticipated in 1995 and 1996 to complete workforce reductions originally planned through 1997. The Company expects improvement in cash flow from operations in 1995 and therefore, including the aforementioned 1995 expenditures expects to be a moderate user of cash.
    Net cash provided by operating activities was $562.0 million, $917.0 million, and $986.9 million in 1994, 1993 and 1992, respectively. The decrease of $355.0 million in net cash provided by operating activities in 1994, compared with 1993, primarily reflected higher restructuring payments ($47.7 million), higher postemployment benefit payments ($130.2 million), increased investment in accounts receivable ($125.1 million) and a higher increase in other working capital items ($73.7 million).
    Cash used in investing activities totaled $639.1 million for 1994, compared with $367.0 million and $283.5 million in 1993 and 1992, respectively. Cash used in investing activities in 1994 reflected payments for acquisition of businesses and equity investments (included in Other Investments and Notes Receivable) of approximately $270 million. The increase in cash usage, compared with 1993 also reflected higher payments for the purchase of marketable securities-net ($84.4 million), higher capital expenditures ($36.8 million) related to the purchase and refurbishment of several buildings, increased additions to computer software and other intangibles ($27.3 million), offset, in part, by higher proceeds from sale of businesses ($36.2 million). Capital expenditures were $272.5 million, $235.7 million, and $196.9 million in 1994, 1993 and 1992, respectively.
    Cash received ($143.7 million) during 1994 from the sale of TDL, the Machinery Information Division of Dataquest and DunsNet's assets was added to the general funds of the Company.
    Net cash used in financing activities totaled $253.8 million in 1994, compared with $353.8 million in 1993, and $481.3 million in 1992. The decrease in cash usage in 1994 reflected an increase in U.S. short-term borrowings ($395.7 million), part of which was used to repay Alaska Native Corporation obligations ($166.2 million).
In addition, 1993 included payments for purchase of the Company's common stock ($612.2 million) funded, in part, by third-parties' investments in partnerships ($625.0 million).
    In late 1996, third-parties special investors interests ($500 million) in the investment partnership (see Note 10 to the Consolidated Financial Statements) will be exchanged for cash, Company stock, a debt instrument issued by the Company, or a combination thereof at the Company's discretion. Additionally, the limited partners in the database licensing partnership described in Note 10 will have the right to have their limited partnership interests ($125 million) liquidated after 1996.
    The Company has entered into interest rate swap agreements, which effectively fixed interest rates on $300 million of variable rate debt, at a weighted average fixed rate payable of 6.84%. (See Note
5 to the Consolidated Financial Statements.)
    The Company continues to be financially strong. Management believes that short- and medium-term financing alternatives available to the Company, in addition to the Company's portfolio of cash, cash equivalents and marketable securities, as well as cash generated from operations, will be more than sufficient to meet the Company's cash requirements including operating requirements, dividends, severance payments, restructuring expenses, payments for acquisitions and those that might result from liquidation of partnerships minority interests.
Dividends - The regular quarterly dividend was increased to $.65 from $.61 per share on April 20, 1994. The increase brought dividends per share in 1994 to $2.56, an increase of 6.7% over the $2.40 paid in 1993. On an annualized basis, the dividend rate of $2.60 was up 6.6% from the previous rate.
Common Stock Information - The Company's common stock (symbol DNB) is listed on the New York, London, Tokyo, Zurich, Geneva and Basel stock exchanges. During 1994 and 1993, 63.3 million shares and
69.4 million shares, respectively, were traded, representing 37.2% and 39.2% of the average number of shares outstanding in the respective years. The number of shareowners of record declined to 14,646 at January 31, 1995 from 15,458 at January 31, 1994.
    The following summarizes price and dividend-per-share information for Dun & Bradstreet common stock as reported in the periods shown:

                       Price Per Share ($)          Dividends Paid
                   ------------------------------   --------------
                        1994             1993        Per Share ($)
                    ------------     ------------    -------------
                     High   Low      High     Low     1994  1993
______________________________________________________________________
First Quarter      64      57 7/8   61 3/4  55 3/4    .61   .57
Second Quarter     59 3/4  55 1/4   60 3/4  57 3/8    .65   .61
Third Quarter      59 1/4  55 1/2   64 7/8  57 1/2    .65   .61
Fourth Quarter     60 3/4  51 7/8   68 1/2  60 5/8    .65   .61
______________________________________________________________________
Year               64      51 7/8   68 1/2  55 3/4   2.56  2.40
______________________________________________________________________

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareowners and the Board of Directors of The Dun & Bradstreet
Corporation:

   We have audited the accompanying consolidated statement of financial position of The Dun & Bradstreet Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareowners' equity and cash flows for the years ended December 31, 1994, 1993 and 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Dun & Bradstreet Corporation and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for the years ended December 31, 1994, 1993 and 1992, in conformity with generally accepted accounting principles.
   As discussed in Note 6 to the consolidated financial statements, in 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits".




COOPERS & LYBRAND L.L.P.

Stamford, Connecticut
January 25, 1995

Statement of Management Responsibility for Financial Statements


To the Shareowners of
The Dun & Bradstreet Corporation:


Management has prepared and is responsible for the consolidated financial statements and related information that appear on pages 16 to
39. The consolidated financial statements, which include amounts based on judgments of management, have been prepared in conformity with generally accepted accounting principles. Other financial information in the annual report is consistent with that in the consolidated financial statements.
    Management believes that the Company's internal control systems provide reasonable assurance at reasonable cost that assets are safeguarded against loss from unauthorized use or disposition, and that the financial records are reliable for preparing financial statements and maintaining accountability for assets. These systems are augmented by written policies, an organizational structure providing division of responsibilities, careful selection and training of qualified financial people and a program of internal audits.
    The independent accountants are engaged to conduct an audit of and render an opinion on the financial statements in accordance with generally accepted auditing standards. These standards include an assessment of the systems of internal controls and tests of transactions to the extent considered necessary by them to support their opinion.
    The Board of Directors, through its Audit Committee consisting solely of outside directors of the Company, is responsible for reviewing and monitoring the Company's financial reporting and accounting practices. Coopers & Lybrand L.L.P. and the internal auditors each have full and free access to the Audit Committee and meet with it regularly, with and without management.



Robert E. Weissman
/s/ Robert E. Weissman
________________________
Robert E. Weissman
President and
Chief Executive Officer



Edwin A. Bescherer, Jr.
/s/ Edwin A. Bescherer, Jr.
__________________________________
Edwin A. Bescherer, Jr.
Executive Vice President - Finance
and Chief Financial Officer


The Dun & Bradstreet Corporation and Subsidiaries

Consolidated Statement of Income
Years Ended December 31,


Dollar amounts in millions, except per share data          1994           1993         1992
                                                    ___________    ___________   __________
Operating Revenue                                      $4,895.7      $4,710.4     $4,750.7
Operating Costs, Selling and
  Administrative Expenses                               3,549.1       3,506.7      3,585.9
Depreciation and Amortization                             421.1         373.7        378.9
Restructuring Expense - Net                                   0         277.5            0
                                                    ___________    ___________   __________
Operating Income                                          925.5         552.5        785.9
                                                    ___________    ___________   __________
Interest Income                                            31.2          51.6         44.1
Interest Expense                                          (39.0)        (24.7)       (32.8)
Gain on Sale of Gartner Group Stock                           0          21.0            0
Other Expense - Net                                       (38.5)        (12.4)        (2.0)
                                                    ___________    ___________   __________
Non-Operating (Expense)Income - Net                       (46.3)         35.5          9.3
                                                    ___________    ___________   __________
Income Before Provision for Income Taxes and Cumulative
  Effect of Changes in Accounting Principles              879.2         588.0        795.2
Provision for Income Taxes                                249.7         159.3        241.7
                                                    ___________    ___________   __________
Income Before Cumulative Effect of Changes in
  Accounting Principles                                   629.5         428.7        553.5

Cumulative Effect to January 1, 1993, of Changes in Accounting Principles:

  -SFAS No. 106, "Employers' Accounting for
   Postretirement Benefits Other Than Pensions,"
   Net of Income Tax Benefits of $93.7                       -         (140.6)           -

  -SFAS No. 112, "Employers' Accounting for
   Postemployment Benefits," Net of Income Tax
   Benefits of $150.0                                        -         (250.0)           -
                                                    ___________    ___________   __________
Net Income                                             $  629.5      $   38.1     $  553.5
_______________________________________________________________    ___________   __________
Earnings Per Share of Common Stock:

  Before Cumulative Effect of Changes in
   Accounting Principles                               $   3.70      $    2.42    $    3.10

   Cumulative Effect to January 1, 1993, of Changes in
     Accounting Principles:

    -SFAS No. 106, "Employers' Accounting for
     Postretirement Benefits Other Than Pensions,"           -            (.79)           -

    -SFAS No. 112, "Employers' Accounting for
     Postemployment Benefits"                                -           (1.40)           -
_______________________________________________________________    ___________   __________
Net Earnings Per Share of Common Stock                  $  3.70      $     .23    $    3.10
                                                    ___________    ___________  ___________
Average Number of Shares Outstanding                169,946,000    177,181,000  178,346,000
_______________________________________________________________    ___________  ___________



The accompanying notes are an integral part of the consolidated financial statements


                                    F-21



The Dun & Bradstreet Corporation
Consolidated Statement of Financial Position
December 31,


Dollar amounts in millions, except per share data      1994           1993
___________________________________________________________________________
ASSETS

Current Assets
Cash and Cash Equivalents                          $  335.4       $  650.9
Marketable Securities                                  26.9           17.7
Accounts Receivable - Net                           1,256.5        1,078.9
Other Current Assets                                  362.2          374.9
                                                  ---------      ---------
      Total Current Assets                          1,981.0        2,122.4
___________________________________________________________________________
Investments
Marketable Securities                                 133.1          106.2
Other Investments and Notes Receivable                366.4          310.6
                                                  ---------      ---------
      Total Investments                               499.5          416.8
___________________________________________________________________________

Property, Plant and Equipment - Net                   918.5          861.1
___________________________________________________________________________

Other Assets-Net
Deferred Charges                                   $  363.1       $  318.5
Computer Software                                     335.9          294.5
Other Intangibles                                     216.0          214.7
Goodwill                                            1,149.9          942.4
                                                  ---------      ---------
      Total Other Assets-Net                        2,064.9        1,770.1
___________________________________________________________________________
TOTAL ASSETS                                       $5,463.9       $5,170.4
___________________________________________________________________________

Liabilities and Shareowners' Equity
Current Liabilities
Accounts and Notes Payable                         $  790.8       $  371.8
Accrued and Other Current Liabilities               1,300.4        1,561.5
Accrued Income Taxes                                   95.4          110.8
                                                  ---------      ---------
      Total Current Liabilities                     2,186.6        2,044.1
___________________________________________________________________________

Unearned Subscription Income                          290.3          263.7
Postretirement and Postemployment Benefits            484.9          545.7
Deferred Income Taxes                                 209.3          176.8
Other Liabilities and Minority Interests              974.2        1,028.8
___________________________________________________________________________
TOTAL LIABILITIES                                  $4,145.3       $4,059.1
___________________________________________________________________________

Shareowners' Equity
Preferred Stock, par value $1 per share,
  authorized - 10,000,000 shares;
  outstanding - none
Common Stock, par value $1 per share,
  authorized - 400,000,000 shares;
  issued-188,411,297 and 188,406,813 shares for
  1994 and 1993, respectively                         $  188.4    $  188.4
Capital in Excess of Par Value                            67.2        64.2
Retained Earnings                                      2,330.0     2,135.7
Treasury Stock, at cost, 18,650,410 and 18,124,514
  shares for 1994 and 1993, respectively              (1,077.2)   (1,036.5)
Cumulative Translation Adjustment                       (183.5)     (240.5)
Unrealized Losses on Investments                          (6.3)          0
______________________________________________________________  __________
Total Shareowners' Equity                             $1,318.6    $1,111.3
______________________________________________________________  __________
Total Liabilities and Shareowners' Equity             $5,463.9    $5,170.4
______________________________________________________________  __________

The accompanying notes are an integral part of the consolidated financial statements.


                                    F-22



The Dun & Bradstreet Corporation and Subsidiaries

Consolidated Statement of Cash Flows
Years Ended December 31,


Dollar amounts in millions                                 1994           1993         1992
                                                    ___________    ___________   __________
Cash Flows from Operating Activities:
Net Income                                             $  629.5      $   38.1     $  553.5
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
  Cumulative Effect of Changes in Accounting
   Principles:
     Postretirement Benefits Other Than Pensions              0         140.6            0
     Postemployment Benefits                                  0         250.0            0
  Depreciation and Amortization                           421.1         373.7        378.9
  Gain from Sale of DunsNet Assets                        (36.0)            0            0
  Gains from Sale of Businesses and Gartner Group Stock   (56.3)        (61.0)      (106.9)
  Restructuring Provisions                                 56.3         317.5        106.9
  Restructuring Payments                                 (142.8)        (95.1)       (93.6)
  Postemployment Benefit Payments                        (174.5)        (44.3)           0
  Net (Inrease) Decrease in Accounts Receivable           (88.3)         36.8         12.0
  Deferred Income Taxes                                    67.9           2.9        (40.0)
  Postemployment Benefits - Curtailment Gains             (46.0)         (2 1)           0
  Net (Increase) Decrease in
     Other Working Capital Items                          (89.4)        (15.7)       154.9
  Other                                                    20.5         (24.4)        21.2
_______________________________________________________________    ___________  ___________
Net Cash Provided by Operating Activities                 562.0         917.0        986.9
_______________________________________________________________    ___________  ___________
Cash Flows from Investing Activities:
(Payments for) Proceeds from Marketable
  Securities - Net                                         (.5)         83.9        (89.0)
Proceeds from Sale of Businesses                         143.7         107.5        174.5
Payments for Acquisition of Businesses (excluding cash
   and cash equivalents acquired of $1.9 million and
   and $12.8 million in 1994 and 1993, respectively)    (234.0)       (120.1)        (1.8)
Capital Expenditures                                    (272.5)       (235.7)      (196.9)
Additions to Computer Software and Other Intangibles    (230.2)       (202.9)      (160.6)
(Increase)Decrease in Other Investments and
  Notes Receivable                                       (67.6)        (29.8)          .8
Other                                                     22.0          30.1        (10.5)
_______________________________________________________________    ___________  ___________
Net Cash Used in Investing Activities                   (639.1)       (367.0)      (283.5)
_______________________________________________________________    ___________  ___________
Cash Flows from Financing Activities:
Payment of Dividends                                    (435.2)       (423.0)      (401.3)
Payments for Purchase of Treasury Shares                 (70.0)       (612.2)       (48.3)
Net Proceeds from Exercise of Stock Options               23.4          43.1         23.6
Increase Decrease in U.S. Short-term Borrowings          360.8         (34.9)       (54.5)
Third-Parties' Investments in Partnerships                   0         625.0            0
Payment of Alaska Native Corp. Obligations              (166.2)            0            0
Other                                                     33.4          48.2          (.8)
_______________________________________________________________    ___________  ___________
Net Cash Used in Financing Activities                   (253.8)       (353.8)      (481.3)
_______________________________________________________________    ___________  ___________
Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                                    15.4         (39.8)       (12.7)
_______________________________________________________________    ___________  ___________
Increase(Decrease) in Cash and Cash Equivalents         (315.5)        156.4        209.4
Cash and Cash Equivalents, Beginning of Year             650.9         494.5        285.1
_______________________________________________________________    ___________  ___________
Cash and Cash Equivalents, End of Year                $  335.4      $  650.9     $  494.5
_______________________________________________________________    ___________  ___________

The accompanying notes are an integral part of the consolidated financial statements


                                       F-23



The Dun & Bradstreet  Corporation and Subsidiaries

CONSOLIDATED STATEMENT OF SHAREOWNERS' EQUITY


Dollar amounts in millions, except per share data
__________________________________________________________________________________________________________________
                               Common        Capital in                         Cumulative   Unrealized
Three Years Ended              Stock         Excess of  Retained    Treasury    Translation  Losses on
December 31, 1994           ($1 Par Value)   Par Value  Earnings    Stock       Adjustment   Investments  Total
__________________________________________   _________  _________   _________   ___________  ___________  _________
Balance, Jan. 1, 1992          $188.4        $56.5      $2,368.4     $(450.5)   $(39.7)         $  0      $ 2,123.1
Net Income                                                 553.5                                              553.5
Cash Dividends ($2.25 per share)                          (401.3)                                            (401.3)
Treasury shares reissued under
  stock options and deferred
  compensation plans (577,296)                 2.9                      23.6                                   26.5
Treasury shares reissued under
  restricted stock plan (71,884)                                         4.0                                    4.0
        Less unearned portion                                           (4.0)                                   4.0)
        Plus earned portion of grants                                    3.2                                    3.2
Treasury shares acquired (864,108)                                     (48.3)                                 (48.3)
Change in cumulative translation
  adjustment                                                                     (100.7)                     (100.7)
_________________________________________   ________  ___________   ________   ___________  __________    __________
Balance, December 31, 1992       188.4        59.4       2,520.6      (472.0)    (140.4)           0        2,156.0
Net Income                                                  38.1                                               38.1
Cash Dividends ($2.40 per share)                          (423.0)                                            (423.0)
Treasury shares reissued under
  stock options and deferred
  compensation plans (958,011)                 4.8                      43.1                                   47.9
Treasury shares reissued under
  restricted stock plan (93,888)                                         5.4                                    5.4
        Less unearned portion                                           (5.4)                                  (5.4)
        Plus earned portion of grants                                    4.6                                    4.6
Treasury shares acquired (9,010,227)                                  (612.2)                                (612.2)
Change in cumulative translation
  adjustment                                                                     (100.1)                     (100.1)
_________________________________________   ________  ___________   ________   ___________  __________    __________
Balance, December 31, 1993       188.4        64.2       2,135.7    (1,036.5)    (240.5)           0        1,111.3
Net Income                                                 629.5                                              629.5
Cash Dividends ($2.56 Per share)                          (435.2)                                            (435.2)
Treasury shares reissued under
  stock options and deferred
  compensation plans (552,805)                 3.0                      23.4                                   26.4
Treasury shares reissued under
  restricted stock plan (114,930)                                        7.1                                    7.1
        Less unearned portion                                           (7.1)                                  (7.1)
        Plus earned portion of grants                                    5.9                                    5.9
Treasury shares acquired (1,193,631)                                   (70.0)                                 (70.0)
Change in cumulative translation
  adjustment                                                                       57.0                        57.0
Unrealized losses on investments                                                                (6.3)          (6.3)

_________________________________________   ________  ___________  ___________   _________  __________    __________
Balance, December 31, 1994      $188.4       $67.2      $2,330.0   $(1,077.2)   $(183.5)      $(6.3)       $1,318.6
_________________________________________   ________  ___________  ___________   _________  __________    __________


The accompanying notes are an integral part of the consolidated financial statements


                                       F-24

The Dun & Bradstreet Corporation

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

Marketable Securities.   The Company adopted the provisions of
Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994. At December 31, 1994, all marketable securities were classified as "available for sale" and , therefore, are reported at fair value, with net unrealized gains and losses reported in shareowners' equity. Prior to 1994, marketable securities, consisting principally of fixed income securities, were carried at amortized cost.
The fair value of current and non-current marketable securities (and interest rate swap agreements and foreign exchange forward contracts discussed in Note 5 below) were estimated based on quoted market prices whenever available. When quoted market prices were not available, the Company used standard pricing models for various types of financial instruments which take into account the present value of estimated future cash flows. Realized gains and losses on marketable securities are determined on the specific identification method.

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

Other Assets. Deferred charges include prepaid pension costs and assets of grantor trusts established to pay benefits for U.S. supplemental pension plans. Certain computer software costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," and are reported at the lower of unamortized cost or net realizable value. Other intangibles result from acquisitions and database development. Computer software and other intangibles are being amortized, using principally the straight-line method, over three to five years and five to 15 years, respectively. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over seven to 40 years. At each balance sheet date, the Company reviews the recoverability of goodwill based on estimated undiscounted future cash flows from operating activities compared with the carrying value of goodwill.

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

Financial Instruments. The Company is a party to financial instruments with off-balance-sheet-risk, which are entered into in the normal course of business to reduce exposure to fluctuations in interest and foreign exchange rates. The counterparties to these instruments are major international financial institutions. See
Note 5 to the Consolidated Financial Statements.

Reclassifications. Certain prior-year amounts have been reclassified to conform with the 1994 presentation.

Note 2.  Acquisitions
In 1994 and 1993, the Company acquired various companies in separate transactions that were accounted for as purchases.
The aggregate purchase price of such acquisitions totaled approximately $234 million in 1994 (approximately $300 million including acquisition costs, contingent payments and minority interests in several companies). The largest acquisitions were:
Survey Research Group, a premier market research firm in Southeast Asia; S&W S.N.R.C. - Wys Muller S.A., a French credit information company; and Pilot Software, a leading provider of on-line analytic processing software solutions that support business decision making needs across many industries.
In 1993, the Company acquired Soliditet, a provider of commercial-credit information in Scandinavia, and Gartner Group, a provider of research, analysis and advisory services to users and suppliers of information technology systems and software. The aggregate purchase price for acquisitions totaled approximately $120 million in 1993. The results of operations of all purchases are included in the Consolidated Statement of Income from dates of acquisition. Had the acquisitions made in 1993 and 1994 been consummated on January 1 of the year preceding the year of acquisition, the results of these acquired operations would not have had a significant impact on the Company's consolidated results of operations for any of the years presented.

Note 3.  Restructuring
In the second quarter of 1994, the Company divested two non-strategic businesses - Thomson Directories and the Machinery Information Division of Dataquest, and initiated other actions to restructure certain operations and businesses, and to reduce costs and increase operating efficiencies. These restructuring actions included office consolidations, the closedown of Sales Technologies' European operations, the discontinuance of certain production and data-collection systems and products, as well as additional steps to complete certain actions initiated in the fourth quarter of 1993.
The pre-tax costs associated with these restructuring actions essentially offset a pre-tax gain of $54.7 million on the two divestitures.
During 1993, the Company recorded a $317.5 million restructuring charge that was partially offset by one-time operating gains of $40.0 million related to the divestiture of Donnelley Marketing Information Services, the redemption of notes related to the 1991 sale of Donnelley Marketing, the redemption of notes related to the 1992 sale of Datastream and the resolution of contingencies related to other divestitures, thereby resulting in a $277.5 million net restructuring expense. Nineteen ninety-three results also included a $21.0 million non-operating gain related to the initial public offering of Gartner Group, which reduced the impact of the restructuring charges to $256.5 million before-tax ($166.7 million after-tax). This charge represented an acceleration of the Company's ongoing efforts to achieve long-term productivity improvements.
Restructuring expense ($317.5 million) consisted of the costs to consolidate the Company's data centers ($54.0 million), reduce worldwide real estate costs ($117.2 million), consolidate back-office accounting functions ($19.1 million), discontinue certain production and data-collection systems and products ($66.2 million) and initiate workforce reductions (non-severance costs) and other actions ($61.0 million).
During 1992, the Company sold Datastream International and
Information Associates, a unit of Dun & Bradstreet Software, and initiated other actions to restructure certain operations and businesses and to reduce costs and increase operating efficiencies.
The pre-tax costs associated with these actions essentially offset a pre-tax gain of $106.9 million on the sales.

In 1994, 1993 and 1992, certain restructuring actions initiated in 1993, 1992 and 1991 were completed at a lower cost than originally estimated, and other actions required more costs to implement than originally expected. In addition, costs to complete certain actions being implemented changed based on revised estimates and experience to date. In a number of instances, new restructuring actions were initiated to complement or enhance original actions and certain actions were expanded, contracted or discontinued based on changed circumstances. While the total cost of all restructuring actions remained unchanged, the changes in estimates and other changes did impact operating income by business segment. (See Note 15 to the Consolidated Financial Statements.)

Note 4.  Change in Accounting for Marketable Securities
Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Adoption of SFAS No. 115 did not have a material effect on the Company's consolidated financial statements.
    Disclosures below include amounts classified in the consolidated statement of financial position as marketable securities, as well as assets of grantor trusts established to pay benefits for U.S. supplemental pension plans and certain marketable securities included in other investments and notes receivable. Cash equivalents of $46.4 million and $149.2 million at December 31, 1994 and 1993, respectively, represent marketable securities purchased within 90 days of maturity date, for which book value, including accrued interest, approximates fair value. Cash equivalents have been excluded from these disclosures.
    A summary of cost (amortized cost of debt instruments) and fair values follows:
                         December 31, 1994    December 31, 1993
                         _________________    __________________
                                     Fair                  Fair
                           Cost     Value       Cost      Value
________________________________   _______    _______    _______
Equity securities        $ 35.3    $ 31.6     $ 11.6     $ 11.7
Debt securities of
   U.S. Government and
   its agencies            82.2      79.5       63.2       67.4
Debt securities of states
   and other subdivisions
   of the U.S. Government  99.7      97.7       85.8       89.6
Debt securities of
   non-U.S. Governments    13.9      13.6        9.9       10.3
Corporate debt securities  11.7      11.5       19.6       19.7
Other                        .1        .1         .2         .2
________________________________   _______    _______    _______
                         $242.9    $234.0     $190.3     $198.9
________________________________   _______    _______    _______

At December 31, 1994, gross unrealized gains and losses were $2.6 million and $11.5 million, respectively. At December 31, 1993, gross unrealized gains and losses were $9.1 million and $.5 million, respectively.
    At December 31, 1994, cost and fair values of debt securities by contractual maturity were as follows:

                                              Cost   Fair Value
________________________________________   _______   __________
Due in one year or less                     $ 15.4       $ 15.3
Due after one year through five years         81.6         80.4
Due after five years through ten years       103.2         99.5
Mortgage-backed securities                     7.4          7.2
________________________________________   _______   __________
                                            $207.6       $202.4
________________________________________   _______   __________

For the years ended December 31, 1994 and 1993, proceeds from the sales and maturities of marketable securities were $145.1 million and $146.8 million, respectively, and gross realized gains and losses were not material.

Note 5 - Financial Instruments with Off-Balance-Sheet Risk and Fair Value of Financial Instruments
The Company is a party to financial instruments with off-balance-sheet risk, which are entered into in the normal course of business to reduce exposure to fluctuations in interest and foreign exchange rates. The counterparties to these instruments are major international financial institutions. The Company is exposed to interest and exchange rate risk in the event of nonperformance by the counterparties to the financial instruments; however, the Company does not anticipate such nonperformance. The amount of such exposure is generally the unrealized gains in such contracts.
   Interest rate swap agreements are entered into as hedges against variable interest rate exposures. During the first quarter of 1994, the Company entered into swap agreements which effectively fixed interest rates on $300 million of variable rate debt, from 1994 through fiscal 2005. The weighted averaged fixed rate payable under these agreements is 6.84%. The differential interest to be paid or received under these agreements is included in interest expense over the life of the debt.
   Foreign exchange forward contracts are entered into to hedge the effects of exchange rate changes on certain of the Company's non-U.S. net investments. At December 31, 1994, the Company had approximately $102 million in foreign exchange forward contracts outstanding with various expiration dates through January, 1995. Unrealized losses on these contracts totaled $1 million at December 31,1994. Such contracts have been designated as hedges of non-U.S. net investments, and gains and losses on these contracts are included in the cumulative translation adjustment component of shareowners' equity.
   At December 31, 1994, the unrealized fair value of the interest rate swaps was $22.0 million.

The Dun & Bradstreet Corporation and Subsidiaries

Notes to Consolidated Financial Statements continued

Dollar amounts in millions
Note 6.  Postretirement and Postemployment Benefits
The Company has defined benefit pension plans covering substantially all associates in the United States. The benefits to be paid to associates under these plans are based on years of credited service and average final compensation. Pension costs are determined actuarially and funded to the extent allowable under the Internal Revenue Code. Supplemental plans in the United States are maintained to provide retirement benefits in excess of levels allowed by ERISA.
   The Company's non-U.S. subsidiaries provide retirement benefits for associates consistent with local practices, primarily using defined benefit or termination indemnity plans.
The components of net periodic pension cost are summarized as follows:

                    1994         1993       1992
___________________________________________________

Service Cost       $50.3        $42.2      $42.7
Interest Cost       93.8         88.8       85.8
Actual Return on
Plan Assets         (7.2)      (126.3)     (80.1)
Net Amortization
  and Deferral    (111.1)        14.2      (30.5)
___________________________________________________
Net Periodic
  Pension Cost     $25.8        $18.9      $17.9
___________________________________________________

The status of defined benefit pension plans at December 31, 1994 and 1993, is as follows:

                                        Funded                         Unfunded
                                   _______________         __________________________
                                                           U.S.(1)        Non-U.S.
                                                        _____________________________
                                   1994      1993       1994     1993   1994      1993

_______________________________________________________________________________________
Fair Value of Plan Assets        $1,178.7  $1,223.3
_______________________________________________________________________________________
Actuarial Present Value
  of Benefit Obligations:
     Vested Benefits               $896.6    $858.0   $90.8    $71.0    $65.1     $68.1
     Non-Vested Benefits             37.1      33.0     4.4      7.3       .1        .6
______________________________________________________________________________________
     Accumulated Benefit
      Obligations                   933.7     891.0    95.2     78.3     65.2     68.7
    Effect of Projected
      Future Salary Increases       114.1     153.7    56.0     37.4       .1       .2
_______________________________________________________________________________________
      Projected Benefit
        Obligations               1,047.8   1,044.7   151.2    115.7     65.3     68.9
______________________________________________________________________________________
Plan Assets in Excess of
  (Less than) Projected
  Benefit Obligations               130.9     178.6  (151.2)  (115.7)   (65.3)   (68.9)
Unrecognized Net (Gain) Loss        144.6      49.2    30.4     38.7      (.5)     (.4)
Unrecognized Prior Service Cost      13.2      26.7    33.5     19.0      1.0       .8
Unrecognized Net Transition
  (Asset) Obligation                (94.6)   (108.2)    2.5      2.9       --       --
Adjustment to Recognize
  Minimum Liability                    --        --    (15.1)  (23.2)     (.4)     (.2)
______________________________________________________________________________________
Prepaid (Accrued) Pension Cost      $194.1   $146.3   $(99.9) $(78.3)  $(65.2)   (68.7)

1)Represents supplemental plans for which grantor trusts (with assets of $69 and $60 million at December 31, 1994 and 1993, respectively) have been established to pay plan benefits.


The weighted average expected long-term rate of return on pension plan assets was 9.75% for 1994, 1993 and 1992. At December 31, 1994 and 1993, the projected benefit obligations were determined using weighted average discount rates of 8.51% and 7.37%, respectively, and weighted average rates of increase in future compensation levels of 5.78% and 5.72%, respectively. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.
During 1994, the Company recognized pension curtailment gains of approximately $15 million, resulting from a previously announced workforce reduction, and $3 million resulting from divestitures.
In addition to providing pension benefits, the Company provides various health-care and life-insurance benefits for retired associates. Substantially all of the Company's associates in the United States become eligible for these benefits if they reach normal retirement age while working for the Company. Certain of the Company's subsidiaries outside the United States have postretirement benefit plans, although most participants are covered by government-sponsored or -administered programs. The cost of company-sponsored postretirement benefit plans outside the U.S. is not significant.

During 1993, the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The Statement requires the accrual of the projected future cost of providing postretirement benefits during the period that associates render the services necessary to be eligible for such benefits. In prior years, this expense was recognized as claims were paid and was not material to the Company's results of operations.
The Company elected to immediately recognize the accumulated postretirement benefit obligation. Measured as of January 1, 1993, the effect of adopting SFAS No. 106 was a one-time, non-cash, after-tax charge of $140.6 million ($.79 per share).
The components of net periodic postretirement benefit cost other than pensions are summarized as follows:

                               1994       1993
______________________________________________
Service Cost                  $ 4.5      $ 6.0
Interest Cost                  15.8       18.3
Net Amortization
   and Deferral                (4.3)      (1.0)
                               _____     ______
Net Periodic Postretirement
   Benefit Cost                $16.0     $23.3
                               _____     ______

The status of postretirement benefit plans other than pensions at December 31, 1994 is as follows:

                                                  1994           1993
______________________________________________________          ______
Actuarial Present Value of Benefit Obligation:
   Retirees and Dependents                     $(134.7)       $(150.8)
   Active Associates - Eligible                  (28.4)         (31.8)
   Active Associates - Not Yet Eligible          (33.0)         (45.5)
______________________________________________________________________
   Accumulated Postretirement
        Benefit Obligation                      (196.1)        (228.1)
Unrecognized Net (Gain) Loss                      (1.0)          30.0
Unrecognized Prior Service Cost (Credit)         (23.1)         (45.0)
______________________________________________________________________
Accrued Postretirement Benefit Obligation	      $(220.2)       $(243.1)
______________________________________________________________________

Benefits are paid as incurred from general corporate assets.

The accumulated postretirement benefit obligation at December 31, 1994 and 1993 was determined using discount rates of 8.50% and 7.25%, respectively. The assumed rate of future increases in per capita cost of covered health-care benefits is 9.6% in 1995, decreasing gradually to 5.0% for the year 2021 and remaining constant thereafter. Increasing the assumed health-care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by $19 million and would increase annual aggregate service and interest costs by $1.9 million.
During 1994, the Company recognized a curtailment gain of approximately $25.7 million resulting from a change in eligibility requirements for the postretirement medical plan. In addition, the Company recognized curtailment and settlement gains of approximately $2 million resulting from divestitures.
During 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits". SFAS No. 112 requires that employers expense the costs of postemployment benefits paid before retirement, principally severance benefits, over the service lives of employees if certain conditions are met. Under the Company's previous accounting policy, the total cost of such benefits was expensed when the event occurred.
The initial effect of adopting SFAS No. 112 in 1993 was a one-time, after-tax charge of $250 million ($1.40 per share). Ongoing operating expenses increased marginally as a result of adopting SFAS No. 112.


The Dun & Bradstreet Corporation and Subsidiaries

Notes continued

Dollar amounts in millions, except per share data

Note 7.  Employee Stock Plans
The Company has granted options to certain associates, under its Key
Employees Stock Option Plans, to purchase shares of its common stock at the market price on the date of the grant. Options outstanding at December 31, 1994 were granted during the years 1985 through 1994 and are exercisable over periods ending not later than 2004. At December
31, 1994, 1993 and 1992, options for 4,306,119, 3,556,944, and
3,285,149 shares of common stock were exercisable and 1,567,393, 3,467,164 and 5,097,281 shares were available for future grants under the plans.
Changes in stock options for the three years ended December 31, 1994 are summarized as follows:

                                          Shares         Option Price     Total
                                                         Per Share ($)
Options outstanding, January 1, 1992     	5,950,366       11.16 to 67.00   $274.4
   Granted                               1,646,652       51.88 to 57.75     95.1
   Exercised                              (575,960)      11.16 to 55.38    (23.5)
   Surrendered or Expired                 (172,859)      41.50 to 67.00     (8.6)
_________________________________________________________________________________
Options outstanding, December 31, 1992   	6,848,199       11.16 to 62.50    337.4
   Granted                               1,757,578       56.75 to 62.25    109.0
   Exercised                              (951,936)      11.16 to 57.75    (42.7)
   Surrendered or Expired                 (209,675)      41.50 to 62.50    (11.2)
_________________________________________________________________________________
Options outstanding, December 31, 1993   7,444,166       11.16 to 62.50    392.5
   Granted                               2,158,258       54.00 to 62.50    116.8
   Exercised                              (547,668)      11.16 to 57.75    (23.1)
   Surrendered or Expired                 (321,584)      11.16 to 62.50    (18.3)
_________________________________________________________________________________
Options outstanding, December 31, 1994	   8,733,172       20.52 to 62.50   $467.9
_________________________________________________________________________________
Options which became exercisable during:
   1992                                  1,047,869       41.50 to 58.38   $ 49.2
   1993                                  1,231,406       41.50 to 58.38   $ 61.0
   1994                                  1,344,876       41.50 to 62.25   $ 73.0
_________________________________________________________________________________


All proceeds from options exercised are credited to treasury stock. Any tax benefit to the Company resulting from the exercise of options is credited to capital in excess of par value. There have been no charges to income with respect to any stock options.
The plans also provide for the granting of stock appreciation rights and limited stock appreciation rights in tandem with stock options, to certain key associates. At December 31, 1994, there were no stock appreciation rights attached to stock options; however, 1,345,588 limited stock appreciation rights were outstanding, which are exercisable only if, and to the extent that, the related option is exercisable and only upon the occurrence of specified contingent events.
Under the 1989 Key Employees Restricted Stock Plan, key associates may be granted restricted shares of the Company's stock. The plan provides for the granting of up to 1,800,000 shares of the Company's common stock prior to December 31, 1998. During 1994, 1993 and 1992, 117,262, 102,540 and 72,713 restricted shares, respectively, were awarded under the plan. Forfeitures in 1994, 1993 and 1992 totaled 2,332, 8,652 and 829, respectively. The restrictions on the majority of such shares lapse over a period of three years from the date of the grant and compensation expense is charged to operations over a service period of six years.

Dollar amounts in millions

Note 8. Income Taxes
Income before provision for income taxes consisted of:
                   1994    1993     1992
________________________________________
U.S.             $560.0  $367.6   $548.1
Non-U.S.          319.2   220.4    247.1
________________________________________
                 $879.2  $588.0   $795.2
________________________________________

The provision (benefit) for income taxes consisted of:

                                    1994        1993      1992
______________________________________________________________
Current tax provision:
U.S. Federal                      $104.1      $224.2    $153.7
State and Local                     54.3        73.8      50.2
Non-U.S.                            34.6       101.0      78.2
______________________________________________________________
                                   193.0       399.0     282.1
______________________________________________________________
Deferred tax provision (benefit):
U.S. Federal                        11.6      (194.7)      2.9
State and Local                    (17.9)      (16.5)      4.8
Non-U.S.                            63.0       (28.5)    (48.1)
_______________________________________________________________
                                    56.7      (239.7)    (40.4)
_______________________________________________________________
                                  $249.7      $159.3    $241.7
_______________________________________________________________

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company's effective tax rate for financial statement purposes.

                                       1994          1993         1992
______________________________________________________________________
Statutory tax rate                     35.0%         35.0%        34.0%
State and Local income taxes,
   net of U.S. Federal tax benefit      2.7           6.4          4.6
Non-U.S. taxes                         (1.2)          (.9)        (6.8)
Recognition of capital losses          (8.7)        (15.2)        (1.8)
Other                                    .6           1.8           .4
_______________________________________________________________________
Effective tax rate                     28.4%         27.1%        30.4%
_______________________________________________________________________

Income taxes paid were approximately $191.4 million, $236.3 million and $222.9 million in 1994, 1993 and 1992, respectively. Income taxes refunded were approximately $10.8 million, $9.5 million and $15.7 million in 1994, 1993 and 1992, respectively.

Deferred tax assets (liabilities) are comprised of the following at December 31:

                                            1994              1993
____________________________________________________________________
Deferred Tax Assets:
  Operating and Capital Losses             $137.8            $  75 6
  Restructuring Costs                        93.6              126.9
  Postretirement Benefits                    90.2               99.9
  Postemployment Benefits                    86.4              133.9
  Bad Debts                                  26.3               31.2
  Intangibles                                15.0               24.7
  Other                                       6.8               11.7
____________________________________________________________________
                                            456.1              503.9
Valuation Allowance                         (78.0)             (73.1)
____________________________________________________________________
                                            378.1              430.8
____________________________________________________________________
Deferred Tax Liabilities:
  Intangibles                              (195.3)            (182.9)
  Revenue Recognition                       (89.0)             (62.9)
  Tax Leasing Transactions                  (80.3)             (90.9)
  Depreciation                              (41.5)             (72.8)
  Other                                      (7.5)              (1.7)
_____________________________________________________________________
                                           (413.6)            (411.2)
_____________________________________________________________________
Net Deferred Tax (Liability) Asset         $(35.5)            $ 19.6
_____________________________________________________________________

Undistributed earnings of non-U.S. subsidiaries aggregated approximately $761.4 million at December 31, 1994. Deferred tax liabilities have not been recognized for these undistributed earnings because it is management's intention to reinvest such undistributed earnings outside the U.S. If all undistributed earnings were remitted to the U.S., the amount of U.S. Federal income taxes payable would not be material; however, withholding taxes, imposed by certain non-U.S. countries, would total approximately $45.3 million.
    During 1987 and 1988, the Company entered into tax-sharing agreements with an Alaska Native Corporation (ANC), under which the Company acquired income tax benefits related to certain net operating losses (NOLs) of the ANC. In 1994, the Company recognized benefits of $9.8 million in Other Expense-Net related to these transactions, and paid $166.2 million to settle all liabilities related to the ANC agreements.
    During the three-year period ended December 31, 1983, the Company invested $304.4 million in tax-leasing transactions, varying in length from 4.5 to 25 years. These leases provided the Company with significant benefits from tax deductions in excess of taxable income for Federal income tax purposes. These amounts are included in deferred income taxes.

The Dun & Bradstreet Corporation and Subsidiaries

Notes to Consolidated Financial Statements continued

Dollar amounts in millions, except per share data

Note 9.  Notes Payable
Notes payable consisted of the following at December 31:

                          1994         1993
______________________________________________
Commercial Paper         $443.7         $82.9
Bank Notes                 45.2           6.2
Other                      11.7           2.9
______________________________________________
                         $500.6         $92.0
______________________________________________

The Company has short-term borrowing agreements with several banks to provide up to $500 million of borrowings, all of which support a commercial paper program. The Company also had other unused lines of credit of $114 million at December 31, 1994, all of which were in the form of non-U.S. credit facilities. None of these arrangements had material commitment fees or compensating balance requirements.
The weighted average interest rates on notes payable, including borrowings in hyperinflationary countries, at December 31, 1994 and 1993, respectively were 7.53% and 4.02%.

The Dun & Bradstreet Corporation and Subsidiaries

Notes continued

Note 10.  Investment Partnerships
During 1993, three of the Company's subsidiaries contributed assets and third-party investors contributed cash ($125 million) to a limited partnership. One of the Company's subsidiaries serves as general partner. All the other partners, including the third-party investors, hold limited partner interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing database assets and computer software.
In addition, during 1993, the Company participated in the formation of a limited partnership to invest in various securities including those of the Company. One of the Company's subsidiaries serves as managing general partner. Third-party investors hold limited partner and special investors interests totaling $500 million. The special investors are entitled to a specified return on their investments. Funds raised by the partnership provided a source of the financing for the Company's repurchase of 8.3 million shares of its common stock.
For financial reporting purposes, the assets, liabilities, results of operations and cash flows of the partnerships described above are included in the Company's consolidated financial statements. The third-parties investments in these partnerships at December 31, 1994 and 1993 totaled approximately $625 million and are reflected in other liabilities and minority interests. Third-parties share of partnerships results of operations, including specified returns, is reflected in other expense-net.

The Dun & Bradstreet Corporation and Subsidiaries

Notes continued

Note 11.  Capital Stock
In October 1993, the Board of Directors authorized the Company to purchase up to 10 million shares of its common stock. Shares repurchased under this program totaled 8.3 million in 1993. There were no shares repurchased under this program in 1994.
In October 1988, the Company adopted a Shareowners' Rights Plan.
The plan is intended to protect the shareowners' interests in the event of an unsolicited attempt to acquire the Company. The plan is not intended to prevent a takeover of the Company on terms that are favorable and fair to all shareowners and will not interfere with a merger approved by the Board of Directors.
Under the plan, each share of the Company's common stock has a right which trades with the stock until the right becomes exercisable. Each right entitles the shareowners to buy 1/100 of a share of Series A participating preferred stock at a purchase price of $230, subject to adjustment. The rights will not be exercisable until a person or group (Acquiring Person) acquires beneficial ownership of, or commences a tender offer for, 20% or more of the Company's outstanding common stock.
In the event the Company is acquired in a merger or other business combination, or subject to other transactions, as described in the Shareowners' Rights Plan, each right will entitle its holder (other than the Acquiring Person) to receive upon exercise, stock with a value of two times the exercise price in the form of the Company's common stock or where appropriate, the Acquiring Person's common stock. The Company may redeem the rights, which expire in October 1998, for $.01 per right, under certain circumstances.
The shareowners have authorized the issuance of 10 million shares of $1 par value preferred stock. The preferred stock can be issued with varying terms, as determined by the Board of Directors. Under certain circumstances, the Company may not issue voting stock or securities convertible into voting stock of the Company without shareowner approval.

The Dun & Bradstreet Corporation and Subsidiaries

Notes to Consolidated Financial Statements continued

Note 12.  Lease Commitments
Certain of the Company's operations are conducted from leased facilities, which are under operating leases that expire over the next 10 years. Rental expense under real estate operating leases for the years 1994, 1993 and 1992 was $156.3 million, $168.9 million, and $176.6 million, respectively. The approximate minimum annual rental expense for real estate operating leases that have remaining noncancelable lease terms in excess of one year, net of sublease rentals, at December 31, 1994, was (in millions): 1995 - $140.0; 1996 - $109.8; 1997 - $85.5;
1998 - $74.9; 1999 - $61.7; and an aggregate of $119.3 million thereafter.
The Company also leases certain computer and other equipment under operating leases that expire over the next five years. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was $71.6 million, $96.8 million and $91.1 million for 1994, 1993 and 1992, respectively. At December 31, 1994, the approximate minimum annual rental expense for computer and other equipment under operating leases that have remaining noncancelable lease terms in excess of one year was (in millions): 1995 - $35.4; 1996 - $19.7; 1997 - $11.1; 1998 - $3.5;
1999- $1.0. In connection with the Company's acceleration of its ongoing efforts to achieve long-term productivity improvements, the Company terminated a significant number of computer and real estate leases in 1994 and intends to terminate a significant number of additional real estate leases in 1995 (see Note 3 to the Consolidated Financial Statements). The estimated costs to terminate such leases have been included in accrued restructuring costs.
The Company has agreements with various third parties to purchase certain data processing and telecommunication services, extending beyond one year. At December 31, 1994, the purchases covered by these agreements aggregate approximately (in millions): 1995 - $50.2; 1996 - $48.7; 1997 - $46.5; 1998 - $43.6; 1999 - $27.5; and an aggregate thereafter of $2.9.

Note 13.Litigation
The Company and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business.
In addition, in March and April 1989, five purported class actions were commenced by certain shareowners (the "Shareowner Class Actions") against the Company and up to three members of its Board of Directors (two of whom are also officers) in various United States District Courts, each alleging violations of the federal securities laws and seeking unspecified damages arising out of an asserted failure to make public disclosure of information relating to allegedly improper practices (the "alleged practices") of the Company's wholly owned subsidiary, Dun & Bradstreet, Inc., in connection with the selling of commercial-credit information services. The Shareowner Class Actions were later consolidated in the United States District Court for the Southern District of New York.
In February 1990, an amended consolidated Shareowner Class Action complaint was served on the defendants, alleging additional violations of the securities laws arising out of an asserted failure to make public disclosure of the effect that the alleged practices would have on the Company's future sales and income, and in September 1992, the District Judge granted a motion to permit this Action to be maintained as a class action.
On April 16, 1993, attorneys for the defendants and attorneys for the plaintiffs entered into a memorandum of intent to settle the Shareowner Class Action for an amount between $15 million and $20 million. On January 14, 1994, a judgment was entered by the Court approving the proposed settlement. The exact amount of the settlement will depend on the monetary amount of claims filed by shareowners who are part of the class.
As a result of contribution to the settlement by the Company's insurance carrier and provisions previously recorded by the Company, the amount of the settlement did not materially affect the Company's earnings.
On June 9, 1993, American Credit Indemnity ("ACI"), a company of which the Company owns 95% of the outstanding common stock, received a summons and a consolidated amended class action complaint (the "Amended Complaint") in a purported class action pending in the United States District Court for the Southern District of New York captioned "In re Towers Financial Corporation Noteholders Litigation." The Amended Complaint names 17 defendants, including Towers Financial Corporation ("Towers") and various subsidiaries and controlling persons of Towers, as well as ACI, in addition to a "Broker-Dealer Defendant Class," alleged to consist of more than 75 members. The Amended Complaint is brought by an alleged class of persons who bought promissory notes issued by Towers between February 15, 1989 and February 9, 1993. It alleges that Towers, now operating under Chapter 11 of the Bankruptcy Code, sold nearly $215 million of such notes to more than 2,800 investors and seeks damages from all the defendants in at least that amount, as well as punitive damages. The claims against ACI assert negligent misrepresentation, negligence and fraud under common law and violations of Section 10(b) (and Rule 10b-5 thereunder) of the Securities Exchange Act of 1934. The Amended Complaint alleges that offering documents for the notes mischaracterized insurance policies issued by ACI to Towers with respect to accounts receivable securing or backing the notes. It further alleges that ACI issued policies with limited scope of coverage and for exorbitant premiums with knowledge that they would be used by Towers to fraudulently market the notes. ACI answered the Amended Complaint, denying its material terms, and moved for judgment on the pleadings. While ACI's motion was pending, the Supreme Court of the United States decided the case of Central Bank of Denver, N.A. v. First Interstate Bank of Denver, N.A., holding that a private plaintiff may not maintain an aiding and abetting suit under
Section 10(b) of the Exchange Act. Thereafter, plaintiffs filed a Second Consolidated Amended Class Action Complaint, in which they seek to assert a primary liability claim against ACI and others under the Exchange Act, and certain common law claims.
On September 2, 1994, ACI and counsel for the plaintiffs entered into an agreement to settle all claims that were or could have been asserted against ACI in the Towers Class Action for $1.25 million. The proposed settlement is subject to United States District Court approval. The amount of the proposed settlement did not materially affect the Company's 1994 earnings.
In the opinion of management, the outcome of all current proceedings, claims and litigation could have a material effect on quarterly or annual operating results when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's consolidated financial position.

The Dun & Bradstreet Corporation and Subsidiaries

Notes to Consolidated Financial Statements continued

Dollar amounts in millions, except per share data

Note 14.  Supplemental Financial Data
Accounts Receivable - Net:
                              1994         1993
________________________________________________
Trade                     $1,254.4     $1,090.4
Less: allowance for
doubtful accounts            (76.8)       (79.2)
________________________________________________
                           1,177.6      1,011.2
Other                         78.9         67.7
________________________________________________
                          $1,256.5     $1,078.9
________________________________________________

Other Current Assets:
                           1994          1993
_____________________________________________
	Unbilled expenditures     $51.1        $ 61.9
Deferred taxes            173.8         196.4
Prepaid expenses          113.6          97.7
Inventories                23.7          18.9
_____________________________________________
                         $362.2        $374.9
_____________________________________________

Property, Plant and Equipment - Net, carried at cost,less
accumulated depreciation and amortization:
                           1994          1993
_____________________________________________
Buildings              $  439.3      $  409.4
Machinery and Equipment	 1,296.1       1,266.7
_____________________________________________
                        1,735.4       1,676.1
Less: accumulated
 depreciation             935.3         923.8
_____________________________________________
                          800.1         752.3
Leasehold improvements,
 less:
  accumulated amortization
 of  $107.7 and  $100.9    67.4          60.1
Land                       51.0          48.7
_____________________________________________
                       $  918.5      $  861.1
_____________________________________________

Computer Software, Other Intangibles and Goodwill:
                    Computer        Other      Goodwill
                    Software        Intangibles
_______________________________________________________
January 1,1993	        $246.8       $228.1    $  833.4
Additions at cost 	     149.4         53.5       198.4
Amortization           (92.2)       (25.5)      (38.8)
Other deductions and
 reclassifications      (9.5)       (41.4)      (50.6)
_____________________________________________________
December 31,1993	      $294.5       $214.7    $  942.4
Additions at cost 	     182.9         47.3       250.4
Amortization           (97.5)       (44.6)      (48.2)
Other deductions and
 reclassifications     (44.0)        (1.4)        5.3
______________________________________________________
December 31,1994      $335.9       $216.0    $1,149.9
______________________________________________________

Accounts and Notes Payable:
                           1994         1993
____________________________________________
Trade                    $ 86.4       $ 77.1
Customer advances         125.9        138.1
Taxes other than
 income taxes              54.6         34.9
Notes                     500.6         92.0
Other                      23.3         29.7
____________________________________________
                         $790.8       $371.8
____________________________________________

Accrued and Other Current Liabilities:
                          1993         1992
____________________________________________
Salaries, wages, bonuses
 and other compensation $  255.1     $  237.2
Profit-sharing              34.7         31.4
Deferred revenues on
 uncompleted contracts     270.8        252.2
	Restructuring costs        145.0        187.1
Postemployment benefits    100.0        200.0
Alaska Native Corp.
 obligations                   0        166.2
Other                      494.8        487.4
_____________________________________________
                        $1,300.4     $1,561.5
_____________________________________________


Dollar amounts in millions

Note 15.   Operations by Business Segments
Financial information for each of the Company's
five segments is set forth below:
                                             Risk Management(2)
                                              and Business
                                 Marketing(1)  Marketing                 Directory    Other
                                Information   Information    Software   Information   Business
                                 Services       Services     Services    Services     Services    Total
__________________________________________________________________________________________________________
Year Ended December 31, 1994
Operating Revenue                $2,042.9       $1,605.7     $ 405.9   $  440.1     $  401.1     $4,895.7
Restructuring
 Income (Expense) - Net(3)       $    8.2       $    1.8     $  (2.8)  $   33.8     $   21.7     $   62.7(4)
Segment Operating Income (Loss)  $  285.3       $  447.0     $  (3.6)  $  248.0     $  110.0     $1,086.7
General Corporate Expenses                                                                         (161.2)(4)
Non-Operating Expense - Net                                                                          (46.3)
__________________________________________________________________________________________________________________
Income Before Provision for Income
  Taxes and Accounting Changes                                                                   $  879.2
Segment Depreciation
  and Amortization(5)            $  190.3       $  102.6     $  70.9    $  15.6     $   27.4     $  406.8
Segment Capital Expenditures     $  124.1       $   71.9     $  20.2    $   8.2     $   12.4     $  236.8
Identifiable Assets at
  December 31, 1994              $1,817.9       $1,574.0     $ 602.2    $  514.9    $   419.2   $4,928.2
__________________________________________________________________________________________________________________
Year Ended December 31, 1993
Operating Revenue                $1,868.3       $1,564.2     $ 475.6   $  450.7     $  351.6     $4,710.4
Restructuring
 (Expense) Income - Net(3)       $  (53.0)      $  (97.0)    $ (68.3)  $  (14.9)    $   (3.2)    $ (236.4)(4)
Segment Operating Income (Loss)  $  243.5       $  307.6     $ (24.6)  $  170.3     $   24.8     $  721.6
General Corporate Expenses                                                                         (169.1)(4)
Non-Operating Income - Net                                                                           35.5
__________________________________________________________________________________________________________________
Income Before Provision for Income
  Taxes and Accounting Changes                                                                   $  588.0
Segment Depreciation
  and Amortization(5)            $  153.3       $   87.6     $  76.7    $  15.8     $   29.2     $  362.6
Segment Capital Expenditures     $  109.6       $   60.3     $  33.5    $   9.6     $   13.1     $  226.1
Identifiable Assets at
  December 31, 1993              $1,641.1       $1,393.5     $ 629.9    $  500.6    $   426.9   $4,592.0
__________________________________________________________________________________________________________________
Year Ended December 31, 1992
Operating Revenue                $1,893.9       $1,520.6     $ 533.5    $  419.4    $   383.3   $4,750.7
Restructuring
 (Expense) Income - Net(3)       $  (45.5)      $   (8.6)    $ (37.9)   $   (7.3)   $    99.4   $     .1(4)
Segment Operating Income (Loss)  $  257.2       $  371.0     $ (19.2)   $  154.0    $   149.8   $  912.8
General Corporate Expenses                                                                        (126.9)(4)
Non-Operating Income - Net                                                                           9.3
__________________________________________________________________________________________________________________
Income Before Provision for Income Taxes                                                         $  795.2
Segment Depreciation
  and Amortization(5)            $  150.6       $   87.0     $  81.2    $   15.0    $    33.3    $  367.1
Segment Capital Expenditures     $   96.1       $   49.4     $  21.2    $    6.4    $    19.6    $  192.7
Identifiable Assets at
  December 31, 1992              $1,580.1       $1,159.2     $ 702.0    $  473.6    $   415.5    $4,330.4
__________________________________________________________________________________________________________________

(1) Nielsen's operating revenue was $1,102.0 in 1994, $1,051.8 in 1993 and $1,123.8 in 1992.
     IMS' operating revenue was $691.1 in 1994, $613.9 in 1993 and $586.1 in 1992.
(2) Operating revenue from worldwide credit services was $917.0 in 1994, $892.7 in 1993 and $853.9 in 1992.
(3)  See Note 3 to the Consolidated Financial Statements.
(4) General Corporate Expenses include $62.7, $41.1 and $.1 of restructuring expense in 1994, 1993 and 1992, respectively.
(5) Includes depreciation and amortization of Property, Plant and Equipment, Computer Software, Other Intangibles and Goodwill.

                                       F-40

The Dun & Bradstreet Corporation and Subsidiaries

Note 15 continued

Note 15.  Operations by Business Segments (continued)
Directory Information Services' operating revenue includes $134.0 million, $110.2 million and $119.3 million in 1994, 1993 and 1992, respectively, relating to the Company's share of earnings of DonTech, a partnership with Ameritech advertising services. As of December 31, 1994 DonTech assets and liabilities were as follows: current assets, $198.5 million; other assets, $48.0 million; current liabilities, $18.7 million. DonTech's December 31, 1993 assets and liabilities were as follows: current assets, $174.9 million; other assets, $32.8 million; current liabilities, $13.7 million. In 1994, DonTech's revenues totaled $411.7 million compared to $382.8 million and $387.9 million in 1993 and 1992, respectively. Pre-tax income was $216.4 million, $175.0 million and $192.3 million in 1994, 1993 and 1992, respectively. At December 31, 1994 and 1993, the
Company's investment in DonTech was $227.8 million and $194.0 million, respectively.

Non-operating assets of $535.7 million, $578.4 million and $584.5 million at December 31, 1994, 1993 and 1992, respectively, included primarily deferred pension costs, cash and cash equivalents, marketable securities, other investments and deferred income taxes. These assets are not identified with business segments and represent the reconciling item between the identifiable assets shown and the Company's total assets.


Note 16.   Operations by Geographic Area
Financial information by geographic area is summarized as follows.
Inter-area sales were not significant.

                                                          Other
                             United States     Europe     Non-U.S.    Total
1994
Operating Revenue             $2,889.2        $1,354.2    $652.3     $4,895.7
Restructuring
  (Expense) Income - Net(1)   $  (12.5)       $   26.1    $(13.6)    $      0
Operating Income              $  667.1        $  185.7    $ 72.7     $  925.5
Identifiable Assets           $2,843.7        $1,512.8    $571.7     $4,928.2
_______________________________________________________________________________
1993
Operating Revenue             $2,938.9        $1,267.7    $503.8     $4,710.4
Restructuring
  Expense - Net(1)            $ (215.8)       $  (45.7)   $(16.0)    $ (277.5)
Operating Income              $  368.0        $  120.0    $ 64.5     $  552.5
Identifiable Assets           $2,754.9        $1,448.6    $388.5     $4,592.0
_________________________________________________________________________________
1992
Operating Revenue             $2,845.8        $1,418.6    $486.3     $4,750.7
Restructuring
  Income (Expense) - Net(1)   $   31.7        $  (29.2)   $ (2.5)    $      0
Operating Income              $  560.4        $  159.5    $ 66.0     $  785.9
Identifiable Assets           $2,691.8        $1,291.1    $347.5     $4,330.4
_________________________________________________________________________________

(1)   See Note 3 to the Consolidated Financial Statements.


Dollar amounts in millions, except per share data

Note 17.  Quarterly Financial Data (Unaudited)


                                            Three Months Ended
                              ___________________________________________________
                              March 31     June 30      September 30  December 31     Year
_____________________________________________________________________________________________
1994
Operating Revenue             $1,099.2     $1,184.7     $1,203.4      $1,408.4      $4,895.7
Operating Income              $  159.8     	$  214.1     $  250.4      $  301.2      $  925.5
Net Income                    $  108.7     $  144.6     $  166.7      $  209.5      $  629.5
Earnings Per Share                $.64         $.85         $.98         $1.23         $3.70
______________________________________________________________________________________________
1993
Operating Revenue             $1,071.4     $1,161.6     $1,158.0      $1,319.4      $4,710.4
Restructuring Expense - Net	   $      - 	    $      -     $      -      $(277.5)      $ (277.5)
Operating Income (Loss)       $  140.5     	$  191.6     $  228.7      $  (8.3)      $  552.5
Income Before Cumulative
 Effect of Accounting Changes,
   Net of Income Taxes        $  105.2     	$  138.8     $  158.5      $  26.2       $  428.7
Net (Loss) Income             $ (285.4)    $  138.8     $  158.5      $  26.2       $   38.1
Earnings Per Share Before
 Cumulative Effect of
 Accounting Changes (1)           $.59         $.78         $.89         $.15          $2.42(2)
______________________________________________________________________________________________

(1)The sum of the quarterly earnings per share amounts in 1993 is not equal to the full year because the computations of the weighted average number of shares outstanding for each quarter and for the full year are made independently.

(2)Includes $277.5 million restructuring expense and $21.0 million gain from Gartner Group's sale of stock (totaling $256.5 million pre-tax and $166.7 million after-tax) which reduced earnings per share by $.94.

                                 F-43


The Dun & Bradstreet Corporation and Subsidiaries

Ten-Year Selected Financial Data


All amounts except per share data, average number
of shares outstanding and percentages are shown
in millions of dollars                         1994    1993      1992     1991     1990
______________________________________________________ ________   _______  _______  _______
Continuing Operations:
      Operating Revenue                        4,895.7 4,710.4   4,750.7  4,651.0  4,837.3
      Costs and Expenses(1)                    3,970.2 4,157.9   3,964.8  3,906.7  4,050.4
_____________________________________________ ________ _______   _______  _______  _______
      Operating Income (1)                       925.5   552.5     785.9    744.3    786.9
      Non-Operating (Expense)Income - Net        (46.3)   35.5       9.3     (7.0)   (19.1)
_____________________________________________ ________________   _______  _______  _______
      Income from Continuing Operations
        Before Provision for Income Taxes        879.2   588.0     795.2    737.3    767.8
      Provision for Income Taxes                 249.7   159.3     241.7    230.8    261.1
_____________________________________________ ________ _______   _______  _______  _______
      Income from Continuing Operations          629.5   428.7     553.5    506.5    506.7
Income from Discontinued Operations,
  Net of Income Taxes                                0       0         0        0        0
_____________________________________________ _________________   _______  _______  _______
Income from Operations, Net of Income Taxes(2)   629.5   428.7     553.5    506.5    506.7
______________________________________________________________   _______  _______  _______
Cumulative Effect of Accounting Changes(3)           0  (390.6)        0        0        0
_____________________________________________ ________________   _______  _______  _______
Net Income                                       629.5    38.1     553.5    506.5    506.7
______________________________________________________________   _______  _______  _______
Dividends                                        435.2   423.0     401.3    383.9    379.1
______________________________________________   _________ ________   _______   _______   _
Earnings Per Share of Common Stock:
      Continuing Operations                       3.70    2.42(4)   3.10     2.84     2.79
      Discontinued Operations                      .00     .00       .00      .00      .00
______________________________________________ _________________   _______  _______  ______
      Income from Operations(2)                   3.70    2.42(4)   3.10     2.84     2.79
______________________________________________ _________________   _______  _______  ______
      Cumulative Effect of Accounting Changes(3)   .00   (2.19)      .00      .00      .00
_______________________________________________________________   _______  _______  _______
      Total                                       3.70     .23      3.10     2.84     2.79
_______________________________________________________________   _______  _______  _______
Dividends Per Share                               2.56    2.40      2.25     2.15     2.09
_____________________________________________ _________________   _______  _______  _______
Average Number of Shares Outstanding(in millions)169.9   177.2     178.3    178.6    181.6
_____________________________________________  _______________   _______  _______  _______
As a Percentage of Operating Revenue:
      Operating Income                            18.9    17.6(5)   16.5     16.0(1)  16.3
      Income from Operations, Net of Income Taxes 12.9    12.6(6)   11.7     10.9     10.5
____________________________________________ _________________   _______  _______  _______
Return on Average Shareowners' Equity %           55.6    34.6(6)   26.1     25.2(1)  24.7
_____________________________________________ _________________   _______  _______  _______
Shareowners' Equity                            1,318.6  1,111.3   2,156.0  2,123.1  2,044.1
_____________________________________________ __________ _______  _______  _______  _______
Total Assets                                   5,463.9  5,170.4   4,914.9  4,828.7  4,810.3
_____________________________________________ _________ ________  _______  _______  _______


(1)Includes impact of $277.5, $15.0, $32.1, $35.3 and $50.7 million of restructuring expense - net in 1993, 1991, 1988, 1987 and 1986 respectively.
(2)Excludes net gains (losses) from disposals of discontinued operations of $12.5 and ($.6), or $.07 and $.00 per share, in 1987 and 1986, respectively.
(3)Includes impact of $250.0 million or $1.40 per share for the adoption of SFAS No. 112 and $140.6 million or $.79 per share for the adoption of SFAS No. 106 in 1993. (See Note 6 to the Consolidated Financial Statements.)
(4)$3.36 excluding $277.5 million restructuring expense and $21.0 million gain from Gartner Group's sale of stock (totaling $256.5 million pre-tax and $166.7 million after-tax).
(5)Excludes net restructuring expense of $277.5 million described in
   Note 3.
(6)Excludes $277.5 million restructuring expense and $21.0 million gain from Gartner Group's sale of stock (totaling $256.5 million pre-tax and $166.7 million after-tax) described in Note 3 and the impact of the cumulative effect of the accounting changes described in Note 6. Including net restructuring expense of $166.7 million after-tax, Return on Average Shareowner's Equity is 24.9%.

All amounts except per share data, average number
of shares outstanding and percentages are shown
in millions of dollars                         1989    1988      1987    1986    1985
______________________________________________ _______ _______   _______ _______  ______
Continuing Operations:
      Operating Revenue                        4,318.9 4,267.4   3,788.5 3,463.2 3,022.0
      Costs and Expenses(1)                    3,455.8 3,497.7   3,098.6 2,859.8 2,483.7
______________________________________________ _______ _______   _______ _______ _______
      Operating Income (1)                       863.1   769.7     689.9   603.4   538.3
      Non-Operating (Expense)Income - Net         49.0    21.0      43.9    43.5    42.3
______________________________________________ _______ _______   _______ _______ _______
      Income from Continuing Operations
        Before Provision for Income Taxes        912.1   790.7     733.8   646.9   580.6
      Provision for Income Taxes                 327.9   291.7     295.4   270.0   257.3
______________________________________________ _______ _______   _______ _______ _______
      Income from Continuing Operations          584.2   499.0     438.4   376.9   323.3
Income from Discontinued Operations,
  Net of Income Taxes                                0       0        .6     2.3     1.5
______________________________________________  _______ _______   _______ _______ _______
Income from Operations, Net of Income Taxes(2)   584.2   499.0     439.0   379.2   324.8
______________________________________________ _______ _______   _______ _______ _______
Cumulative Effect of Accounting Changes(3)       (31.9)      0         0       0       0
______________________________________________ _______ _______   _______ ______ _______
Net Income                                       552.3   499.0     439.0   379.2   324.8
______________________________________________ _______ _______   _______ _______ _______
Dividends                                        361.9   288.1     226.8   193.2   164.5
______________________________________________ _______ _______   _______ _______ _______
Earnings Per Share of Common Stock:
      Continuing Operations                       3.13    2.67      2.36    2.03    1.74
      Discontinued Operations                      .00     .00       .00     .01     .01
______________________________________________  _______ _______   _______ _______ _______
      Income from Operations(2)                   3.13    2.67      2.36    2.04    1.75
______________________________________________  _______ _______   _______ _______ _______
      Cumulative Effect of Accounting Changes(3)  (.17)    .00       .00     .00     .00
______________________________________________  _______ _______   _______ _______ _______
      Total                                       2.96   2.67      2.36    2.04    1.75
______________________________________________  _______  ______   _______ _______ _______
Dividends Per Share                              1.935    1.68     1.445   1.235    1.06
_______________________________________________ _______ _____   _______  _______ _______
Average Number of Shares Outstanding(in millions 186.9   187.1     186.1   185.9   185.7
_______________________________________________ _______ _______   _______ _______ _______
As a Percentage of Operating Revenue:
      Operating Income                            20.0    18.0(1)   18.2(1) 17.4(1) 17.8
      Income from Operations, Net of Income Taxes 13.5    11.7      11.6    10.9    10.7
______________________________________________  _______ _______   _______ _______ _______
Return on Average Shareowners' Equity %           28.1    25.2(1)   25.0    24.4(1) 23.6
______________________________________________  _______ _______   _______ _______ _______
Shareowners' Equity                            2,150.6 2,093.2   1,899.3   1,650.9 1,474.0
______________________________________________  _______ _______   _______ _______ _______
Total Assets                                   5,264.5 5,023.8   3,753.7 3,484.0 2,949.5
______________________________________________  _______ _______   _______ _______ _______


(1)Includes impact of $277.5, $15.0, $32.1, $35.3 and $50.7 million of restructuring expense - net in 1993, 1991, 1988, 1987 and 1986 respectively.
(2)Excludes net gains (losses) from disposals of discontinued operations of $12.5 and ($.6), or $.07 and $.00 per share, in 1987 and 1986, respectively.
(3)Includes impact of $250.0 million or $1.40 per share for the adoption of SFAS No. 112 and $140.6 million or $.79 per share for the adoption of SFAS No. 106 in 1993. (See Note 6 to the Consolidated Financial Statements.)
(4)$3.36 excluding $277.5 million restructuring expense and $21.0 million gain from Gartner Group's sale of stock (totaling $256.5 million pre-tax and $166.7 million after-tax).
(5)Excludes net restructuring expense of $277.5 million described in
   Note 3.
(6)Excludes $277.5 million restructuring expense and $21.0 million gain from Gartner Group's sale of stock (totaling $256.5 million pre-tax and $166.7 million after-tax) described in Note 3 and the impact of the cumulative effect of the accounting changes described in Note 6. Including net restructuring expense of $166.7 million after-tax, Return on Average Shareowner's Equity is 24.9%.


                                 F-44
