Form 10-K, Exhibit 13
period 1997-12-31
DUN & BRADSTREET CORP
filed 1998-03-20
CIK 30419

                                                                      EXHIBIT 13

        The Dun & Bradstreet
        Corporation
        and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

        On December 17, 1997, The Dun & Bradstreet Corporation (the "Company") announced a plan to separate into two publicly traded independent companies, The Dun & Bradstreet Corporation and The Reuben H. Donnelley Corporation. The transaction is subject to a ruling from the Internal Revenue Service, with respect to the tax-free treatment of the distribution, and approval from the Board of Directors. The Dun & Bradstreet Corporation will consist of-Dun & Bradstreet, the operating company ("D&B"), and Moody's Investors Service ("Moody's"). The Reuben H. Donnelley Corporation ("Donnelley") will consist of-Reuben H. Donnelley, the operating company, and the DonTech partnership. The transaction is expected to be completed in the summer of 1998.

        On November 1, 1996, The Dun & Bradstreet Corporation reorganized into three publicly traded independent companies by spinning off through a tax-free distribution (the "Distribution") two new companies, (1) Cognizant Corporation ("Cognizant") and (2) ACNielsen Corporation ("ACNielsen"), to shareholders. In conjunction with the reorganization, the Company also disposed of Dun & Bradstreet Software ("DBS") and NCH Promotional Services ("NCH"). After the transaction was completed, The Dun & Bradstreet Corporation's continuing operations consisted of D&B, Moody's and Donnelley. For purposes of effecting the transaction and governing certain of the ongoing relationships among the Company, Cognizant and ACNielsen after the Distribution and to provide for an orderly transition, the three new companies entered into various agreements, as described in Note 2 to the consolidated financial statements.

        Pursuant to Accounting Principles Board Opinion ("APB") No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the 1995 consolidated financial statements of the Company have been reclassified to reflect the 1996 reorganization. Accordingly, 1996 and 1995 revenues, costs and expenses and cash flows of Cognizant, ACNielsen, DBS and NCH have been excluded from the respective captions in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows. The net operating results of these entities have been reported, net of applicable income taxes, as "Income (Loss) from Discontinued Operations," and the net cash flows of these entities have been reported as "Net Cash (Used In) Provided by Discontinued Operations."

RESULTS OF OPERATIONS

1997 VERSUS 1996

CONSOLIDATED RESULTS

The Company's basic earnings per share in 1997 were $.94, up $1.20 from a loss of $.26 per share reported in 1996. On a diluted basis, the Company reported earnings per share of $.93 compared with a loss of $.26 in 1996. The 1997 results include a one-time, non-cash charge for the cumulative effect of accounting changes ($.88 per share basic, $.87 per share diluted), with respect to certain of the Company's revenue recognition methods. Effective January 1, 1997, the Company changed its revenue recognition method for its Credit Information Services business and changed certain of its revenue recognition methods in the Marketing Information Services, Receivables Management Services and Moody's businesses. In accordance with APB No. 20, "Accounting Changes," the cumulative effect of these accounting changes resulted in a pre-tax non-cash charge of $254.7 million ($150.6 million after-tax). Excluding the impact of the cumulative effect of accounting changes (see Note 1 to the consolidated financial statements), basic earnings per share in 1997 were $1.82, which included a $.02 per share gain ($9.4 million pre-tax and $4.0 million after-tax) relating to the sale of the East Coast proprietary operations of Donnelley ("P-East"), compared with a loss of $.16 per share (both basic and diluted) from continuing operations in 1996. The 1996 loss included all corporate overhead expenses associated with the Company prior to the 1996 reorganization and certain transaction-related expenses.

        Operating revenues for the year ended December 31, 1997, of $2,154.4 million were slightly lower than the $2,159.2 million reported in 1996. Excluding the results of businesses divested in 1997 and 1996, 1997 revenues increased 3.9% to $2,076.4 million from $1,999.1 million. Full-year revenue performance for the Company reflects significant growth at Moody's, moderate growth at D&B and a decline at Donnelley. 1997 revenue growth was lower by approximately 2%, due to the negative impact of foreign currency fluctuations.

        Operating income in 1997 of $547.9 million increased $350.3 million. 1997 operating income included a non-recurring gain of $9.4 million relating to the sale of P-East. 1996 operating income included $161.2 million in transaction costs incurred in conjunction with the Company's 1996 reorganization and $96.7 million of losses relating to the sales of the West Coast proprietary operations of Donnelley in Southern California ("P-West") ($28.5 million) and American Credit Indemnity ("ACI") ($68.2 million). Excluding these non-recurring items and the results of divested businesses, 1997 operating income would have been $527.5 million, up 20.7% from $436.9 million in 1996. Operating income growth reflected strong growth at Moody's and growth in D&B U.S., partially offset by declines in the international operations of D&B and at Donnelley.

        The Dun & Bradstreet
        Corporation
        and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED


        1997 operating costs and selling and administrative expenses increased by 3.0% to $1,413.2 million, excluding the one-time gain on the sale of P-East and corporate expenses. For comparability, 1996 excludes the effects of divestitures (P-West and ACI) and corporate expenses. 1996 corporate expenses included costs associated with the corporate structure prior to the Distribution.

        Non-operating expense-net of $71.3 million in 1997, which primarily included interest expense on notes payable, and minority interest costs (included in other expense-net), was essentially unchanged compared with 1996. Interest expense in 1997, included a $3.2 million charge to mark-to-market certain interest rate swaps and a $2.9 million charge as a result of interest rate swap cancellations. These charges were offset by lower financing costs in 1997.

         In 1997, the Company's effective tax rate was 34.7% compared with 121.6% in 1996 from continuing operations. The higher 1996 tax rate primarily reflected tax implications associated with the 1996 reorganization and divested businesses. The 1997 effective tax rate also included slightly higher taxes associated with the non-recurring gain on the sale of P-East.

        Income from discontinued operations, net of income taxes, was $141.1 million in 1996. Also recorded in 1996 was a loss on the disposition of DBS of $220.6 million ($158.2 million after-tax). Additionally, the Company sold NCH in the fourth quarter of 1996. No gain or loss resulted from the sale.

SEGMENT RESULTS

Risk Management Services reported 1997 revenue growth of 1.6% to $1,811.0 million from $1,781.7 million in 1996. Excluding the results of ACI, which was divested in 1996, revenue growth would have increased 5.4% from 1996. Moody's reported revenues of $457.4 million in 1997, up 18.7% from 1996, driven by gains in corporate bonds, increased coverage in the mortgage-backed market and continued expansion outside the U.S. Corporate bonds displayed strong volume growth, especially in the high-yield market, where volumes were 30% above the prior year. D&B's 1997 revenues were up 1.7% to $1,353.6 million. U.S. revenues were up 6.4%, including increases in Marketing Information Services of 14.3% and Receivables Management Services of 9.9%. Europe's 1997 revenues of $426.1 million were 4.3% lower than 1996, resulting from the increased strength of the U.S. dollar. Excluding the impact of foreign exchange, Europe would have reported a 4.0% increase in revenues. Other regions reported an 8.8% decrease in operating revenues to $93.8 million from $102.8 million, primarily as a result of phasing out certain unprofitable operations in Latin America. Operating income for the Risk Management Services segment was $452.5 million, up 38.3% from 1996, which included a $68.2 million loss attributable to the sale of ACI. Excluding the ACI loss, operating income would have increased 14.3%.

        Directory Information Services reported revenues of $343.4 million in 1997 compared with $377.5 million in 1996, a 9.1% decrease. Excluding revenues for P-East for both 1997 and 1996 and revenues for P-West for 1996, reported revenues would have decreased 5.3% to $265.4 million in 1997. Decreased revenues resulted from lower revenues at DonTech as a result of the final contractual reduction in Donnelley's partnership share, the termination of the Cincinnati Bell contract during 1997 and a change in the timing of servicing certain Bell Atlantic yellow page directories from 1997 to 1998. 1997 operating income increased 2.2% to $144.2 million from $141.1 million in 1996. Excluding income from P-East in both 1997 and 1996, the gain on the sale of P-East in 1997 and the loss on the sale of P-West in 1996, operating income would have decreased 17.7% to $123.8 million in 1997. The operating income decline reflects the impact of lower revenues as discussed above as well as start-up costs for the proprietary directory in Cincinnati, Ohio, and full-year costs related to the new production facility in Raleigh, North Carolina.

        During July 1997, Donnelley signed a series of agreements with Ameritech advertising services, changing the structure of the existing partnership by appointing DonTech as the exclusive sales agent in perpetuity for yellow page directories published by Ameritech in Illinois and Northwest Indiana (see Note 16 to the consolidated financial statements).

1996 VERSUS 1995

CONSOLIDATED RESULTS

The Company incurred a loss from continuing operations in 1996 of $27.3 million, or $.16 per share (both basic and diluted) compared with earnings of $217.5 million, or $1.28 basic earnings per share ($1.27 diluted earnings per share) in 1995. 1996 results included all corporate overhead expenses associated with the Company prior to the Distribution and certain transaction-related expenses. 1995 results included certain non-recurring charges and gains.

        Operating revenues from continuing operations for the year ended December 31, 1996, of $2,159.2 million were essentially unchanged from $2,158.2 million for 1995. Excluding the results of divested businesses, revenues from continuing operations increased 5.2% from $1,989.0 million in 1995 to $2,092.3 million in 1996.

        Operating income in 1996 of $197.6 million decreased from $398.6 million in the prior year. Included in operating income in 1996 was $161.2 million in transaction costs incurred in connection with the Company's 1996 reorganization. These costs included $75.0 million for professional and consulting fees and $86.2 million primarily for settlement of executive compensation plans and retention bonuses. Also included in 1996 operating income were the losses incurred as a result of the sales of P-West and ACI. The sales were completed in May and October of 1996, respectively. In connection with these divestitures, the Company recorded within operating costs a charge of $96.7 million ($28.5 million for P-West and $68.2 million for ACI). 1995 operating costs included gains on both the sales of Interactive Data Corporation ("IDC") of $90.0 million and warrants received in connection with the previous divestiture of Donnelley Marketing of $28.0 million, offset by a non-recurring charge of $206.2 million recorded in the fourth quarter of 1995. This charge primarily reflected an impairment loss in connection with the adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ($100.9 million), a provision for postemployment benefits ($58.1 million) under the Company's severance plan, an accrual for contractual obligations that have no future economic benefits and for penalties to cancel certain contracts ($23.1 million), and other asset revaluations ($24.1 million).

        Operating costs and selling and administrative expenses, excluding the effects of divestitures, transaction costs associated with the 1996 reorganization and the fourth-quarter non-recurring charge, increased 9.7% in 1996 compared with 1995. The increase reflects the Company's investments in new products and services.

        The Company reported 1996 non-operating expense-net of $71.2 million compared with non-operating expense-net of $68.0 million in 1995. The increase was attributable, in part, to lower interest income earned due to the high cash requirements of the 1996 reorganization and the sale of ACI, which held $111.5 million of marketable securities at the date of the sale.

        Despite lower reported pre-tax income, the provision for income taxes was $153.7 million, 35.9% higher than the prior year. The Company's effective tax rate was 121.6% in 1996 and 34.2% in 1995. In 1996, the higher effective tax rate primarily reflected the non-deductibility of certain transaction costs, lower tax benefits on losses from divested businesses and certain foreign taxes incurred in connection with the 1996 reorganization. The underlying effective tax rate, excluding these one-time items for 1996, was approximately 34%.

        Income from discontinued operations, net of income taxes, was $141.1 million in 1996 compared with $103.3 million in the prior year. The Company also reported a loss on the disposition of DBS, which was completed in the fourth quarter of 1996, of $220.6 million ($158.2 million after tax). Additionally, the Company sold NCH in the fourth quarter of 1996, with no resulting gain or loss recorded on the disposition. The 1995 results were affected by the fourth-quarter non-recurring charge of $188.6 million after tax.

SEGMENT RESULTS

Risk Management Services reported 1996 revenue growth of 2.7% to $1,781.7 million from $1,734.1 million in 1995. Excluding the results of divested businesses, revenue growth would have increased 6.6% from 1995. Moody's reported revenues of $385.3 million in 1996, up 16.9% from 1995, driven by strong corporate and municipal bond market volumes during the year. D&B's 1996 revenues were up 4.0% to $1,331.5 million. U.S. revenues were up 4.0%, including increases in Marketing Information Services of 9.7% and Receivables Management Services of 12.2%. Europe and other regions were up 3.1% and 7.8%, respectively. Operating income for the segment was $327.1 million in 1996 compared with $449.5 million in 1995. Operating income in 1996 included a $68.2 million loss on the sale of ACI, while in 1995, operating income included a $90.0 million gain on the sale of IDC partially offset by $45.6 million attributable to the fourth-quarter non-recurring charge.

        Directory Information Services reported a 10.9% decrease in operating revenues to $377.5 million from $423.7 million in 1995. Excluding the results of P-West, operating revenues would have been flat. Operating income decreased 24.3% to $141.1 million from $186.3 million in 1995 due to a reduction in the contractual share of earnings in the DonTech partnership and lower commission rates. Included in 1996 operating income was a $28.5 million loss on the sale of P-West. Additionally, higher costs associated with the transition to the new Raleigh, North Carolina, production facility negatively affected 1996 operating income. Operating income in 1995 included $17.7 million of the fourth-quarter non-recurring charge.

ADOPTION OF STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share" ("SFAS No. 128"), which simplifies existing computational guidelines, revises disclosure requirements and increases the comparability of earnings per share data on an international basis. The Company adopted the statement in 1997, which required restatement of all prior-period per share data presented.

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15,

        The Dun & Bradstreet
        Corporation
        and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED


1997, and requires reclassification of prior-period financial statements. The Company is currently considering the various presentation options of SFAS No. 130.

        Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which revises disclosure requirements about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 requires that public business enterprises report financial and descriptive information about their reportable operating segments. The statement is effective for fiscal years beginning after December 15, 1997, and requires restatement of prior years in the initial year of application. SFAS No. 131 is expected to affect the Company's segment disclosures, but will not affect the Company's results of operations, financial position or cash flows. The Company is in the process of evaluating the disclosure requirements.

NON-U.S. OPERATING AND MONETARY ASSETS

The Company has operations in 38 countries. The Company's non-U.S. operations generated approximately 26% of total revenues, including approximately 22% from European operations. Thirty-two percent of the Company's assets are located outside the U.S., and no one country had a significant concentration of cash.

        At December 31, 1997, the Company had approximately $117 million in forward foreign exchange contracts outstanding, with various expiration dates through March 1998 (see Note 5 to the consolidated financial statements).

MARKET RISK SENSITIVE INSTRUMENTS

The Company funds its operations primarily through its commercial paper program and other short-term bank lines of credit. As the Company operates in 38 countries, the Company is exposed to market risk from changes in interest rates and foreign exchange rates which could affect its results of operations and financial condition. In order to reduce the risk from fluctuations in interest rates and foreign currencies, the Company uses interest rate swap agreements and forward foreign exchange contracts. These derivative financial instruments are viewed by the Company as risk management tools that are entered into for hedging purposes only. The Company does not use derivative financial instruments for trading or speculative purposes.

        The Company also has investments in fixed income marketable securities. Consequently, the Company is exposed to fluctuations in rates on these marketable securities. Market risk associated with investments in marketable securities is immaterial and has been excluded from the sensitivity discussions.

        A discussion of the Company's accounting policies for derivative financial instruments is included in the Summary of Significant Accounting Policies in Note 1 to the consolidated financial statements, and further disclosure relating to financial instruments is included in Note 5-Financial Instruments with Off-Balance Sheet Risks.

        The following analysis presents the sensitivity of the fair value of the Company's market risk sensitive instruments to changes in market rates and prices.

INTEREST RATE RISK

The Company is exposed to market risk through its commercial paper program, where it borrows at prevailing short-term commercial paper rates, and through its variable-rate short-term bank borrowings.

        The Company enters into interest rate swap agreements to manage exposure to changes in interest rates. Specifically, the Company is exposed to fluctuations in both short-term commercial paper and short-term bank rates. Interest rate swaps allow the Company to raise funds at floating rates and effectively swap them into fixed rates that are lower than those available to it if fixed-rate borrowings were made directly. At December 31, 1997, the Company had $300.0 million of these interest rate swaps.

        The fair value for interest rate risk is calculated by the Company utilizing estimates of the termination value of the Company's interest rate swaps, commercial paper borrowings and short-term bank borrowings based upon a 10% increase, or decrease in interest rates from their December 31, 1997, levels. Fair values are the present value of projected future cash flows based on the market rates and prices chosen. At December 31, 1997, the unrealized fair value of the interest rate swaps was a loss of $11.1 million. Assuming an instantaneous parallel upward shift in the yield curve of 10% from December 31, 1997, levels, the unrealized fair value of the Company's interest rate swaps, commercial paper borrowings and short-term bank borrowings would result in a loss of $2.5 million. Assuming an instantaneous parallel downward shift in the yield curve of 10% from December 31, 1997, levels, the unrealized fair value of the Company's interest rate swaps, commercial paper borrowings and short-term bank borrowings would result in a loss of $20.5 million.

FOREIGN EXCHANGE RISK

The Company follows a policy of hedging substantially all cross-border intercompany transactions denominated in a currency other than the functional currency applicable to each of its various subsidiaries. The Company only uses forward foreign exchange contracts to implement its hedging strategy. Typically, these contracts have maturities of 12 months or less. These forward contracts are executed with creditworthy institutions and are denominated primarily in British Pound, German Mark, Swedish Krona and Japanese Yen.

        The fair value of foreign currency risk is calculated by using estimates of the cost of closing out all outstanding forward foreign exchange contracts given a 10% increase or decrease in forward rates from December 31, 1997, levels. At December 31, 1997, net unrealized gains related to the Company's forward contracts were $1.1 million. If forward rates increased by 10% from December 31, 1997, levels, the unrealized loss on these contracts would be $4.7 million. If forward rates decreased by 10% from December 31, 1997, levels, the unrealized gain on these contracts would be $6.9 million. However, the estimated potential gain or loss on forward contracts is expected to be offset by changes in the underlying transactions. Therefore, the impact of a 10% movement in foreign exchange rates will be immaterial.

LIQUIDITY AND FINANCIAL POSITION

The Company generates significant, predictable cash flows from its business operations. Management believes that these cash flows are sufficient to fund its operating needs, service debt and pay dividends. At December 31, 1997, cash and cash equivalents totaled $81.8 million, a decrease from $127.9 million in 1996. Net cash provided by operating activities increased by $233.4 million to $488.0 million in 1997. This increase is primarily due to the absence of transaction and divestiture-related costs as a result of the 1996 reorganization.

         Net cash used in investing activities totaled $3.6 million in 1997, compared with $86.0 million in 1996. In 1997, the Company received proceeds from the sale of P-East of $122.0 million that were offset by spending for capital expenditures, computer software and other intangibles of $145.8 million. In 1996, proceeds received from the sales of ACI and P-West were $115.2 million, and spending for capital expenditures, computer software and other intangibles totaled $170.1 million.

         The Company utilizes the commercial paper market as its primary source of financing. The Company has two committed bank facilities that support the commercial paper borrowings. One facility permits borrowings of up to $750 million and matures in August 2001; the other permits borrowings of up to $150 million and matures in August 1998. The Company has the ability to borrow under these facilities at prevailing short-term interest rates. The Company also has available non-committed lines of credit of $111 million. As of December 31, 1997, $29.9 million was borrowed against these facilities.

         On April 1, 1997, the Company completed a $300.0 million minority interest financing. Funds raised by this financing were used to repay a portion of the outstanding short-term debt in April 1997. Also during the second quarter of 1997, the Company reentered the commercial paper market and used the proceeds to repay the additional amounts outstanding on the short-term debt facility. The Company had $421.6 million in commercial paper outstanding at December 31, 1997.

         The Company has interest rate swap agreements, which effectively fix interest rates on $300.0 million of variable-rate debt through January 2005, at a weighted average fixed rate of 6.84% (see Note 5 to the consolidated financial statements). Currently, a portion of the swaps are marked-to-market through earnings.

         The Company has announced that in mid-1998 it will separate into two publicly traded independent companies. Management estimates that one-time cash outlays of approximately $25 million to $30 million will be required to complete the 1998 reorganization of the Company. These costs will be recorded as incurred.

         While the capital structures of the two independent companies have not been finalized, it is expected that approximately $450 million of debt will be allocated to Donnelley. It is expected that financing arrangements and cash generated from operations will be more than sufficient to meet the needs of the two companies.

         In January 1997, the Company announced a continuation of its systematic stock repurchase plan, authorizing the purchase of up to 9.8 million shares of common stock. The stock was held in treasury and issued upon exercise of employee stock options and for compensation plans. Under this plan, the Company repurchased 2,271,851 shares of its common stock for $60.1 million in 1997. The Company also paid dividends of $150.6 million during 1997.

YEAR 2000

The Company relies on computer hardware, software and related technology, together with data, in the operation of its businesses. Such technology and data are used in creating and delivering the Company's products and services, as well as in the Company's internal operations, such as billing and accounting. The Company has initiated an enterprise-wide program to prepare for the year 2000. The Company has created a Year 2000 program office, reporting to the Chief Executive Officer and to the Chief Information Officer, to coordinate and oversee the Company's Year 2000 program. In addition, responsible Year 2000 executives have been appointed, and

        The Dun & Bradstreet
        Corporation
        and Subsidiaries


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED


Year 2000 teams have been established at each of the Company's operating units. The Company has evaluated the technology and data used in the creation and delivery of its products and services and in its internal operations, has identified Year 2000 issues related thereto and developed and has begun to implement a plan to remediate such Year 2000 issues. The plan includes remediating the Company's Year 2000 issues that are related to its customers, suppliers and distributors, but there can be no assurances that such third parties will successfully remediate their own Year 2000 issues over which the Company has no control. The Company believes that it will substantially complete the implementation of its Year 2000 plan prior to the commencement of the year 2000, and that upon substantial completion of such implementation, and assuming that the Company's customers, suppliers and distributors successfully remediate their own Year 2000 issues over which the Company has no control, the Company will have no material business risk from such Year 2000 issues. The total cost of the Company's Year 2000 program is estimated to be $75 million to $80 million. Of this amount, approximately $11 million was incurred in 1997. It is estimated that approximately $40 million, $20 million to $25 million and $4 million will be incurred in 1998, 1999 and 2000, respectively. Maintenance and modification costs are expensed as incurred, while the costs of new hardware and software purchased by the Company are capitalized.

DIVIDENDS

The Company paid a quarterly dividend of $.22 per share in 1997, resulting in a full-year dividend per share of $.88, a decline of 51.6% from the 1996 dividend of $1.82 per share. In 1996, the Company reorganized into three publicly traded independent companies: The Company, Cognizant and ACNielsen. Consequently, the Company paid quarterly dividends of $.66 per share for the first half of 1996, and in the second half of 1996, the Company paid quarterly dividends of $.25 per share, reflecting the revised dividend policies of each of the three companies. Of the $.25 per share dividend declared for the third and fourth quarters of 1996, $.22 was attributable to the Company and $.03 was attributable to Cognizant.

         On December 17, 1997, the Board of Directors approved a first-quarter 1998 dividend of $.22 per share, payable March 10, 1998, to shareholders of record at the close of business February 20, 1998. Subject to Board of Directors approval, the Company anticipates that its current dividend policy will be maintained for 1998; however, the allocation between the two independent companies is currently being formulated.

COMMON STOCK INFORMATION

The Company's common stock (symbol DNB) is listed on the New York, London and Swiss stock exchanges. The number of shareholders of record was 11,449 at January 30, 1998.

         The following table summarizes price and cash dividend information for the Company's common stock as reported in the periods shown. The decline in price per share during the fourth quarter of 1996 reflects the special stock dividend of shares of Cognizant and ACNielsen.

                                PRICE PER SHARE ($)                 DIVIDENDS
                       --------------------------------------          PAID
                            1997                  1996             PER SHARE ($)
                       --------------------------------------   ------------------
                       HIGH       LOW       HIGH        LOW      1997        1996
--------------------------------------     ------------------   ------------------

--------------------------------------     ------------------   ------------------
First Quarter         271/2      231/8      693/4      593/8      .22        .66
Second Quarter        273/8      233/4      653/4      573/4      .22        .66
Third Quarter         293/4      255/8      625/8      561/4      .22        .25
Fourth Quarter        311/4      251/4      627/8      207/8      .22        .25
YEAR                  311/4      231/8      693/4      207/8      .88       1.82


FORWARD-LOOKING STATEMENTS

Certain statements in Management's Discussion and Analysis of Financial Condition and Results of Operations and certain other sections of this Annual Report are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned,""estimated" and "potential," among others. These forward-looking statements are based on the Company's reasonable current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include: (1) the complexity and uncertainty regarding the development of new high-technology products; (2) the loss of market share through competition; (3) the introduction of competing products or technologies by other companies; (4) pricing pressures from competitors and/or customers; (5) changes in the business information, risk management and yellow pages industries and markets; (6) the Company's inability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; (7) the Company's inability to complete the implementation of its Year 2000 plans timely; (8) the loss of key employees to investment or commercial banks or elsewhere; and (9) fluctuations in foreign currency exchange rates.

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS AND THE BOARD OF DIRECTORS OF THE DUN & BRADSTREET
CORPORATION:

We have audited the accompanying consolidated balance sheets of The Dun & Bradstreet Corporation and Subsidiaries at December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Dun & Bradstreet Corporation and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the consolidated financial statements, the Company changed certain revenue recognition accounting policies in 1997.


/s/ Coopers & Lybrand LLP

New York, New York
February 13, 1998


STATEMENT OF MANAGEMENT RESPONSIBILITY FOR FINANCIAL STATEMENTS

TO THE SHAREHOLDERS OF THE DUN & BRADSTREET CORPORATION:

Management has prepared and is responsible for the consolidated financial statements and related information that appear on pages 29 to 56. The consolidated financial statements, which include amounts based on the estimates of management, have been prepared in conformity with generally accepted accounting principles. Other financial information in the annual report is consistent with that in the consolidated financial statements.

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


/s/ Volney Taylor

Volney Taylor
Chairman and Chief Executive Officer


/s/Frank S. Sowinski


Frank S. Sowinski
Senior Vice President and Chief Financial Officer

     The Dun & Bradstreet
     Corporation
     and Subsidiaries

CONSOLIDATED
     STATEMENTS OF OPERATIONS

                                               DOLLAR AMOUNTS IN MILLIONS,
                   YEARS ENDED DECEMBER 31,       EXCEPT PER SHARE DATA                         1997           1996        1995
                   ---------------------------------------------------------------------------------------------------------------
RESULTS OF         OPERATING REVENUES                                                     $   2,154.4    $   2,159.2   $   2,158.2
OPERATIONS
                   Operating Costs                                                              526.5          693.6         708.3
                   Selling and Administrative Expenses                                          926.1          949.4         886.8
                   Depreciation and Amortization                                                153.9          157.4         164.5
                   Reorganization Costs                                                             -          161.2             -
                                                                                          -----------    -----------   -----------
                   OPERATING INCOME                                                             547.9          197.6         398.6
                                                                                          -----------    -----------   -----------
                   Interest Income                                                                1.8            4.4          10.2
                   Interest Expense                                                             (53.4)         (37.1)        (37.3)
                   Other Expense-Net                                                            (19.7)         (38.5)        (40.9)
                                                                                          -----------    -----------   -----------
                   Non-Operating Expense-Net                                                    (71.3)         (71.2)        (68.0)
                                                                                          -----------    -----------   -----------
                   Income from Continuing Operations before Provision for Income Taxes          476.6          126.4         330.6
                   Provision for Income Taxes                                                   165.6          153.7         113.1
                                                                                          -----------    -----------   -----------
                   Income (Loss) from Continuing Operations                                     311.0          (27.3)        217.5
                                                                                          -----------    -----------   -----------
                   Discontinued Operations:

                           Income from Discontinued Operations, Net of Income Taxes
                             of $155.9 and $9.7 for 1996 and 1995, respectively                     -          141.1         103.3
                           Loss on Disposal, Net of Income Tax Benefit of $62.4                     -        (158.2)             -
                                                                                          ===========    ===========   ===========
                   Income (Loss) from Discontinued Operations                                       -          (17.1)        103.3
                                                                                          -----------    -----------   -----------
                   Income (Loss) before Cumulative Effect of Accounting Changes                 311.0          (44.4)        320.8
                   Cumulative Effect of Accounting Changes, Net of Income
                     Tax Benefit of $104.1                                                     (150.6)             -             -
                                                                                          -----------    -----------   -----------
                   NET INCOME (LOSS)                                                      $     160.4    $     (44.4)  $     320.8
                                                                                          ===========    ===========   ===========
BASIC EARNINGS     Continuing Operations                                                  $      1.82    $      (.16)  $      1.28
(LOSS) PER SHARE   Discontinued Operations                                                          -           (.10)          .61
OF COMMON STOCK                                                                           -----------    -----------   -----------
                   Before Cumulative Effect of Accounting Changes                                1.82           (.26)         1.89
                   Cumulative Effect of Accounting Changes                                       (.88)             -             -
                                                                                          -----------    -----------   -----------
                   Basic Earnings (Loss) Per Share of Common Stock                        $       .94    $      (.26)  $      1.89
                                                                                          -----------    -----------   -----------
DILUTED EARNINGS   Continuing Operations                                                  $      1.80    $      (.16)  $      1.27
(LOSS) PER SHARE   Discontinued Operations                                                          -           (.10)          .60
OF COMMON STOCK                                                                           -----------    -----------   -----------
                   Before Cumulative Effect of Accounting Changes                                1.80           (.26)         1.87
                   Cumulative Effect of Accounting Changes                                       (.87)             -             -
                                                                                          -----------    -----------   -----------
                   Diluted Earnings (Loss) Per Share of Common Stock                      $       .93    $      (.26)  $      1.87
SHARE DATA         Weighted Average Number of Shares Outstanding-Basic                    170,765,000    170,017,000   169,522,000
                                                                                          ===========    ===========   ===========
                   Weighted Average Number of Shares Outstanding-Diluted                  172,552,000    171,576,000   171,608,000
                                                                                          ===========    ===========   ===========


The accompanying notes are an integral part of the consolidated financial statements.

     The Dun & Bradstreet
     Corporation
     and Subsidiaries

CONSOLIDATED
     BALANCE SHEETS

                        DECEMBER 31,          DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA                  1997         1996
                        -----------------------------------------------------------------------------------------------------------
                        ASSETS
CURRENT                 Cash and Cash Equivalents                                                             $  81.8      $ 127.9
ASSETS                  Accounts Receivable-Net of Allowance of $43.4 in 1997 and $38.1 in 1996                 583.7        600.7
                                                                                                              --------     --------
                        Other Current Assets                                                                    232.8        188.8
                                                                                                              --------     --------
                                TOTAL CURRENT ASSETS                                                            898.3        917.4
NON-CURRENT             Investments and Notes Receivable                                                        179.4        292.2
ASSETS                  Property, Plant and Equipment                                                           342.7        373.1
                        Prepaid Pension Costs                                                                   200.2        172.1
                        Computer Software                                                                       160.1        150.7
                        Goodwill                                                                                194.6        218.4
                        Other Non-Current Assets                                                                176.6        170.3
                                                                                                              --------     --------
                                Total Non-Current Assets                                                      1,253.6      1,376.8
                                                                                                              --------     --------
                        Total Assets                                                                         $2,151.9     $2,294.2
                                                                                                              --------     --------


                        -----------------------------------------------------------------------------------------------------------
                        LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES     Notes Payable                                                                        $  451.5     $1,120.7
                        Accrued and Other Current Liabilities                                                    536.6       599.9
                        Unearned Subscription Income                                                             573.5       297.0
                                                                                                              --------     --------
                                TOTAL CURRENT LIABILITIES                                                      1,561.6     2,017.6
                                                                                                              --------     --------
                        Postretirement and Postemployment Benefits                                               402.0       354.1
                        Other Non-Current Liabilities                                                            376.6       354.2
                        Minority Interest                                                                        301.9           -
SHAREHOLDERS'           Preferred Stock, par value $1 per share, authorized-10,000,000
SHARES;                   outstanding-none Equity Common Stock, par value $1 per share,
                          authorized-400,000,000 shares; issued-188,420,996 shares for 1997 and 1996             188.4       188.4
                       Capital Surplus                                                                            80.2        72.6
                       Retained Earnings                                                                         405.2       480.3
                       Treasury Stock, at cost, 17,853,652 and 17,612,776 shares for 1997
                          and 1996, respectively                                                                (964.0)    (1,019.7)
                       Cumulative Translation Adjustment                                                        (162.6)      (153.3)
                       Minimum Pension Liability Adjustment                                                      (37.4)           -
                                                                                                              --------     --------
                                Total Shareholders' Equity                                                      (490.2)      (431.7)
                                                                                                              --------     --------
                       Total Liabilities and Shareholders' Equity                                             $2,151.9     $2,294.2
                                                                                                              ========     ========


The accompanying notes are an integral part of the consolidated financial statements.

     The Dun & Bradstreet
     Corporation
     and Subsidiaries

CONSOLIDATED
     STATEMENTS OF CASH FLOWS


                Years Ended December 31,        Dollar amounts in millions                            1997       1996       1995
                -------------------------------------------------------------------------------------------------------------------
CASH FLOWS      Net Income (Loss)                                                                  $  160.4   $  (44.4)    $ 320.8
FROM OPERATING  Less: Income (Loss) from Discontinued Operations                                          -       (17.1)     103.3
ACTIVITIES                                                                                         --------    --------    --------
                Income (Loss) from Continuing Operations                                              160.4       (27.3)     217.5
                Reconciliation of Net Income (Loss) to Net Cash Provided By
                  Operating Activities:

                  Cumulative Effect of Accounting Changes, Net of Income Tax Benefit                  150.6           -          -
                  Depreciation and Amortization                                                       153.9       157.4      164.5
                  (Gain) Loss from Sale of Businesses, Net of Income Taxes                             (4.0)       82.2     (118.0)
                  Dividends Received in Excess of (Less Than) Equity Earnings                          66.7       (14.9)     (10.4)
                  Decrease (Increase) in Notes Receivable                                              48.4       (41.2)         -
                  Non-Recurring Charge                                                                    -           -       206.2
                  Restructuring Payments                                                                  -       (50.7)      (68.9)
                  Postemployment Benefit Payments                                                     (30.6)      (50.3)      (60.0)
                  Net Increase in Accounts Receivable                                                 (52.7)      (47.5)      (60.4)
                  Deferred Income Taxes                                                                (6.6)      118.1       (66.3)
                  Accrued Income Taxes                                                                (44.1)       50.4       (57.6)
                  Increase in Long-Term Liabilities                                                    38.7        58.3         3.0
                  Net Decrease in Other Working Capital Items                                          52.7        33.3        55.0
                  Other                                                                               (45.4)      (13.2)       28.4
                                                                                                   --------    --------    --------
                Net Cash Provided By Operating Activities                                             488.0       254.6       233.0
                                                                                                   --------    --------    --------
CASH FLOWS      Proceeds from Sales of Marketable Securities                                           27.2        17.6        34.1
FROM INVESTING  Payments for Marketable Securities                                                    (27.1)       (2.4)      (22.9)
ACTIVITIES      Proceeds from Sale of Businesses                                                      122.0       115.2       230.0
                Capital Expenditures                                                                  (59.4)      (73.9)     (116.8)
                Additions to Computer Software and Other Intangibles                                  (86.4)      (96.2)     (118.4)
                Other                                                                                  20.1       (46.3)       36.6
                                                                                                   --------    --------    --------
                Net Cash (Used In) Provided By Investing Activities                                    (3.6)      (86.0)       42.6
                                                                                                   --------    --------    --------
CASH FLOWS      Payment of Dividends                                                                 (150.6)     (310.8)     (446.1)
FROM FINANCING  Payments for Purchase of Treasury Shares                                              (60.1)      (25.6)      (72.3)
ACTIVITIES      Net Proceeds from Exercise of Stock Options                                            40.8        63.7        42.2
                Increase (Decrease) in Commercial Paper Borrowings                                    421.6      (405.0)      (38.7)
                Increase in Minority Interest                                                         300.0           -           -
                (Decrease) Increase in Other Short-Term Borrowings                                 (1,090.6)    1,116.2           -
                Payment of Redeemable Partnership Interests                                               -      (575.0)          -
                Other                                                                                   9.2         1.6        (1.6)
                                                                                                   --------    --------    --------
                Net Cash Used In Financing Activities                                                (529.7)     (134.9)     (516.5)
                                                                                                   --------    --------    --------
                Effect of Exchange Rate Changes on Cash and Cash Equivalents                            (.8)       (2.1)        4.0
                                                                                                   --------    --------    --------
                (Decrease) Increase in Cash and Cash Equivalents                                      (46.1)       31.6      (236.9)
                Net Cash (Used In) Provided By Discontinued Operations                                    -       (50.8)      261.9
                Cash and Cash Equivalents, Beginning of Year                                          127.9       147.1       122.1
                                                                                                   ========    ========    ========
                Cash and Cash Equivalents, End of Year                                             $   81.8    $  127.9    $  147.1
                                                                                                   ========    ========    ========

The accompanying notes are an integral part of the consolidated financial statements.

     The Dun & Bradstreet
     Corporation
     and Subsidiaries

CONSOLIDATED
     STATEMENTS OF SHAREHOLDERS' EQUITY

THREE YEARS ENDED DECEMBER 31, 1997                                               DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             MINIMUM
                                                  COMMON                                      CUMULATIVE     PENSION      TOTAL
                                                   STOCK       CAPITAL   RETAINED   TREASURY  TRANSLATION   LIABILITY  SHAREHOLDERS'
                                               ($1 PAR VALUE)  SURPLUS   EARNINGS     STOCK    ADJUSTMENT   ADJUSTMENT    EQUITY
                                               --------------  -------   --------     -----    ----------   ----------    ------
BALANCE, JANUARY 1, 1995                           $188.4      $ 67.2   $2,323.7   $(1,077.2)   $(183.5)     $    -       $1,318.6
Net Income                                                                 320.8                                             320.8
Cash Dividends ($2.63 per share)                                          (446.1)                                           (446.1)
Treasury Shares Reissued Under Stock
        Options and Deferred Compensation
        Plans (741,526)                                           2.8                              34.2                       37.0
Treasury Shares Reissued Under
        Restricted Stock Plan (174,100)                                                             8.0                        8.0
Treasury Shares Acquired (1,297,138)                                                              (72.3)                     (72.3)
Change in Cumulative Translation Adjustment                                                                     6.2            6.2
Unrealized Gains on Investments                                             10.3                                              10.3
                                                   ------      ------   --------   ---------    -------      ------       --------
BALANCE, DECEMBER 31, 1995                          188.4        70.0    2,208.7    (1,107.3)    (177.3)          -        1,182.5
                                                   ------      ------   --------   ---------    -------      ------       --------
Net Loss                                                                   (44.4)                                            (44.4)
Cash Dividends ($1.82 per share)                                          (310.8)                                           (310.8)
Stock Dividend to Shareholders of
        Cognizant and ACNielsen,
        Including 800,000 Treasury Shares                               (1,370.2)       49.5       79.8                    (1,240.9)
Treasury Shares Reissued Under Stock
        Options and Deferred Compensation
        Plans (1,525,935)                                         2.6                   59.0                                  61.6
Treasury Shares Reissued Under
        Restricted Stock Plan (16,410)                                                   4.7                                   4.7
Treasury Shares Acquired (923,199)                                                     (25.6)                                (25.6)
Change in Cumulative Translation Adjustment                                                       (55.8)                     (55.8)
Unrealized Losses on Investments                                            (3.0)                                             (3.0)
                                                   ------      ------   --------   ---------    -------      ------       --------
BALANCE, DECEMBER 31, 1996                          188.4        72.6      480.3    (1,019.7)    (153.3)          -         (431.7)
                                                   ------      ------   --------   ---------    -------      ------       --------
Net Income                                                                 160.4                                             160.4
Cash Dividends ($.88 per share)                                           (150.6)                                           (150.6)
Adjustment to Stock Dividend to Shareholders
        of Cognizant and ACNielsen                                         (11.3)                                            (11.3)
Treasury Shares Reissued Under Stock
        Options and Deferred Compensation
        Plans (2,010,091)                                         7.6      (72.4)      115.6                                  50.8
Treasury Shares Reissued Under
        Restricted Stock Plan (20,884)                                                    .2                                    .2
Treasury Shares Acquired (2,271,851)                                                   (60.1)                                (60.1)
Change in Cumulative Translation Adjustment                                                        (9.3)                      (9.3)
Minimum Pension Liability Adjustment                                                                          (37.4)         (37.4)
Unrealized Losses on Investments                                            (1.2)                                             (1.2)
                                                   ------      ------   --------   ---------    -------      ------       --------
BALANCE, DECEMBER 31, 1997                         $188.4      $ 80.2   $  405.2   $  (964.0)   $(162.6)     $(37.4)      $ (490.2)
                                                   ------      ------   --------   ---------    -------      ------       --------


The accompanying notes are an integral part of the consolidated financial statements.

     The Dun & Bradstreet
     Corporation
     and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include those of The Dun & Bradstreet Corporation (the "Company") and its subsidiaries and investments in which the Company has a controlling interest. Investments in companies over which the Company has significant influence but not a controlling interest are carried on an equity basis. The effects of all significant intercompany transactions have been eliminated.

                  The financial statements of subsidiaries outside the United States and Canada reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's consolidated financial results.

                  As discussed more thoroughly in Note 2, Cognizant Corporation ("Cognizant"), ACNielsen Corporation ("ACNielsen"), Dun & Bradstreet Software ("DBS") and NCH Promotional Services ("NCH") are presented as discontinued operations.

         CASH EQUIVALENTS. Marketable securities that mature within 90 days of purchase date are considered cash equivalents and are stated at cost, which approximates fair value.

         MARKETABLE SECURITIES. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," marketable securities at December 31, 1997 and 1996, are classified as "available for sale" and are reported at fair value, with net unrealized gains and losses reported in shareholders' equity.

                  The fair value of current and non-current marketable securities was estimated based on quoted market prices. Realized gains and losses on marketable securities are determined on the specific identification method.

                  The Company's marketable securities, $53.0 million and $46.1 million at December 31, 1997 and 1996, respectively, consisted primarily of debt securities of the U.S. Government and its agencies.

         PROPERTY, PLANT AND EQUIPMENT. Buildings, machinery and equipment are depreciated principally using the straight-line method over a period of three to 40 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

         COMPUTER SOFTWARE, GOODWILL AND INTANGIBLE ASSETS. Certain computer software costs are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," and are reported at the lower of unamortized cost or net realizable value. Costs in connection with business process reengineering are expensed as incurred. Other intangibles result from acquisitions and database enhancements.

         Computer software and other intangibles are being amortized, using principally the straight-line method, over three to five years and five to 15 years, respectively. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over five to 40 years.

                  The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121") in 1995. This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such an impairment loss is then based on the fair value of the asset (see Note 3).

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

         REVENUE RECOGNITION. The Company recognizes revenue as services are performed, information is delivered and products and services are used by its customers. Amounts billed for service and subscriptions are credited to unearned subscription income and reflected in operating revenues over the subscription term, which is generally one year. Revenues from directory advertising sales are recognized when sold.

         ACCOUNTING CHANGES. Effective January 1, 1997, the Company changed its revenue recognition method for its Credit Information Services business to recognize revenue as products and services are used by its customers. Previously, the Company recognized revenue ratably over the contract period. This change is consistent with the Company's change in focus from a sales contract basis to a product usage basis in order to drive revenue growth and increase customer satisfaction.

                  Additionally, the Company changed certain of its revenue recognition methods in the Marketing Information Services, Receivables Management Services and Moody's Investors Service ("Moody's") businesses to recognize revenue over the service period from previously recognizing revenues and costs at the time of shipment or billing. In the opinion of management, these accounting changes bring revenue recognition methods more in line with the economics of the business and provide a better measure of operating results.

                  In accordance with Accounting Principles Board Opinion ("APB") No. 20, "Accounting Changes," the cumulative effect of changing the accounting for certain of the Company's revenue recognition policies resulted in a pre-tax, non-cash charge of $254.7 million ($150.6 million after tax or $.88 per share basic, $.87 per share diluted). On a pro-forma basis these changes would have increased 1996 and decreased 1995 net income by $3.7 million and $7.5 million, respectively. The impact on basic and diluted earnings per share would have been an increase in 1996 of $.02 per share and a decrease in 1995 of $.04 per share.

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

         EARNINGS PER SHARE OF COMMON STOCK. The Company adopted SFAS No. 128, "Earnings per Share," ("SFAS No. 128"), in 1997. As required by the statement, the Company restated all prior-period per share data presented. SFAS No. 128 requires presentation of both basic and diluted earnings per share. Basic earnings per share are calculated based on the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings per share are calculated giving effect to all potentially dilutive common shares, assuming such shares were outstanding during the reporting period.

         FINANCIAL INSTRUMENTS. At times, the Company uses forward foreign exchange contracts and interest rate swaps to hedge existing assets, liabilities and firm commitments. The Company does not use any derivatives for trading or speculative purposes.

                  Gains and losses on forward foreign exchange contracts that qualify as hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments are also deferred and are recognized in income or as adjustments of carrying amounts when the hedged transactions occur. For forward foreign exchange contracts, the risk reduction is assessed on a transaction basis, and contract amounts and terms are matched to existing intercompany transactions.

                  The Company uses interest rate swaps to hedge interest rate risk on commercial paper. Settlement accounting is accorded to the swaps that have contractual, periodic payment terms considered to be aligned to the expected future commercial paper issuances. The commercial paper issuances are expected to continue through the term of the existing interest rate swaps. Periodic swap payments and receipts under the interest rate swaps are recorded as part of interest expense. Neither the swap contracts nor the gains or losses on these contracts, which are designated and effective as hedges, are recognized in the financial statements.

                  If a hedging instrument is sold or terminated prior to maturity, gains and losses will continue to be deferred until the hedged item is recognized in income. If a hedging instrument ceases to qualify for settlement accounting, any subsequent gains and losses are recognized currently in income.

         ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Estimates are used in the determination of allowances for doubtful accounts, depreciation and amortization, computer software, employee benefits plans, taxes and contingencies, among others.

         RECLASSIFICATIONS. As discussed in Note 2, the consolidated financial statements for 1995 have been reclassified to identify separately the results of operations and cash flows of the Company's discontinued operations. In addition, certain prior-year amounts have been reclassified to conform to the 1997 presentation.

     The Dun & Bradstreet
     Corporation
     and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED



         TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA

NOTE 2   REORGANIZATION AND DISCONTINUED OPERATIONS

         On November 1, 1996, the Company reorganized into three publicly traded independent companies by spinning off through a tax-free distribution two of its businesses to shareholders (the "Distribution"). The Distribution resulted in the following three companies: 1) The Dun & Bradstreet Corporation, consisting of Dun & Bradstreet, the operating company ("D&B"), Moody's and Reuben H. Donnelley ("Donnelley"); 2) ACNielsen; and 3) Cognizant, consisting of IMS International, Inc. ("IMS"), Gartner Group, Nielsen Media Research, Pilot Software, Cognizant Technology Solutions Corporation, Cognizant Enterprises and Erisco. In connection with the Distribution, DBS and NCH were sold. On October 10, 1996, following receipt of a ruling from the Internal Revenue Service that the transaction would be tax-free to the Company and its U.S. shareholders, the Company's Board of Directors declared a dividend distribution to shareholders of record on October 21, 1996, consisting of one share of Cognizant common stock for each share of the Company's common stock and one share of ACNielsen common stock for every three shares of the Company's common stock held on such record date. The Distribution was effected on November 1, 1996. These transactions resulted in a non-cash dividend that reduced shareholders' equity by $1,240.9 million. During 1997, adjustments to the dividend of $11.3 million were recorded, primarily as a result of employee benefits plan revisions.

                  For purposes of governing certain of the ongoing relationships among the Company, Cognizant and ACNielsen as a result of the Distribution, the three new companies entered into various agreements, including a Distribution Agreement, Tax Allocation Agreement, Employee Benefits Agreement, Indemnity and Joint Defense Agreement, Intellectual Property Agreement, Shared Transaction Services Agreement, Data Services Agreement and a Transition Services Agreement. These agreements set forth the principles to be applied in allocating certain related costs and specified portions of contingent liabilities to be shared if certain amounts are exceeded, which by their nature, cannot be predicted at this time, but could be significant.

                  Pursuant to APB No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the 1995 consolidated financial statements of the Company have been reclassified to reflect the dispositions of the companies that comprised the Company's Marketing Information Services, Software Services and Other Business Services business segments. These segments included the companies that made up Cognizant and ACNielsen, along with DBS and NCH. Accordingly, the revenues, costs and expenses and cash flow of Cognizant, ACNielsen, DBS and NCH have been excluded from the respective captions in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows for 1996 and 1995. The net operating results of these entities have been reported, net of applicable income taxes, as "Income (Loss) from Discontinued Operations;" and the net cash flows of these entities have been reported as "Net Cash (Used-In) Provided by Discontinued Operations" for 1996 and 1995.

                  For the years ended December 31, 1996 and 1995, operating revenues of the discontinued operations were $2,761.6 million and $3,256.9 million, respectively. 1996 revenues include the results of Cognizant, ACNielsen and DBS for the 10 months ended October 31, 1996, and the results of NCH for the full year.

                  The Company completed the sale of DBS on November 1, 1996, for proceeds of $191.3 million, including a note of $41.2 million, resulting in a pre-tax loss of $220.6 million ($158.2 million after-tax). Pursuant to the Distribution Agreement, the cash proceeds from the sale were transferred to Cognizant. During the third quarter of 1997, cash was received from the buyer to satisfy the note receivable, which was due in May 1998.

                  The sale of NCH was completed on December 31, 1996. Pursuant to the Distribution Agreement, the proceeds of $20.5 million from the sale of NCH, which included a note of $8.5 million, were transferred to Cognizant. At December 31, 1996, the Company recorded a receivable of $20.5 million from the buyer of NCH and a corresponding payable to Cognizant. These transactions were settled in January 1997. The Company did not incur a gain or loss on the sale.

                  Also included in 1996 results, within discontinued operations, are tax costs allocated to discontinued operations of $49.1 million.

NOTE 3   NON-RECURRING ITEMS

         In 1997, included in the Company's operating results was a pre-tax gain of $9.4 million ($4.0 million after tax), related to the sale of the East Coast proprietary operations of Donnelley ("P-East").

                  The 1996 results for the Company reflect after-tax non-recurring charges of $284.7 million, incurred as a result of the Distribution and the sales of the West Coast proprietary operations of Donnelley ("P-West") and American Credit Indemnity ("ACI"). Of the $284.7 million, $257.9 million was recorded in pre-tax income and a net tax cost of $26.8 million was recorded in the provision for income taxes. The $257.9 million represents reorganization costs of $161.2 million (professional and consulting fees of $75.0 million and settlement of executive compensation plans and retention bonuses of $86.2 million) and $96.7 million resulting from the losses incurred on the sales of P-West and ACI. The sales of P-West and ACI were completed in May and October of 1996, respectively.

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

                  Also in 1995, the Company recorded in operating costs a $28.0 million gain related to the sale of warrants received in connection with the divestiture of Donnelley Marketing and a $90.0 million gain relating to the sale of Interactive Data Corporation ("IDC").


NOTE 4   RECONCILIATION OF WEIGHTED AVERAGE SHARES

         SHARE DATA IN THOUSANDS                                                       1997          1996          1995
         ----------------------------------------------------------------------------------------------------------------
         Weighted Average Number of Shares-Basic                                      170,765       170,017       169,522
         Dilutive effect of shares issuable as of year-end under stock options,
                 restricted stock and performance unit plans                            1,629         1,430         2,061
         Adjustment of shares applicable to stock options
                 exercised during the year and performance unit plans                     158           129            25
                                                                                      -------       -------       -------
         Weighted Average Number of Shares-Diluted                                    172,552       171,576       171,608
                                                                                      -------       -------       -------

As required by SFAS No. 128, the Company has provided a reconciliation of basic weighted average shares to diluted weighted average shares within the table outlined above. The conversion of diluted shares has no impact on the Company's operating results. Options to purchase 3.1 million, 4.4 million and 3.2 million shares of common stock were outstanding at December 31, 1997, 1996 and 1995, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the Company's common stock. The Company's options generally expire 10 years after the initial grant date.

     The Dun & Bradstreet
     Corporation
     and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


         TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA


NOTE 5   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

         The Company uses interest rate swap agreements and forward foreign exchange contracts to reduce exposure to fluctuations in interest and foreign exchange rates. The Company does not use derivative financial instruments for trading or speculative purposes. If a hedging instrument ceases to qualify as a hedge, any subsequent gains and losses are recognized currently in income. Collateral is generally not required for these types of instruments.

                  By their nature, all such instruments involve risk, including the credit risk of non-performance by counterparties. However, at December 31, 1997 and 1996, in management's opinion there was no significant risk of loss in the event of non-performance of the counterparties to these financial instruments. The Company controls its exposure to credit risk through monitoring procedures.

         INTEREST RATE SWAP AGREEMENTS

         The Company enters into interest rate swap agreements to manage exposure to changes in interest rates. Interest rate swaps allow the Company to raise funds at floating rates and effectively swap them into fixed rates that are lower than those available to it if fixed-rate borrowings were made directly. These agreements involve the exchange of floating-rate for fixed-rate payments without the exchange of the underlying principal amount. Fixed-interest-rate payments are at rates ranging from 6.67% to 7.02%. Floating-rate payments received are based on rates tied to prevailing short-term interest rates. If the Company terminates a swap agreement, the gain or loss is amortized over the shorter of the remaining original life of the debt or the swap. In the first quarter of 1997, $2.9 million was recorded in connection with the termination of swaps and corresponding debt. At December 31, 1997, the unrealized fair value of the interest rate swaps was a loss of $11.1 million, of which $3.2 million has been recorded in 1997 relating to swaps which do not qualify for settlement accounting. At December 31, 1996, the unrealized fair value of the interest rate swaps was a loss of $15.8 million.

                  The following table indicates the type of swaps in use at December 31, 1997 and 1996, and their weighted average interest rates. Average variable rates are those in effect at the reporting date and may change significantly over the lives of the contracts.

                                                          1997%           1996%
         -----------------------------------------------------------------------
         Variable to fixed swaps-
                 Notional amount                       $  300.0%       $  600.0%
                 Average pay (fixed) rate                  6.84%           6.94%
                 Average receive (variable) rate           5.75%           5.57%

         The swap contracts expire from August 31, 2001, through January 15,
         2005.

         FOREIGN EXCHANGE

         In order to reduce the risk of foreign currency exchange rate fluctuations, the Company follows a policy of hedging substantially all cross-border intercompany transactions denominated in a currency other than the functional currency applicable to each of its various subsidiaries. The financial instruments used to hedge these cross-border intercompany transactions are forward foreign exchange contracts with maturities of six months or less. These forward contracts are executed with creditworthy institutions and are denominated primarily in the British Pound, German Mark, Swedish Krona and Japanese Yen. The gains and losses on these forward contracts are recorded to income or expense and are essentially offset by the gains and losses on the underlying foreign currency transactions. The Company does not enter into forward foreign exchange contracts for speculative or trading purposes.

                  At December 31, 1997 and 1996, the Company had approximately $117 million and $114 million, respectively, of forward foreign exchange contracts outstanding with various expiration dates through March 1998 and March 1997, respectively. At December 31, 1997, unrealized gains on these contracts were $1.5 million and the unrealized losses were $.4 million. At December 31, 1996, unrealized gains on these contracts were $3.5 million and the unrealized losses were $1.3 million.


NOTE 6   PENSION AND POSTRETIREMENT BENEFITS

         PENSION PLANS

         The Company has pension plans covering substantially all associates in the United States. The benefits to be paid to associates under these plans were based on years of credited service and average final compensation. Pension costs are determined actuarially and funded in accordance with the Internal Revenue Code. Supplemental and excess plans in the United States are maintained to provide retirement benefits in excess of levels allowed by ERISA.

         Effective January 1, 1997, the Company's Retirement Plan was amended to provide retirement income based on a percentage of annual compensation, rather than final pay. The percentage of compensation allocated annually to a retirement account ranges from 3.0% to 12.5%, based on age and service. Amounts allocated under the plan also receive interest credits based on 30-year Treasury Bonds with a minimum interest credit rate of 3.0%. Associates close to or eligible for retirement as of January 1, 1997, will receive the higher of benefits provided by the final pay formula or retirement account formula.

         In accordance with SFAS No. 87, "Employers' Accounting for Pensions," the Company has recorded an additional minimum pension liability for each benefits plan for which the accumulated benefits obligation exceeds plan assets. This amount has been recorded as a long-term liability with an offsetting intangible asset. To the extent that these additional liabilities exceeded related unrecognized prior service cost and net transition obligation, the increase in liabilities is charged directly to shareholders' equity. At December 31, 1997, $37.4 million was reported as a separate reduction of shareholders' equity.

                  The Company has retained the obligation for pension benefits for personnel who retired prior to November 1, 1996, from the businesses that comprise discontinued operations.

                  The Company's non-U.S. subsidiaries provide retirement benefits for associates consistent with local practices, primarily using defined benefits or termination indemnity plans.

                  The components of net periodic pension costs for the years ended December 31, which included both continuing and discontinued operations for 1996 and 1995, are summarized as follows:

                                       1997           1996           1995
         -----------------------------------------------------------------
         Service cost                $  18.4        $  34.8        $  43.1
         Interest cost                  83.4           87.4          108.5
         Actual return on
                 plan assets          (242.8)        (173.2)        (248.1)
         Net amortization
                 and deferral          137.5           67.3          126.8
                                     -------        -------        -------
         Net periodic pension
                 (income) cost       $  (3.5)       $  16.3        $  30.3
                                     -------        -------        -------

         Discontinued operations were allocated pension expense of $10.4 million and $11.1 million in 1996 and 1995, respectively.

         The status of pension plans at December 31, 1997 and 1996, is as follows:

                                                                     FUNDED                               UNFUNDED
                                                               --------------------    --------------------------------------------
                                                                                             U.S.(1)                 NON-U.S.
                                                                                       --------------------    --------------------
                                                                 1997        1996        1997        1996        1997        1996
         --------------------------------------------------------------------------------------------------------------------------
         Fair value of plan assets                             $1,328.7    $1,146.5    $     --    $     --    $     --    $     --
                                                               --------    --------    --------    --------    --------    --------
         Actuarial present value of benefits obligations:
                 Vested benefits                                  954.5       811.8       162.0        95.8         6.3         7.1
                 Non-vested benefits                               18.4        35.7         3.4         4.6          --          --
                                                               --------    --------    --------    --------    --------    --------
                 Accumulated benefits obligations                 972.9       847.5       165.4       100.4         6.3         7.1
                 Effect of projected future salary increases       69.3        89.7        18.3        60.5          --          --
                                                               --------    --------    --------    --------    --------    --------
                 Projected benefits obligations                 1,042.2       937.2       183.7       160.9         6.3         7.1
                                                               --------    --------    --------    --------    --------    --------
         Plan assets in excess of (less than) projected
                 benefits obligations                             286.5       209.3      (183.7)     (160.9)       (6.3)       (7.1)
         Unrecognized net (loss) gain                             (59.0)         .5        55.8        30.2          --          --
         Unrecognized prior service cost                            9.9         6.7        23.9        22.8          --          --
         Unrecognized net transition (asset) obligation           (37.2)      (44.4)        1.2         1.6          --          --
         Adjustment to recognize minimum liability                   --          --       (62.6)       (6.4)         --          --
                                                               --------    --------    --------    --------    --------    --------
         Prepaid (accrued) pension cost                        $  200.2    $  172.1    $ (165.4)   $ (112.7)   $   (6.3)   $   (7.1)
                                                               --------    --------    --------    --------    --------    --------

         (1) Represents supplemental and excess plans for which grantor trusts (with assets of $57.4 million and $58.9 million at December 31, 1997 and 1996, respectively) have been established to pay plan benefits.

     The Dun & Bradstreet
     Corporation
     and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


         TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA

NOTE 6   PENSION AND POSTRETIREMENT BENEFITS PENSION PLANS (CONTINUED)

         The weighted average expected long-term rate of return on pension plan assets was 9.70% for 1997 and 9.75% for 1996 and 1995. At December 31, 1997 and 1996, the projected benefits obligations were determined using weighted average discount rates of 7.01% and 7.77%, respectively, and weighted average rates of increase in future compensation levels of 4.46% and 5.15%, respectively. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.

         POSTRETIREMENT BENEFITS

         In addition to providing pension benefits, the Company provides various health-care and life-insurance benefits for retired associates. Substantially all of the Company's associates in the United States become eligible for these benefits if they reach normal retirement age while working for the Company. Certain of the Company's subsidiaries outside the United States have postretirement benefits plans, although most participants are covered by government sponsored or administered programs. The cost of Company sponsored postretirement benefits plans outside the U.S. is not significant.

                  The Company has retained the obligation for postretirement benefits for personnel who retired prior to November 1, 1996, from the businesses that comprise discontinued operations.

                  The components of net periodic postretirement benefits costs other than pensions for the years ended December 31, which included both continuing and discontinued operations for 1996 and 1995, are summarized as follows:

                                            1997         1996        1995
         ------------------------------------------------------------------
         Service cost                      $ 3.5        $ 5.9        $ 5.1
         Interest cost                      14.6         15.4         16.0
         Net amortization and
                 deferral                   (4.5)        (4.8)        (5.0)
                                           -----        -----        -----
         Net periodic postretirement
                 benefits cost             $13.6        $16.5        $16.1
                                           -----        -----        -----

         Discontinued operations were allocated net periodic postretirement benefits costs of $4.4 million and $4.8 million in 1996 and 1995, respectively.

                  The status of postretirement benefits plans other than pensions at December 31, 1997 and 1996, is as follows:

                                                                  1997           1996
         -----------------------------------------------------------------------------
         Actuarial present value of benefits obligation:
                 Retirees and dependents                       $(175.6)       $(165.9)
                 Active associates-eligible                      (18.9)         (15.7)
                 Active associates-not yet eligible              (22.0)         (15.0)
                                                               -------        -------
         Accumulated postretirement
                 benefits obligation                            (216.5)        (196.6)
         Unrecognized net loss (gain)                             18.0            (.2)
         Unrecognized prior service credit                        (7.3)         (11.9)
                                                               -------        -------
         Accrued postretirement benefits obligation            $(205.8)       $(208.7)
                                                               =======        =======

         Benefits are paid as incurred from general corporate assets.

                  The accumulated postretirement benefits obligation at December 31, 1997 and 1996, was determined using discount rates of 7.0% and 7.75%, respectively. The assumed rate of future increases in per capita cost of covered health-care benefits is 7.3% in 1998, decreasing gradually to 5.0% for the year 2021 and remaining constant thereafter. Increasing the assumed health-care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefits obligation by $22.3 million and would increase annual aggregate service and interest costs by $1.9 million.

NOTE 7   EMPLOYEE STOCK PLANS

         The Company has granted options to certain associates, under its Key Employees Stock Option Plans, to purchase shares of its common stock at the market price on the date of the grant. Under the plans, the options vest ratably over a four-year period and expire 10 years from the date of the grant. The 1991 Key Employees Stock Option Plan provides for the granting of up to 17 million shares.

                  In November 1996, in conjunction with the Distribution, those individuals who became employees of Cognizant or ACNielsen were granted substitute awards in the stock of their new employer, and any stock awards or options held by them in respect of the Company were reflected as surrendered in the following table. For the remaining holders of unexercised options, including employees of the Company, retirees and certain other former employees of the Company, the number of shares subject to options and the option exercise price were adjusted immediately following the Distribution to preserve, as closely as possible, the economic value of the options that existed prior to the Distribution.

         The Company applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the stock option plans. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's income (loss) from continuing operations and earnings (loss) per share would have been reduced to the pro-forma amounts indicated below:

                                             1997          1996           1995
                                            -------       -------        -------
Income (loss) from
         continuing operations
                  As reported               $ 311.0       $ (27.3)       $ 217.5
                  Pro-forma                 $ 307.1       $ (31.2)       $ 217.5
Basic earnings (loss) per share
         of common stock from
         continuing operations
                  As reported               $  1.82       $  (.16)       $  1.28
                  Pro-forma                 $  1.80       $  (.18)       $  1.28
Diluted earnings (loss) per share
         of common stock from
         continuing operations
                  As reported               $  1.80       $  (.16)       $  1.27
                  Pro-forma                 $  1.78       $  (.18)       $  1.27
                                            -------       -------        -------

The pro-forma disclosures shown are not representative of the effects on income
(loss) and earnings (loss) per share in future years.

         The fair value of the Company's stock options used to compute pro-forma income (loss) and earnings (loss) per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model. The weighted average assumptions used for 1997 were as follows: dividend yield of 3.3%, expected volatility of 20%, risk-free interest rate of 5.73%, and an expected holding period of 4.5 years. The following weighted average assumptions were used to value grants made prior to the Distribution: dividend yield of 4.7%, expected volatility of 15%, a risk-free interest rate of 6.08%, and an expected holding period of five years. The incremental fair value of the Company's options converted on October 31, 1996, used to compute pro-forma income (loss) and earnings (loss) per share disclosures and the value of new grants after November 1, 1996, was determined using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 3.7%, expected volatility of 17%, a risk-free interest rate of 5.85%, and an expected holding period of 4.5 years.

         Options outstanding at December 31, 1997, were granted during the years 1988 through 1997 and are exercisable over periods ending not later than 2007. At December 31, 1997, 1996 and 1995, options for 8,133,155 shares, 8,313,166 shares and 4,859,596 shares of common stock, respectively, were exercisable and 1,450,195 shares, 4,240,772 shares and 10,306,592 shares, respectively, were available for future grants under the plans.

         Changes in stock options for the three years ended December 31, 1997, are summarized as follows:

                                                                      Weighted
                                                                      Average
                                                                      Exercise
                                                    Shares            Price ($)
                                                  -----------        -----------
Options outstanding,
    January 1, 1995                                 8,733,172              53.57
         Granted                                    1,821,780              63.35
         Exercised                                   (736,145)             46.11
         Surrendered or expired                      (671,079)             56.63
                                                  -----------        -----------
Options outstanding,
    December 31, 1995                               9,147,728              55.90
         Granted                                       10,704              60.25
         Exercised                                   (977,042)             51.09
         Surrendered or expired                      (689,297)             59.10
                                                  -----------        -----------
Options outstanding,
    October 31, 1996                                7,492,093              56.23
         Attributable to discontinued
             operations                            (2,958,686)             57.08
                                                  -----------        -----------
Options outstanding,
    October 31, 1996                                4,533,407              55.68
                                                  -----------        -----------
Options converted,
    November 1, 1996                               11,958,980              21.10
         Granted                                    4,452,250              22.96
         Exercised                                   (543,354)             21.02
         Surrendered or expired                      (451,416)             22.87
                                                  -----------        -----------
Options outstanding,
         December 31, 1996                         15,416,460              21.59
         Granted                                    3,151,980              30.01
         Exercised                                 (2,008,234)             20.38
         Surrendered or expired                      (840,878)             22.97
Options outstanding,
    December 31, 1997                              15,719,328              23.36
                                                  -----------        -----------

The weighted average fair value of options granted during 1997, 1996 and 1995 was $5.52, $3.61 and $7.61, respectively.

         The Dun & Bradstreet
         Corporation
         and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA

NOTE 7. EMPLOYEE STOCK PLANS (CONTINUED)

The following table summarizes information about stock options outstanding at December 31, 1997:

                                    STOCK OPTIONS OUTSTANDING                              STOCK OPTIONS EXERCISABLE
                        ----------------------------------------------------           -------------------------------
                                               WEIGHTED
                                                AVERAGE
                                              REMAINING             WEIGHTED                                  WEIGHTED
                                            CONTRACTUAL              AVERAGE                                   AVERAGE
RANGE OF EXERCISE PRICES    SHARES                 LIFE       EXERCISE PRICE               SHARES       EXERCISE PRICE
$15.73-$22.55            5,705,704            4.2 Years       $        19.74            5,270,726       $        19.68
$22.75-$30.22           10,013,624            8.9 Years       $        25.42            2,862,429       $        23.50
                        15,719,328                                                      8,133,155

The plans also provide for the granting of stock appreciation rights and limited stock appreciation rights in tandem with stock options to certain key employees. At December 31, 1997, there were 34,048 stock appreciation rights attached to stock options outstanding and 1,154,495 limited stock appreciation rights ("LSARs") attached to stock options, which are exercisable only if, and to the extent that, the related option is exercisable and, in the case of LSARs, only upon the occurrence of specified contingent events.

         Under the 1989 Key Employees Restricted Stock Plan, key associates may be granted restricted shares of the Company's stock. The plan provides for the granting of up to 1,800,000 shares of the Company's common stock prior to December 31, 1998. During 1997, 1996 and 1995, restricted shares of 20,000, 19,779 and 184,465, respectively, were awarded under the plan. Forfeitures in 1996 and 1995 totaled 6,877 and 10,365, respectively. There were no forfeitures during 1997. The restrictions on the majority of such shares lapse over a period of three years from the date of the grant, and the cost is charged to compensation expense ratably.

         Under the 1997 Key Employees Performance Unit Plan, key associates may be granted shares of the Company's stock based on the achievement of two-year revenue growth goals or other key operating objectives, where appropriate. At the end of the performance period, company performance at target will yield the targeted amount of shares, while company performance above or below target will yield larger or smaller share awards, respectively. During 1997, 471,644 shares were granted at fair value of $30.94 per share. Recorded in selling and administrative expenses in 1997 was compensation expense of $14.6 million for the plan.

NOTE 8 INCOME TAXES

Income before provision for income taxes consisted of:

                                          1997            1996            1995
                                          ----            ----            ----
U.S.                                     $466.0          $125.1          $356.4
Non-U.S                                    10.6             1.3           (25.8)
                                         ------          ------          ------
                                         $476.6          $126.4          $330.6
                                         ------          ------          ------

The provision for income taxes consisted of:

                                             1997           1996           1995
                                             ----           ----           ----
Current tax provision:
         U.S. Federal                      $ 99.5         $ 43.3         $121.3
         State and local                     51.1          (21.6)          29.2
         Non-U.S.                            21.6           13.9           28.9
                                           ------         ------         ------
Total current tax
         provision                          172.2           35.6          179.4
                                           ------         ------         ------
Deferred tax (benefit)
         provision:
         U.S. Federal                        21.0           86.9          (30.6)
         State and local                    (21.3)          15.7          (23.8)
         Non-U.S                             (6.3)          15.5          (11.9)
                                           ------         ------         ------
Total deferred tax
         (benefit) provision                 (6.6)         118.1          (66.3)
                                           ------         ------         ------
Provision for income taxes                 $165.6         $153.7         $113.1
                                           ------         ------         ------

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company's effective tax rate for financial statement purposes.

                                              1997          1996          1995
                                              ----         -----          ----
Statutory tax rate                            35.0%         35.0%         35.0%
State and local taxes,
         net of U.S. Federal
         tax benefit                           4.1          (3.0)          1.7
Non-U.S. taxes                                 3.2          12.8           5.1
Recognition of capital
         and ordinary losses                  (7.2)        (14.3)        (13.2)
Non-recurring
         reorganization costs                   --          34.9            --
Non-deductible capital
         losses                                 --          24.0            --
Repatriation of foreign
         earnings                               --          30.1            --
Other                                          (.4)          2.1           5.6
                                              ----         -----          ----
Effective tax rate                            34.7%        121.6%         34.2%
                                              ----         -----          ----

Income taxes paid were $170.3 million, $170.2 million and $119.9 million in 1997, 1996 and 1995, respectively. Income taxes refunded were $37.6 million, $140.9 million and $17.8 million in 1997, 1996 and 1995, respectively.

Deferred tax assets (liabilities) consisted of the following at December 31:

                                                           1997           1996
                                                          ------         ------
Deferred tax assets:
         Operating losses                                 $ 53.7         $ 34.6
         Postretirement benefits                            88.6           83.6
         Postemployment benefits                            16.1           24.1
         Reorganization and
                  restructuring costs                        5.4           13.1
         Bad debts                                          14.3           11.2
         Other                                                --           18.0
                                                          ------         ------
Total deferred tax assets                                  178.1          184.6
Valuation allowance                                        (53.7)         (34.6)
                                                          ------         ------
Net deferred tax asset                                     124.4          150.0
                                                          ------         ------
Deferred tax liabilities:
         Intangibles                                       (42.1)         (63.3)
         Revenue recognition                               (45.8)         (65.4)
         Tax-leasing transactions                          (22.1)         (37.8)
         Depreciation                                      (14.3)          (1.1)
         Other                                             (11.1)            --
                                                          ------         ------
Total deferred tax liability                              (135.4)        (167.6)
                                                          ------         ------
Net deferred tax liability                                $(11.0)        $(17.6)
                                                          ------         ------

At December 31, 1997, undistributed earnings of non-U.S. subsidiaries aggregated $98.1 million. Deferred tax liabilities have not been recognized for these undistributed earnings because it is management's intention to reinvest such undistributed earnings outside the U.S. If all undistributed earnings were remitted to the U.S., the amount of incremental U.S. Federal and foreign income taxes payable, net of foreign tax credits, would be $39.3 million. During 1996, $467.9 million of non-U.S. earnings, primarily from the Cognizant and ACNielsen businesses, were repatriated by the Company in order to facilitate its 1996 reorganization.

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

         The Dun & Bradstreet
         Corporation
         and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA

NOTE 9 NOTES PAYABLE

Notes payable consisted of the following at December 31:

                                                         1997             1996
                                                       --------         --------
Commercial paper                                       $  421.6         $     --
Bank notes                                                 29.9          1,120.7
                                                       --------         --------
                                                       $  451.5         $1,120.7
                                                       --------         --------

The Company had commercial paper borrowings of $421.6 million at December 31, 1997. Interest rates on these borrowings ranged from 5.62% to 6.10%.

         The Company has two committed bank facilities that support the Company's commercial paper borrowings. One of the facilities permits borrowings of up to $750 million and matures in August 2001. The second facility permits borrowings of up to $150 million and matures in August 1998. Under these facilities the Company has the ability to borrow at prevailing short-term interest rates. At December 31, 1997, there was no outstanding balance against these facilities. At December 31, 1996, $880.0 million was borrowed against these facilities. The Company also had non-committed lines of credit of $111 million at December 31, 1997. At year-end 1997, $29.9 million was borrowed against these non-committed facilities. At December 31, 1996, $240.7 million was borrowed against non-committed facilities of $305 million. None of these arrangements had material commitment fees or compensating balance requirements.

         The weighted average interest rates on commercial paper and notes payable at December 31, 1997 and 1996 were 5.97% and 5.78%, respectively.

         Interest paid totaled $49.6 million, $43.2 million and $28.3 million for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 10 INVESTMENT PARTNERSHIPS

During 1993, the Company participated in the formation of a limited partnership to invest in various securities, including those of the Company. Third-party investors held limited-partner and special investors interests totaling $500.0 million. Funds raised by the partnership provided a source of financing for the Company's repurchase in 1993 of 8.3 million shares of its common stock. During the fourth quarter of 1996, the Company redeemed these partnership interests. This redemption was financed with short-term borrowings.

         The partnership is presently engaged in the business of licensing database assets and computer software. One of the Company's subsidiaries serves as managing general partner, and two subsidiaries hold limited-partner interests. In April 1997, the partnership raised $300.0 million of minority interest financing from a third-party investor. The Company's subsidiaries contributed assets to the partnership, and the third-party investor contributed cash ($300.0 million) in exchange for a limited-partner interest. Funds raised by the partnership were loaned to the Company and used to repay existing short-term debt in April 1997. At December 31, 1997, the third-party investment in this partnership was included in minority interest.

         For financial reporting purposes, the results of operations, assets, liabilities and cash flows of the partnership described above are included in the Company's consolidated financial statements.

NOTE 11 CAPITAL STOCK

In October 1988, the Company adopted a Shareholders' Rights Plan. The plan is intended to protect the shareholders' interests in the event of an unsolicited attempt to acquire the Company. The plan is not intended to prevent a takeover of the Company on terms that are favorable and fair to all shareholders and will not interfere with a merger approved by the Board of Directors.

         Under the plan, each share of the Company's common stock has a right that trades with the stock until the right becomes exercisable. Each right entitles the shareholders to buy 1/100 of a share of Series A participating preferred stock at a purchase price of $230, subject to adjustment. The rights will not be exercisable until a person or group ("Acquiring Person") acquires beneficial ownership of, or commences a tender offer for, 20% or more of the Company's outstanding common stock.

         In the event the Company is acquired in a merger or other business combination or subject to other transactions, as described in the Shareholders' Rights Plan, each right will entitle its holder (other than the Acquiring Person) to receive, upon exercise, stock with a value of two times the exercise price in the form of the Company's common stock or, where appropriate, the Acquiring Person's common stock. The Company may redeem the rights, which expire in October 1998, for $.01 per right, under certain circumstances.

         The shareholders have authorized the issuance of 10.0 million shares of $1 par value preferred stock. The preferred stock can be issued with varying terms, as determined by the Board of Directors.

NOTE 12 LEASE COMMITMENTS

Certain of the Company's operations are conducted from leased facilities, which are under operating leases that expire over the next 10 years. The Company also leases certain computer and other equipment under operating leases that expire over the next five years. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Additionally, the Company has agreements with various third parties to purchase certain data processing and telecommunications services extending beyond one year. Rental expenses under operating leases were $91.8 million, $117.6 million and $121.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. Future minimum lease payments under noncancelable leases at December 31, 1997, are as follows:

                                             There-
1998     1999     2000     2001     2002     after    Total
-----    -----    -----    -----    -----    -----    ------
$84.8    $69.5    $45.4    $33.4    $27.7    $50.8    $311.6
-----    -----    -----    -----    -----    -----    ------

NOTE 13 LITIGATION

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

INFORMATION RESOURCES

         On July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants the Company, A.C. Nielsen Company (a subsidiary of ACNielsen) and IMS International, Inc.

         The complaint alleges various violations of United States antitrust laws, including alleged violations of Section 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges SRG violated an alleged agreement with IRI when it agreed to be acquired by the defendants and that the defendants induced SRG to breach that agreement.

         On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997, the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within 60 days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an Amended and Restated Complaint repleading its alleged claim of monopolization in the United States and realleging its other claims. By notice of motion dated August 18, 1997, defendants moved for an order dismissing the amended claim. On December 1, 1997, the Court denied the motion and, on December 16, 1997, defendants filed a supplemental answer denying the remaining material allegations of the amended complaint.

         IRI's complaint alleges damages in excess of $350 million, which amount IRI asked to be trebled under antitrust laws. IRI also seeks punitive damages in an unspecified amount.

         In connection with the IRI action, Cognizant, ACNielsen and the Company entered into an Indemnity and Joint Defense Agreement (the "Indemnity and Joint Defense Agreement") pursuant to which they have agreed (i) to certain arrangements allocating potential liabilities ("IRI Liabilities") that may arise out of or in connection with the IRI Action and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for IRI Liabilities up to a maximum amount to be calculated at such time such liabilities, if any, become payable (the "ACN Maximum Amount"), and that the Company and Cognizant will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount that ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims-paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action

         The Dun & Bradstreet
         Corporation
         and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA

NOTE 13 LITIGATION (CONTINUED)

requiring stockholder approval) and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

         Management is unable to predict at this time the final outcome of the IRI Action or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.

NOTE 14 SUPPLEMENTAL FINANCIAL DATA

Other Current Assets:

At December 31,                                            1997            1996
                                                          ------          ------
Deferred taxes                                            $ 20.5          $ 27.3
Prepaid expenses                                           200.3           136.5
Other                                                       12.0            25.0
                                                          ------          ------
                                                          $232.8          $188.8
                                                          ------          ------

Property, Plant and Equipment-Net, carried at cost:

At December 31,                                           1997             1996
                                                         ------           ------
Buildings                                                $203.2           $199.3
Machinery and equipment                                   503.5            499.9
                                                         ------           ------
                                                          706.7            699.2
Less: accumulated depreciation                            427.2            390.7
                                                         ------           ------
                                                          279.5            308.5
Leasehold improvements, less:
         accumulated amortization
         of $54.1 and $49.2                                34.3             35.6
Land                                                       28.9             29.0
                                                         ------           ------
                                                         $342.7           $373.1
                                                         ------           ------

Computer Software and Goodwill:

                                                      Computer
                                                      Software       Goodwill
                                                      -------        -------
January 1, 1996                                       $ 100.7        $ 295.6
Additions at cost                                        84.5             .8
Amortization                                            (37.9)         (16.5)
Other deductions and reclassifications                    3.4        (61.5 )(1)
                                                      -------        -------
December 31, 1996                                       150.7          218.4
Additions at cost                                        76.0             --
Amortization                                            (60.4)          (5.2)
Other deductions and reclassifications                   (6.2)         (18.6)(2)
                                                      -------        -------
December 31, 1997                                     $ 160.1        $ 194.6
                                                      -------        -------

(1)      Sale of ACI in 1996.

(2)      Impact of foreign currency fluctuations.

NOTE 15 REORGANIZATION PLAN

On December 17, 1997, the Company announced a plan to separate into two publicly traded independent companies-The Dun &Bradstreet Corporation and The Reuben H. Donnelley Corporation. The transaction is subject to a ruling from the Internal Revenue Service, with respect to the tax-free treatment of the distribution, and approval from the Board of Directors. The Dun & Bradstreet Corporation will consist of-Dun & Bradstreet, the operating company and Moody's Investors Service. The Reuben H. Donnelley Corporation will consist of-Reuben H. Donnelley, the operating company and the DonTech partnership. The transaction is expected to be completed in the summer of 1998.

NOTE 16 SEGMENT INFORMATION

The Company, operating in 38 countries, delivers information services principally through two business segments referenced below. Risk Management Services (D&B and Moody's) provides commercial credit and business marketing information, receivables management services and debt rating and financial information for investors. Directory Information Services provides sales, marketing and publishing services for yellow pages and other directory products. Intersegment sales are immaterial.

BUSINESS SEGMENTS

Years Ended December 31,                                                    1997            1996            1995
                                                                          --------        --------        --------
Operating Revenues
         Risk Management Services(1)                                      $1,811.0        $1,781.7        $1,734.1
         Directory Information Services                                      343.4           377.5           423.7
         Corporate and Other                                                    --              --              .4
                                                                          --------        --------        --------
Total                                                                     $2,154.4        $2,159.2        $2,158.2
                                                                          --------        --------        --------
Operating Income (Expense)
         Risk Management Services(2)                                      $  452.5        $  327.1        $  449.5
         Directory Information Services(3)                                   144.2           141.1           186.3
         Corporate and Other(4)                                              (48.8)         (270.6)         (237.2)
                                                                          --------        --------        --------
Total                                                                        547.9           197.6           398.6
         Non-Operating Expense-Net                                           (71.3)          (71.2)          (68.0)
                                                                          --------        --------        --------
Income from Continuing Operations before Provision for Income Taxes       $  476.6        $  126.4        $  330.6
                                                                          --------        --------        --------
Depreciation and Amortization(5)
         Risk Management Services                                         $  124.4        $  130.5        $  113.6
         Directory Information Services                                       22.0            16.8            16.6
         Corporate and Other                                                   7.5            10.1            34.3
                                                                          --------        --------        --------
Total                                                                     $  153.9        $  157.4        $  164.5
                                                                          --------        --------        --------
Capital Expenditures
         Risk Management Services                                         $   45.5        $   50.7        $   75.0
         Directory Information Services                                        9.1            16.0            19.3
         Corporate and Other                                                   4.8             7.2            22.5
                                                                          --------        --------        --------
Total                                                                     $   59.4        $   73.9        $  116.8
                                                                          --------        --------        --------
Assets
         Risk Management Services                                         $1,221.0        $1,272.9        $1,491.7
         Directory Information Services                                      399.2           527.9           539.7
         Corporate and Other                                                 531.7           493.4           484.4
         Discontinued Operations                                                --              --         1,207.3
                                                                          --------        --------        --------
Total                                                                     $2,151.9        $2,294.2        $3,723.1
                                                                          --------        --------        --------

(1) Operating Revenues from worldwide Credit Information Services was $976.8 million, $979.6 million and $965.8 million in 1997, 1996 and 1995, respectively.

(2) 1996 Operating Income included a loss on the sale of ACI of $68.2 million, and 1995 included a fourth-quarter non-recurring charge of $45.6 million offset by a gain on the sale of IDC of $90.0 million.

(3) 1997 Operating Income included a gain on the sale of P-East of $9.4 million, 1996 included a loss on the sale of P-West of $28.5 million and 1995 included a fourth-quarter non-recurring charge of $17.7 million.

(4) 1996 Operating Expense included reorganization costs of $161.2 million. 1995 included a fourth-quarter non-recurring charge of $142.9 million, partially offset by a $28.0 million gain on the sale of warrants received in connection with the sale of Donnelley Marketing.

(5) Includes depreciation and amortization of Property, Plant and Equipment, Computer Software, Goodwill and Other Intangibles.

         The Dun & Bradstreet
         Corporation
         and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

TABULAR DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA

NOTE 16 SEGMENT INFORMATION (CONTINUED)

GEOGRAPHIC SEGMENTS

Years Ended December 31,                                                    1997            1996            1995
                                                                          --------        --------        --------
OPERATING REVENUES
         United States                                                    $1,583.9        $1,564.0        $1,582.6
         Europe                                                              467.6           481.6           465.5
         Other Non-U.S                                                       102.9           113.6           110.1
                                                                          --------        --------        --------
Total                                                                     $2,154.4        $2,159.2        $2,158.2
                                                                          --------        --------        --------
OPERATING INCOME (LOSS)
         United States(1)                                                 $  540.6        $  182.2        $  406.4
         Europe(2)                                                             8.8            12.9             3.5
         Other Non-U.S.(3)                                                    (1.5)            2.5           (11.3)
                                                                          --------        --------        --------
Total                                                                        547.9           197.6           398.6
                                                                          --------        --------        --------
         Non-Operating Expense-Net                                           (71.3)          (71.2)          (68.0)
Income from Continuing Operations before Provision for Income Taxes       $  476.6        $  126.4        $  330.6

ASSETS
         United States                                                    $1,466.6        $1,511.2        $1,691.4
         Europe                                                              583.6           660.0           774.1
         Other Non-U.S                                                       101.7           123.0            50.3
         Discontinued Operations                                                --              --         1,207.3
                                                                          --------        --------        --------
Total                                                                     $2,151.9        $2,294.2        $3,723.1
                                                                          --------        --------        --------

(1) 1997 Operating Income included a gain on the sale of P-East of $9.4 million. 1996 included losses on the sales of ACI and P-West of $68.2 million and $28.5 million, respectively, and reorganization costs of $161.2 million. 1995 included a fourth-quarter non-recurring charge of $184.7 million partially offset by gains on the sale of IDC of $90.0 million and the sale of warrants received in connection with the sale of Donnelley Marketing of $28.0 million.

(2) 1995 Operating Income included a fourth-quarter non-recurring charge of $8.4 million.

(3) 1995 Operating Loss included a fourth-quarter non-recurring charge of $13.1 million.

The Directory Information Services segment includes the results of Donnelley and DonTech (a partnership between Donnelley and Ameritech advertising services).

         During July 1997, Donnelley signed a series of agreements with Ameritech advertising services changing the structure of the existing partnership by appointing DonTech the exclusive sales agent in perpetuity for yellow page directories published by Ameritech in Illinois and Northwest Indiana. Under the new sales agency agreement, DonTech performs the advertising sales function for the directories and earns a commission, while Ameritech serves as the directories' publisher. As a result of the transfer of publishing services to Ameritech, Donnelley receives a revenue participation interest from Ameritech.

         The Company's share of partnership earnings, which is included in operating revenues, was $61.3 million, $122.4 million and $127.7 million in 1997, 1996 and 1995, respectively. At December 31, 1997, DonTech's assets and liabilities were as follows: current assets $303.2 million, other assets $4.9 million and current liabilities $40.0 million. At December 31, 1996, DonTech's assets and liabilities were as follows: current assets $414.3 million, other assets $6.6 million and current liabilities $24.7 million. DonTech's gross revenues totaled $356.8 million, $468.5 million and $472.8 million for 1997, 1996 and 1995, respectively. Pre-tax income was $128.9 million, $226.7 million and $232.2 million for 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the Company's investment in DonTech was $152.1 million and $215.3 million, respectively.

NOTE 17 QUARTERLY FINANCIAL DATA (UNAUDITED)

THREE MONTHS ENDED                                                   MARCH 31      JUNE 30   SEPTEMBER 30 DECEMBER 31     YEAR
                                                                     ---------    ---------    ---------   ---------    ---------
1997 (1) (2)
Operating Revenues                                                   $   455.4    $   505.0    $   551.2   $   642.8    $ 2,154.4
                                                                     ---------    ---------    ---------   ---------    ---------
Operating Income (3)                                                 $    75.6    $    98.9    $   144.6   $   228.8    $   547.9
                                                                     ---------    ---------    ---------   ---------    ---------
Income before Cumulative Effect of Accounting Changes                $    34.9    $    54.0    $    85.2   $   136.9    $   311.0
Cumulative Effect of Accounting Changes, Net of Income Tax Benefit      (150.6)          --           --          --       (150.6)
                                                                     ---------    ---------    ---------   ---------    ---------
Net Income (Loss)                                                    $  (115.7)   $    54.0    $    85.2   $   136.9    $   160.4
                                                                     ---------    ---------    ---------   ---------    ---------
Basic Earnings (Loss) Per Share of Common Stock:
         Before Cumulative Effect of Accounting Changes              $     .20    $     .32    $     .50   $     .80    $    1.82
         Cumulative Effect of Accounting Changes                          (.88)          --           --          --         (.88)
                                                                     ---------    ---------    ---------   ---------    ---------
Basic Earnings (Loss) Per Share of Common Stock                      $    (.68)   $     .32    $     .50   $     .80    $     .94
                                                                     ---------    ---------    ---------   ---------    ---------
Diluted Earnings (Loss) Per Share of Common Stock (4):
         Before Cumulative Effect of Accounting Changes              $     .20    $     .31    $     .49   $     .79    $    1.80
         Cumulative Effect of Accounting Changes                          (.87)          --           --          --         (.87)
                                                                     ---------    ---------    ---------   ---------    ---------
Diluted Earnings (Loss) Per Share of Common Stock                    $    (.67)   $     .31    $     .49   $     .79    $     .93
                                                                     ---------    ---------    ---------   ---------    ---------

1996(2)(5)
Operating Revenues                                                   $   450.4    $   505.1    $   509.8   $   693.9    $ 2,159.2
                                                                     ---------    ---------    ---------   ---------    ---------
Operating Income (Loss) (6)                                          $    52.3    $   (14.2)   $    76.0   $    83.5    $   197.6
                                                                     ---------    ---------    ---------   ---------    ---------
Income (Loss):
         Continuing Operations, Net of Income Taxes                  $    21.9    $   (43.9)   $    24.3   $   (29.6)   $   (27.3)
         Discontinued Operations, Net of Income Taxes                     42.3           .3         26.6       (86.3)       (17.1)
                                                                     ---------    ---------    ---------   ---------    ---------
Net Income (Loss)                                                    $    64.2    $   (43.6)   $    50.9   $  (115.9)   $   (44.4)
                                                                     ---------    ---------    ---------   ---------    ---------
Basic Earnings (Loss) Per Share of Common Stock:
         Continuing Operations                                       $     .13    $    (.26)   $     .14   $    (.17)   $    (.16)
         Discontinued Operations                                           .25           --          .16        (.51)        (.10)
                                                                     ---------    ---------    ---------   ---------    ---------
Basic Earnings (Loss) Per Share of Common Stock                      $     .38    $    (.26)   $     .30   $    (.68)   $    (.26)
                                                                     ---------    ---------    ---------   ---------    ---------
Diluted Earnings (Loss) Per Share of Common Stock:
         Continuing Operations                                       $     .13    $    (.26)   $     .14   $    (.17)   $    (.16)
         Discontinued Operations                                           .25           --          .16        (.51)        (.10)
                                                                     ---------    ---------    ---------   ---------    ---------
Diluted Earnings (Loss) Per Share of Common Stock                    $     .38    $    (.26)   $     .30   $    (.68)   $    (.26)
                                                                     ---------    ---------    ---------   ---------    ---------

(1) In 1997, the Company changed its revenue recognition methods as discussed in Note 1. This resulted in a one-time non-cash cumulative effect charge of $150.6 million, after tax, effective January 1, 1997. As a result of this accounting change, results for the first three quarters of 1997 have been restated as follows: revenue decreased by $3.6 million, increased by $6.8 million and decreased by $2.7 million; Operating Income decreased by $4.7 million, increased by $5.8 million and decreased by $3.8 million; Net Income (Loss) decreased by $153.6 million, increased by $3.8 million and decreased by $2.5 million, respectively.

(2) In connection with the Company's adoption of SFAS No. 128, all prior-period earnings per share data were restated to reflect basic and diluted earnings per share.

(3) Operating Income included a $9.4 million gain on the sale of P-East in the quarter ended December 31, 1997.

(4) The number of weighted average shares outstanding changes as common shares are issued for employee plans and other purposes or as shares are repurchased. For this reason, the sum of quarterly earnings per common share may not be the same as earnings per common share for the year.

(5) In the fourth quarter of 1996, the Company changed its revenue recognition methods in connection with its Directory Information Services segment, effective January 1, 1996. The Company changed to the predominant industry practice of recognizing revenue and related expenses at the time the yellow page directories are published. Previously, revenue and related expenses were reported ratably during the year consistent with historic publishing patterns. This accounting change had no impact on the full-year results. As a result of this accounting change, results for the first three quarters of 1996 were restated.

(6) Operating Income (Loss) included reorganization costs of $1.4 million, $7.6 million, $18.9 million and $133.3 million incurred in the quarters ended March 31, June 30, September 30 and December 31, 1996, respectively; loss on the sale of ACI of $63.8 million and $4.4 million for quarters ended June 30 and September 30, 1996, respectively; and loss on the sale of P-West of $25.0 million and $3.5 million in the quarters ended June 30 and September 30, 1996, respectively.

         The Dun & Bradstreet
         Corporation
         and Subsidiaries

FIVE-YEAR
         SELECTED FINANCIAL DATA

TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA                               1997      1996        1995       1994       1993
                                                                              ---------  ---------  ---------  ---------  ---------
Results of        Operating Revenues                                          $ 2,154.4  $ 2,159.2  $ 2,158.2  $ 2,124.9  $ 2,127.0
Operations        Costs and Expenses(1)                                         1,606.5    1,961.6    1,759.6    1,530.0    1,794.2
                                                                              ---------  ---------  ---------  ---------  ---------
                  Operating Income                                                547.9      197.6      398.6      594.9      332.8
                  Non-Operating (Expense) Income-Net                              (71.3)     (71.2)     (68.0)     (35.0)       1.8
                                                                              ---------  ---------  ---------  ---------  ---------
                  Income from Continuing Operations before Provision
                           for Income Taxes                                       476.6      126.4      330.6      559.9      334.6
                  Provision for Income Taxes                                      165.6      153.7      113.1      191.3      122.7
                                                                              ---------  ---------  ---------  ---------  ---------
                  Income (Loss) from:
                           Continuing Operations                                  311.0      (27.3)     217.5      368.6      211.9
                           Discontinued Operations, Net of Income Taxes(2)           --      (17.1)     103.3      260.9       72.6
                  Income (Loss) before Cumulative Effect of
                           Accounting Changes                                     311.0      (44.4)     320.8      629.5      284.5
                  Cumulative Effect of Accounting Changes-
                           Net of Income Tax Benefit(3)                          (150.6)        --         --         --     (246.4)
                                                                              ---------  ---------  ---------  ---------  ---------
                  Net Income (Loss)                                           $   160.4  $   (44.4) $   320.8  $   629.5  $    38.1
                                                                              ---------  ---------  ---------  ---------  ---------
Basic Earnings    Continuing Operations                                       $    1.82  $    (.16) $    1.28  $    2.17  $    1.20
(Loss) Per Share  Discontinued Operations                                            --       (.10)       .61       1.53        .41
of Common Stock                                                               ---------  ---------  ---------  ---------  ---------
                  Before Cumulative Effect of Accounting Changes                   1.82       (.26)      1.89       3.70       1.61
                  Cumulative Effect of Accounting Changes(3)                       (.88)        --         --         --      (1.38)
                                                                              ---------  ---------  ---------  ---------  ---------
                  Basic Earnings (Loss) Per Share of Common Stock             $     .94  $    (.26) $    1.89  $    3.70  $     .23
                                                                              ---------  ---------  ---------  ---------  ---------
Diluted Earnings  Continuing Operations                                       $    1.80  $    (.16) $    1.27  $    2.15  $    1.18
(Loss) Per Share  Discontinued Operations                                            --       (.10)       .60       1.52        .41
of Common Stock                                                               ---------  ---------  ---------  ---------  ---------
                  Before Cumulative Effect of Accounting Changes                   1.80       (.26)      1.87       3.67       1.59
                  Cumulative Effect of Accounting Changes(3)                       (.87)        --         --         --      (1.37)
                                                                              ---------  ---------  ---------  ---------  ---------
                  Diluted Earnings (Loss) Per Share of Common Stock           $     .93  $    (.26) $    1.87  $    3.67  $     .22
                                                                              ---------  ---------  ---------  ---------  ---------
Other Data        Dividends Per Share                                         $     .88  $    1.82  $    2.63  $    2.56  $    2.40
                                                                              ---------  ---------  ---------  ---------  ---------
                  Dividends Paid                                              $   150.6  $   310.8  $   446.1  $   435.2  $   423.0
                                                                              ---------  ---------  ---------  ---------  ---------
                  Weighted Average Number of Shares Outstanding-Basic             170.8      170.0      169.5      169.9      177.2
                                                                              ---------  ---------  ---------  ---------  ---------
                  Weighted Average Number of Shares Outstanding-Diluted           172.6      171.6      171.6      171.7      179.1
                                                                              ---------  ---------  ---------  ---------  ---------
Balance Sheet     Total Assets(4)                                             $ 2,151.9  $ 2,294.2  $ 3,723.1  $ 3,849.2  $ 3,651.2
                                                                              ---------  ---------  ---------  ---------  ---------
                  Shareholders' Equity                                        $  (490.2) $  (431.7) $ 1,182.5  $ 1,318.6  $ 1,111.3
                                                                              ---------  ---------  ---------  ---------  ---------

(1) 1997 included a gain of $9.4 million on the sale of P-East. 1996 included one-time charges of $161.2 million for reorganization costs and losses on sales of $68.2 million and $28.5 million for ACI and P-West, respectively. 1995 included a fourth-quarter non-recurring charge of $206.2 million partially offset by gains of $90.0 million and $28.0 million for the sale of IDC and warrants received in connection with the sale of Donnelley Marketing, respectively. 1994 included restructuring expense and a non-recurring charge of $67.9 million offset by gains on the sale of Thomson Directories Ltd. and DunsNet of $33.2 million and $36.0 million, respectively. 1993 included restructuring expense of $173.8 million partially offset by gains of $13.6 million for the redemption of preferred shares received from the 1991 sale of Donnelley Marketing, $9.5 million on the sale of Donnelley Marketing and $8.9 million for the redemption of notes related to the 1992 sale of Datastream International.

(2) Income taxes on Discontinued Operations were $93.5 million, $9.7 million, $58.4 million and $36.7 million in 1996, 1995, 1994 and 1993, respectively.

(3)      1997 included the impact of a change in revenue recognition (see Note
         1). 1993 included the impact of $130.9 million or $.73 per share (basic and diluted) for the adoption of SFAS No. 112 and $115.5 million or $.65 per share basic and $.64 per share diluted for the adoption of SFAS No. 106.

(4) Included Net Assets of Discontinued Operations of $1,207.3 million, $1,342.3 million and $1,186.4 million in 1995, 1994 and 1993, respectively.